                                                                     Exhibit T3D

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT PLAN OF REORGANIZATION PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, GALAXY TELECOM, L.P., AND/OR GALAXY TELECOM CAPITAL CORP. EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (I) APPROVING (A) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (B) THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(B) OF THE BANKRUPTCY CODE AND (II) CONFIRMING THE JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN.

                              DISCLOSURE STATEMENT

                            DATED SEPTEMBER 17, 2001

              PREPETITION SOLICITATION OF VOTES WITH RESPECT TO THE
                  JOINT PREPACKAGED PLAN OF REORGANIZATION OF

                            GALAXY TELECOM, L.P., AND
                          GALAXY TELECOM CAPITAL CORP.

                               FROM THE HOLDERS OF

            IMPAIRED CLAIMS AND INTERESTS IN CERTAIN IMPAIRED CLASSES

________________________________________________________________________________

                     THE VOTING DEADLINE TO ACCEPT OR REJECT
       THE PLAN OF REORGANIZATION IS 5:00 P.M., ST. LOUIS, MISSOURI, TIME,
                     ON OCTOBER 19, 2001, UNLESS EXTENDED.
________________________________________________________________________________


     IN ANY STATE OR OTHER JURISDICTION (DOMESTIC OR FOREIGN) IN WHICH ANY SECURITIES THAT MAY BE DEEMED TO BE OFFERED HEREBY ARE REQUIRED TO BE QUALIFIED FOR OFFERING IN SUCH JURISDICTION, NO OFFER IS HEREBY BEING MADE TO, AND THE RECEIPT OF BALLOTS WILL NOT BE ACCEPTED FROM, RESIDENTS OF SUCH JURISDICTION UNLESS AND UNTIL SUCH REQUIREMENTS, IN THE SOLE AND FINAL DETERMINATION OF THE COMPANIES, HAVE BEEN FULLY SATISFIED. UNTIL SUCH TIME, ANY BALLOT SUBMITTED WITH RESPECT TO ANY SUCH CREDITOR WILL BE DEEMED NULL AND VOID AND WILL NOT CONSTITUTE A REJECTION OR ACCEPTANCE FOR PURPOSES OF DETERMINING WHETHER REQUISITE VOTES FOR ACCEPTANCE OF THE PLAN HAVE BEEN RECEIVED.

                                    GLOSSARY

     As used in this Disclosure Statement, the following are the meanings for the terms set forth below:

"Administrative Expense"..... means (a) any cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) allowed under Section 503(b) of the Bankruptcy Code and (b) any fees or charges assessed against the Companies' estates under title 28, United States Code, Section 1930.

"Affiliate".................. means "affiliate" as defined in Section 101 of the
                              Bankruptcy Code.

"Allowed".................... means with respect to Claims and Equity Interests,
                              (a) any Claim against, or Equity Interest in, the Companies, proof of which is timely filed or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as liquidated in amount and not disputed or contingent or (c) any Claim or Equity Interest allowed pursuant to the Plan and, in each such case in (a) and (b) above, as to which either
                              (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Equity Interest shall have been allowed by a Final Order (but only to the extent so allowed).

"Ballots".................... means the forms to be distributed to vote on the
                              Plan, included herewith.

"Bank Claims"................ means any and all Claims in respect of all or any portion of the Prepetition Bank Loans.

"Bankruptcy Code"............ means title 11 of the United States Code, as amended from time to time.

"Bankruptcy Court"........... means the United States Bankruptcy Court for the
                              Eastern District of Missouri, or any other court having jurisdiction over the Chapter 11 Cases.

"Bankruptcy Rules"........... means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under Section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, as applicable from time to time during the Chapter 11 Cases.

"Bondholder Committee"....... means the unofficial committee comprised of certain of the Prepetition Subordinated
                              Noteholders, each of which executed that certain Forbearance, Lock-Up and Voting Agreement dated as of September 13, 2001, setting forth certain terms under which the Restructuring would be supported.

"Cash"....................... means currency, a certified check, a cashier's check, or a wire transfer of good funds from any source, or a check drawn on a domestic bank from the Companies, Reorganized Galaxy, or other Entity making any distribution under the Plan.

"Cause of Action"............ means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

"Chapter 11 Cases"........... means the cases under chapter 11 of the Bankruptcy
                              Code concerning Galaxy to be commenced on the Filing Date, as jointly administered with the case under chapter 11 of the Bankruptcy Code concerning Galaxy Capital also to be commenced on the Filing Date.

"Claim"...................... means any right to (a) payment from the Companies, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Companies, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

"Class"...................... means a class of Claims or Equity Interests designated pursuant to the Plan.

"Commission"................. means the Securities and Exchange Commission.

"Companies".................. means, unless the context otherwise requires,
                              Galaxy and Galaxy Capital.

"Confirmation Date".......... means the date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

"Confirmation Hearing"....... means the hearing before the Bankruptcy Court regarding the confirmation of the Plan pursuant to
                              Section 1129 of the Bankruptcy Code.

"Confirmation Order"......... means the order of the Bankruptcy Court confirming the Plan.

"Creditors' Committee"....... means any official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to Section 1102(a) of the Bankruptcy Code, as the same may be constituted from time to time.

"Disclosure Statement"....... means this Disclosure Statement, including the
                              Exhibits, Schedules and Appendices attached thereto.

"Disputed"................... means with respect to Claims or Equity Interests, any Claim or Equity Interest that is not Allowed.

"Distribution Record Date"... means the date or dates fixed by the Bankruptcy
                              Court for determining the Prepetition Noteholders and Prepetition Equity Interest Holders, respectively, who are entitled to receive distributions under the Plan, or if the Bankruptcy Court does not fix such date or dates, the Record Date.

"EBITDA"..................... means earnings before interest, taxes, depreciation and amortization.

"Effective Date"............. means the date which is eleven (11) days after the
                              Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such earlier date after the Confirmation Date as agreed to in writing among the Companies, the Bondholder Committee and the Prepetition Bank Agent so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied, or waived, in accordance with the terms of the Plan, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

"Entity"..................... means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy
                              Code), agency or political subdivision thereof.

"Equity Interests"........... means the equity interests in the Companies, including, but not limited to, limited and general partnership units in Galaxy, shares of stock in Galaxy Capital, and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating the Companies to issue, transfer or sell any equity interest in any or all of the Companies.

"Exchange Act"............... means the Securities Exchange Act of 1934, as amended.

"Filing Date"................ means the date on which the Companies file their voluntary petitions for relief commencing the Chapter 11 Cases and file the Plan with the Bankruptcy Court.

"Final Decree"............... means a final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

"Final Order"................ means an order, ruling or judgment that: (i) is in full force and effect; (ii) is not stayed; and
                              (iii) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari.

"GAAP"....................... means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable statute and authority within the U.S. accounting profession), which are applicable to the circumstances.

"Galaxy"..................... means Galaxy Telecom, L.P., a Delaware limited partnership.

"Galaxy Capital"............. means Galaxy Telecom Capital Corp., a Delaware corporation.

"Galaxy GP".................. means Galaxy Telecom, Inc., a Delaware corporation and managing general partner of Galaxy as of the date hereof.

"Galaxy Investments"......... means Galaxy Telecom Investments, LLC, a Delaware limited liability company.

"Galaxy Management".......... means Galaxy Systems Management, Inc., a Delaware corporation.

"General Unsecured Claim".... means any Claim against the Companies (other than the Bank Claims, a Miscellaneous Secured Claim, a Note Claim, a Priority Claim, a Priority Tax Claim, or an Administrative Expense).

"Holder"..................... means any Entity that holds a Claim or Equity
                              Interest. Where the identity of the Holder of a Claim or Equity Interest is set forth on a register or other record maintained by or at the direction of the Companies, the Holder of such Claim or Equity Interest shall be deemed to be the Holder as identified on such register or record unless the Companies are otherwise notified in a writing authorized by such Holder.

"Impaired"................... means any Class of Claims or Equity Interests that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

"Impaired Classes"........... means Class 2 (Bank Claims), Class 3 (Note Claims)
                              and Class 6 (Prepetition Equity Interests).

"Information Agent".......... has the meaning assigned in Section 1.2 of this
                              Disclosure Statement.

"Instrument"................. means any share of stock security, promissory note or other "Instrument" within the meaning of that term, as defined in Section 9-105(1)(i) of the UCC.

"Management Agreement"....... means the management agreement between Galaxy and
                              Galaxy Management dated December 23, 1994.

"Market Rate"................ means the rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen days prior to the Effective Date.

"Master Ballots"............. means ballots to be voted on behalf of beneficial owners of Prepetition Subordinated Notes with respect to the Plan by such beneficial owners' broker or other record holder of such notes.

"Miscellaneous Secured Claim" means any Claim, other than the Bank Claims or an
                              Administrative Expense, that is a secured claim within the meaning of, and to the extent provided in, Section 506 of the Bankruptcy Code.

"New Bank Loans"............. means the loans to be made by the lenders from time to time party to the New Bank Term Loan
                              Agreement pursuant to the terms of such agreement.

"New Bank Term Loan
Agreement"................... means the Term Loan Agreement to be entered into dated as of the Effective Date between Reorganized Galaxy, Fleet National Bank, as agent, and the financial institutions party thereto, substantially in the form to be included in the Plan Supplement, together with all related documents provided for therein or contemplated thereby (including promissory notes evidencing the indebtedness, documents granting and perfecting a first priority lien on substantially all of the assets of Reorganized Galaxy and documentation as to the relationship between the New Bank Loans and the New Subordinated Notes).

"New Indenture".............. means the Indenture dated as of the Effective Date between Reorganized Galaxy and the indenture trustee party thereto, pursuant to which Reorganized Galaxy shall issue the New Subordinated Notes, substantially in the form included in the Plan Supplement.

"New Stock".................. means the shares of common stock of Reorganized
                              Galaxy to be issued by Reorganized Galaxy on or prior to the Effective Date pursuant to the Plan.

"New Subordinated Notes"..... means the 12% Notes due October 2004, $40 million in aggregate original principal amount, issued under the New Indenture by Reorganized Galaxy. The New Subordinated Notes shall be in substantially the form to be included in the Plan Supplement.

"Note Claims"................ means any and all Claims in respect of all or any portion of the Prepetition Notes.

"NYSE"....................... means the New York Stock Exchange, Inc.

"Plan"....................... means the plan of reorganization of the Companies under chapter 11 of the Bankruptcy Code
                              substantially in the form described in this Disclosure Statement and attached hereto as Exhibit A.

"Plan Documents"............. means the Warrant Agreement, Reorganized Galaxy
                              By-Laws, Reorganized Galaxy Certificate of
                              Incorporation, New Indenture and New Bank Term Loan Agreement.

"Plan Supplement"............ means the document to be filed with the Bankruptcy
                              Court not later than five (5) days prior to the Confirmation Hearing, which document shall contain the Plan Documents

"Prepetition AT&T
Note Claims"................. means any and all Claims in respect of all or any portion of the Prepetition AT&T Notes.

"Prepetition AT&T
Noteholders"................. means the Holders of the Prepetition AT&T Notes.

"Prepetition AT&T Notes"..... means those certain promissory notes purportedly issued by Galaxy to AT&T, which notes are further described in Section 3.6.3 of this Disclosure Statement.

"Prepetition Bank Agent"..... means Fleet National Bank, a national banking association, as agent for itself and other secured lenders to the Companies pursuant to the Prepetition Bank Loan Agreements.

"Prepetition Bank Lenders"... means the Holders of the Prepetition Bank Loans.

"Prepetition Bank Loan
Agreements".................. means that certain Amended and Restated Loan
                              Agreement dated September 28, 1995, as amended, by and among Galaxy, Galaxy Capital and the lenders party thereto, together with that certain Term Loan Agreement dated March 31, 2000, as amended, by and among Galaxy, Galaxy Capital and the lenders party thereto.

"Prepetition Bank Loans"..... means the obligations of Galaxy and Galaxy Capital pursuant to the Prepetition Bank Loan Agreements including the outstanding principal, accrued and unpaid interest, and other outstanding obligations thereunder (including, without limitation, any and all interest, costs, attorneys' fees, and other expenses owed by the Companies or for which the Companies may be liable in connection therewith).

"Prepetition Equity Interest
Holders"..................... means the Holders of Prepetition Equity Interests.

"Prepetition Equity
Interests"................... means the general and limited partnership units in
                              Galaxy as of the date hereof.

"Prepetition Indenture"...... means the Indenture, dated September 28, 1995, as amended, between Galaxy and Galaxy Capital, as borrowers, and the Bank of New York, as Indenture Trustee, pursuant to which the Prepetition Subordinated Notes were issued.

"Prepetition Indenture
Trustee"..................... means the Bank of New York, as trustee under the
                              Prepetition Indenture, or its duly appointed successor (if any).

"Prepetition Noteholders".... means the Holders of the Prepetition Subordinated
                              Notes and the Prepetition AT&T Notes.

"Prepetition Notes".......... means the Prepetition Subordinated Notes and the
                              Prepetition AT&T Notes.

"Prepetition Subordinated
Note Claims"................. means any and all Claims in respect of all or any portion of the Prepetition Subordinated Notes.

"Prepetition Subordinated
Noteholders"................. means the Holders of the Prepetition Subordinated
                              Notes.

"Prepetition Subordinated
Notes"....................... means the 12 3/8% Notes due October, 2005 issued pursuant to the Prepetition Indenture.

"Priority Claim"............. means any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under Section 507(a) of the Bankruptcy Code.

"Priority Tax Claim"......... means any Claim which is entitled to priority of payment under Section 507(a)(8) of the Bankruptcy Code.

"Record Date"................ means September, 14, 2001.

"Related Documents".......... means the Plan, this Disclosure Statement, and all documents necessary to consummate the transactions contemplated by the Plan.

"Reorganized Galaxy"......... means the new Delaware corporation created by the
                              Plan on the Effective Date which shall hold all of Galaxy's assets.

"Reorganized Galaxy
By-Laws"..................... means the by-laws of Reorganized Galaxy substantially in the form included in the Plan Supplement.

"Reorganized Galaxy
Certificate of Incorporation" means the certificate of incorporation of
                              Reorganized Galaxy in substantially the form included in the Plan Supplement.

"Restructuring".............. means the financial restructuring of the Companies pursuant to the Plan.

"Schedules".................. means the schedule of assets and liabilities filed by the Companies with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

"Securities Act"............. means the Securities Act of 1933, as amended.

"Solicitation"............... means the solicitation of acceptances of the Plan.

"Tax Code"................... means the Internal Revenue Code of 1986, as amended.

"Tax Regulations"............ means the United States Department of Treasury
                              Regulations promulgated under the Tax Code.

"UCC"........................ means the Uniform Commercial Code, from time to time in effect in the State of Missouri.

"Unimpaired"................. means any Class of Claims or Equity Interests that is not Impaired.

"Voting Deadline"............ means, with respect to the solicitation of acceptances of the Plan, 5:00 p.m., St. Louis, Missouri, time, on October 19, 2001, unless the Companies, with the prior written consent of the Bondholder Committee and the Prepetition Bank Agent, extend the solicitation period, in which case the term "Voting Deadline" for the solicitation period shall mean the last time and date to which the solicitation period is extended.

"Warrant Agreement".......... means the Warrant Agreement pursuant to which the
                              Warrants will be issued, in substantially the form included in the Plan Supplement.

"Warrant Shares"............. means shares of New Stock issued to holders of
                              Warrants upon exercise of their Warrants.

"Warrants"................... means Warrants representing the right to purchase, in the aggregate, up to 5% of the New Stock in Reorganized Galaxy, to be issued by Reorganized Galaxy on the Effective Date pursuant to the Warrant Agreement. Each Warrant represents the right to purchase one share of the New Stock.

                               TABLE OF CONTENTS

ARTICLE I INTRODUCTION                                                                     1
     Section 1.1. GENERAL                                                                  1
     Section 1.2. VOTING PROCEDURES                                                        6
     Section 1.3. CONFIRMATION HEARING                                                     7

ARTICLE II OVERVIEW OF THE PLAN                                                            7
     Section 2.1. SUMMARY OF CLASSIFICATION AND TREATMENT OF
                  CLAIMS AND EQUITY INTERESTS                                             10
     Section 2.2. SECURITIES TO BE ISSUED AND TRANSFERRED UNDER
                  THE PLAN                                                                13
                  2.2.1  The New Bank Loans                                               13
                  2.2.2  The New Subordinated Notes                                       14
                  2.2.3  The New Stock                                                    15
                         (i) Distributions                                                15
                         (ii) Voting                                                      15
                  2.2.4  The Warrants                                                     15
                  2.2.5  Market and Trading Information                                   17
     Section 2.3. BOARD OF DIRECTORS OF REORGANIZED GALAXY                                17

ARTICLE III BUSINESS AND PROPERTIES OF THE COMPANIES                                      17
     Section 3.1. GENERAL                                                                 17
                  3.1.1  Franchises and Subscribers                                       18
                  3.1.2  Marketing, Rates and Collections                                 19
                  3.1.3  Programming                                                      20
                  3.1.4  Technology and Engineering                                       21
                  3.1.5  Service, Installation and Repair                                 22
                  3.1.6  Community Relations                                              23
                  3.1.7  Competition                                                      23
                  3.1.8  Employees                                                        26
     Section 3.2. ACQUISITIONS, DISPOSITIONS AND TRADES                                   26
     Section 3.3. REAL PROPERTY                                                           27
     Section 3.4. MANAGEMENT                                                              27
                  3.4.1  Current Management                                               27
                  3.4.2  Current Officers and Directors                                   27
                  3.4.3  Reorganized Galaxy Management                                    29
                  3.4.4  Reorganized Galaxy Officers and Directors                        29
     Section 3.5. LEGAL PROCEEDINGS                                                       29
     Section 3.6. DESCRIPTION OF INDEBTEDNESS OF THE COMPANIES                            30
                  3.6.1  Prepetition Bank Loan Agreements and Prepetition Bank Loans      30
                  3.6.2  Prepetition Subordinated Notes                                   32
                  3.6.3  Prepetition AT&T Notes                                           33
     Section 3.7. SUMMARY HISTORICAL CONSOLIDATED FINANCIAL
                  INFORMATION                                                             33
                  3.7.1  Overview                                                         33
                  3.7.2  2001 Compared to 2000                                            34
                  3.7.3  2000 Compared to 1999                                            35

                  3.7.4  Liquidity and Capital Resources                                  36
                  3.7.5  Capital Expenditures                                             36
                  3.7.6  Inflation                                                        36
                  3.7.7  Indebtedness and Ability to Restructure Debt                     37
                  3.7.8  Summary                                                          37
     Section 3.8. LEGISLATION AND REGULATION                                              37
     Section 3.9. EVENTS LEADING TO CHAPTER 11 FILINGS                                    37
     Section 3.10.FINANCIAL PROJECTIONS UPON RESTRUCTURING                                38

ARTICLE IV THE ANTICIPATED CHAPTER 11 CASES                                               39
     Section 4.1. MOTIONS TO BE FILED                                                     40
                  4.1.1  Applications to Retain Professionals                             40
                  4.1.2  Motion to Approve Sales                                          40
                  4.1.3  Motion to Provide Limited Notice to Unimpaired Creditors         40
                  4.1.4  Motion to Continue Using Prepetition Bank Accounts,
                         Payroll Accounts and Business Forms                              41
                  4.1.5  Motion for Authority to Pay Prepetition Employee Wages
                         and Associated Benefits, Commissions and Expenses                41
                  4.1.6  Motion for Authority to Maintain Workers' Compensation
                         Insurance Policies and to Pay Prepetition Workers'
                         Compensation Claims                                              41
                  4.1.7  Prepetition Bank Lenders' Adequate Protection and
                         Cash Collateral Motion                                           41
                  4.1.8  Motion to Pay Unimpaired Creditors                               42
                  4.1.9  Motion Restraining and Enjoining Utilities from
                         Discontinuing Service                                            42
                  4.1.10 Disclosure Statement/Confirmation Hearings                       42
     Section 4.2. TIMETABLE FOR THE CHAPTER 11 CASES                                      42

ARTICLE V THE PLAN OF REORGANIZATION                                                      43
     Section 5.1. BRIEF EXPLANATION OF CHAPTER 11                                         43
     Section 5.2. GENERAL INFORMATION CONCERNING TREATMENT OF
                  CLAIMS AND EQUITY INTERESTS                                             44
     Section 5.3. CLASSIFICATION AND TREATMENT OF CLAIMS AND
                  EQUITY INTERESTS                                                        45
                  5.3.1  Unclassified Claims                                              47
                         (i) Administrative Expenses                                      47
                         (ii) Priority Tax Claims                                         48
                  5.3.2  Classified Claims and Equity Interests                           49
                         (i) Class 1 Priority Claims                                      49
                         (ii) Class 2 Bank Claims                                         49
                         (iii) Class 3 Note Claims                                        50
                         (iv) Class 4 Miscellaneous Secured Claims                        50
                         (v) Class 5 General Unsecured Claims                             51
                         (vi) Class 6 Prepetition Equity Interests                        51
     Section 5.4. SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS                              51
     Section 5.5. COMMITTEES                                                              52
     Section 5.6. EXECUTORY CONTRACTS AND UNEXPIRED LEASES                                52
                  5.6.1  Generally                                                        52
                  5.6.2  Assumption and Rejection                                         52
                  5.6.3  Bar Date for Rejection Damages                                   53
     Section 5.7. IMPLEMENTATION OF THIS PLAN                                             53
                  5.7.1  Reorganized Galaxy                                               53

                  5.7.2  Vesting of Property                                                                 53
                  5.7.3  Transactions on Business Days                                                       54
                  5.7.4  Reorganized Galaxy Certificate of Incorporation; Reorganized Galaxy By-Laws         54
                  5.7.5  Implementation                                                                      54
                  5.7.6  Issuance of New Securities                                                          54
                  5.7.7  Cancellation of Prepetition Securities and Agreements                               54
                  5.7.8  Board of Directors of Reorganized Galaxy                                            55
                  5.7.9  Employee Benefit Plans                                                              55
                  5.7.10 Survival of Indemnification Obligations                                             55
                  5.7.11 Listing of New Common Stock; Registration of Securities                             55
                  5.7.12 Retention and Enforcement of Causes of Action                                       55
                  5.7.13 Exemption from Certain Transfer Taxes                                               56
     Section 5.8. PROVISIONS COVERING DISTRIBUTIONS                                                          56
                  5.8.1  Timing of Distributions Under the Plan                                              56
                  5.8.2  Allocation of Consideration                                                         56
                  5.8.3  Cash Payments                                                                       56
                  5.8.4  Payment of Statutory Fees                                                           57
                  5.8.5  No Interest                                                                         57
                  5.8.6  Fractional Securities                                                               57
                  5.8.7  Withholding of Taxes                                                                57
                  5.8.8  Distribution Record Date                                                            57
                  5.8.9  Persons Deemed Holders of Registered Securities                                     58
                  5.8.10 Surrender of Prepetition Securities                                                 58
                  5.8.11 Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments             58
                  5.8.12 Undeliverable or Unclaimed Distributions                                            59
     Section 5.9. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND
                  EQUITY INTERESTS                                                                           59
                  5.9.1  Objections to Claims or Equity Interests                                            59
                  5.9.2  Procedure                                                                           60
                  5.9.3  Payments and Distributions With Respect to Disputed Claims or Equity Interests      60
                  5.9.4  Timing of Payments and Distributions With Respect to Disputed Claims or
                         Equity Interests                                                                    60
                  5.9.5  Individual Holder Proofs of Equity Interest                                         60
     Section 5.10.DISCHARGE, RELEASES, INJUNCTIONS AND
                  SETTLEMENTS OF CLAIMS                                                                      60
                  5.10.1 Discharge of All Claims and Equity Interests                                        60
                  5.10.2 Releases                                                                            61
                         (i) Releases by the Companies.                                                      61
                         (ii) Releases by Holders of Claims and Interests.                                   61
                         (iii) Injunction related to Releases.                                               62
                  5.10.3 Exculpation                                                                         62
                  5.10.4 Injunction                                                                          63
                  5.10.5 Guaranties and Claims of Subordination                                              63
                         (i) Guaranties                                                                      63
                         (ii) Claims of Subordination                                                        63
     Section 5.11.CONDITIONS PRECEDENT TO CONFIRMATION ORDER
                  AND EFFECTIVE DATE                                                                         64
                  5.11.1 Confirmation                                                                        64
                  5.11.2 Effective Date                                                                      64
                  5.11.3 Waiver of Conditions                                                                65
                  5.11.4 Effect of Failure of Conditions                                                     66

     Section 5.12. MISCELLANEOUS PROVISIONS                                                                    66
                   5.12.1 Bankruptcy Court to Retain Jurisdiction                                              66
                   5.12.2 Binding Effect of this Plan                                                          67
                   5.12.3 Nonvoting Stock                                                                      67
                   5.12.4 Authorization of Corporate Action                                                    67
                   5.12.5 Bar Date for Administrative Claims                                                   67
                   5.12.6 Plan Supplement                                                                      68
                   5.12.7 Retiree Benefits                                                                     68
                   5.12.8 Withdrawal of the Plan                                                               68
                   5.12.9 Dissolution of Statutory Committees                                                  68
                   5.12.10 Fees, Costs and Expenses of Prepetition Indenture Trustee, Bondholder
                           Committee and Prepetition Bank Agent                                                68
                   5.12.11 Amendments and Modifications to the Plan                                            69
                   5.12.12 Section 1125(e) of the Bankruptcy Code                                              69

ARTICLE VI RISK FACTORS                                                                                        69
     Section 6.1. DISRUPTION OF OPERATIONS RELATING TO
                  BANKRUPTCY FILING                                                                            69
     Section 6.2. CERTAIN RISKS OF NON-CONFIRMATION                                                            70
     Section 6.3. CERTAIN BANKRUPTCY CONSIDERATIONS                                                            71
                  6.3.1 Treatment of the Warrants                                                              71
                  6.3.2 Failure to File Plan                                                                   71
                  6.3.3 Effect on Operations                                                                   72
                  6.3.4 Nonconsensual Confirmation                                                             73
     Section 6.4. ADDITIONAL RISK FACTORS                                                                      73
                  6.4.1 Results of Operations Subject to Variable Influences; Intense Competition              73
                  6.4.2 Dilution                                                                               73
                  6.4.3 Trading Markets for New Subordinated Notes, New Stock and Warrants                     74
                  6.4.4 Concentrated Ownership of New Stock                                                    74
                  6.4.5 Absence of and/or Restriction on Dividends                                             74
                  6.4.6 Dependence on Certain Customers and Licensees; Effect of Restructuring on
                        Licenses                                                                               74
                  6.4.7 Leverage and Debt Service                                                              75
                  6.4.8 Restrictive Covenants                                                                  75

ARTICLE VII APPLICATION OF SECURITIES ACT                                                                      75
     Section 7.1. THE SOLICITATION                                                                             75
     Section 7.2. ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE
                  PLAN                                                                                         76

ARTICLE VIII CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN                                               77
     Section 8.1. FEDERAL INCOME TAX CONSEQUENCES TO GALAXY                                                    78
     Section 8.2. CONSEQUENCES TO GALAXY, THE PREPETITION EQUITY
                  INTEREST HOLDERS AND REORGANIZED GALAXY FROM
                  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES BY
                  REORGANIZED GALAXY                                                                           78
     Section 8.3. OTHER FEDERAL INCOME TAX CONSEQUENCES TO
                  PREPETITION EQUITY INTEREST HOLDERS                                                          80
                  8.3.1 General                                                                                80
                  8.3.2 Disposition                                                                            82

                  8.3.3  Exercise or Lapse of Warrants                                                   82
                  8.3.4  Adjustment to Exercise Price                                                    82
     Section 8.4. FEDERAL INCOME TAX CONSEQUENCES TO NOTEHOLDERS                                         83
                  8.4.1  General                                                                         83
                  8.4.2  Accrued but Unpaid Interest                                                     83
                  8.4.3  Market Discount                                                                 83
     Section 8.5. TAXATION OF THE NEW SUBORDINATED NOTES                                                 83
                  8.5.1  General                                                                         84
                  8.5.2  Bond Premium                                                                    85
                  8.5.3  Sale or Redemption                                                              85
                  8.5.4  Applicable High-Yield Discount Obligations                                      86
                  8.5.5  Information Reporting and Backup Withholding                                    86

ARTICLE IX CONFIRMATION AND CONSUMMATION PROCEDURE                                                       87
     Section 9.1. SOLICITATION OF VOTES                                                                  87
                  9.1.1  Voting Procedures for Plan and Requirements                                     87
                  9.1.2  Who May Vote                                                                    88
                  9.1.3  Procedures for Holders of Existing Securities to Vote on Plan                   88
                  9.1.4  Importance of Proper and Timely Submission of Completed Ballots                 90
                  9.1.5  Voting Deadline and Extensions                                                  91
                  9.1.6  Withdrawal of Votes on the Plan                                                 91
                  9.1.7  Information Agent                                                               91
     Section 9.2. CONFIRMATION HEARING                                                                   92
                  9.2.1  General Requirements                                                            92
                  9.2.2  Feasibility of the Plan                                                         94
                  9.2.3  Best Interests Test                                                             95
     Section 9.3. NONCONSENSUAL CONFIRMATION                                                             97
                  9.3.1  No Unfair Discrimination                                                        97
                  9.3.2  Fair and Equitable Test                                                         97

ARTICLE X ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN                                      98
     Section 10.1. CONTINUATION OF THE CHAPTER 11 CASE                                                   99
     Section 10.2. LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11                                             99

ARTICLE XI CONCLUSION                                                                                   100


EXHIBIT A - PLAN OF REORGANIZATION

EXHIBIT B - SUMMARY HISTORICAL FINANCIAL INFORMATION

EXHIBIT C - LIQUIDATION ANALYSIS

EXHIBIT D - FINANCIAL PROJECTIONS

EXHIBIT E - FEDERAL, STATE AND LOCAL REGULATION

                                    ARTICLE I

                                  INTRODUCTION

     Section 1.1. GENERAL

     This Disclosure Statement is being furnished by Galaxy Telecom, L.P., a Delaware limited partnership, and Galaxy Telecom Capital Corp., a Delaware corporation (collectively, the "Companies"), pursuant to sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), in connection with the solicitation of votes, prior to the commencement of the Chapter 11 Cases, of the Plan attached as Exhibit A hereto (as it may be altered, amended, modified or supplemented as described herein) from (i) Prepetition Noteholders, (ii) Prepetition Bank Lenders, and (iii) Prepetition Equity Interest Holders.

     THE DEADLINE FOR VOTING ON THE PLAN IS 5:00 P.M. MISSOURI TIME ON OCTOBER 19, 2001. UNLESS OTHERWISE DIRECTED BY THE BANKRUPTCY COURT, ONLY VOTES CAST BY OR AT THE DIRECTION OF BENEFICIAL HOLDERS OF BANK CLAIMS, NOTE CLAIMS AND PREPETITION EQUITY INTERESTS IN ACCORDANCE WITH THE VOTING INSTRUCTIONS WILL BE COUNTED FOR PURPOSES OF VOTING ON THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH IN
SECTION 9.1.

     IN THE ABSENCE OF CONFIRMATION OF THE PLAN, THE COMPANIES DO NOT BELIEVE THEY WILL BE ABLE TO SATISFY THEIR OBLIGATIONS UNDER THE PREPETITION NOTES OR THE PREPETITION BANK LOANS WITHOUT A REFINANCING OR CAPITAL INFUSION, AND THE COMPANIES BELIEVE IT IS UNLIKELY THAT THE COMPANIES WILL BE ABLE TO OBTAIN SUCH REFINANCING OR ADDITIONAL CAPITAL INFUSION. IF THE COMPANIES DETERMINE THAT THEY ARE OR WILL BE UNABLE TO COMPLETE THE RESTRUCTURING, THE COMPANIES WILL CONSIDER ALL OTHER AVAILABLE FINANCIAL ALTERNATIVES, INCLUDING THE SALE OF ALL OR A PART OF THEIR BUSINESSES, THE IMPLEMENTATION OF A RESTRUCTURING ARRANGEMENT OUTSIDE OF BANKRUPTCY, OR THE COMMENCEMENT OF CHAPTER 11 CASES WITHOUT A PRE-BANKRUPTCY ACCEPTED PLAN OF REORGANIZATION. THERE CAN BE NO ASSURANCE, HOWEVER, THAT ANY ALTERNATIVE WOULD BE ON TERMS AS FAVORABLE TO THE PREPETITION NOTEHOLDERS, THE PREPETITION BANK LENDERS OR THE PREPETITION EQUITY INTEREST HOLDERS AS THE RESTRUCTURING.

     THE PLAN PROVIDES FOR ALL PREPETITION CREDITORS OF THE COMPANIES OTHER THAN THE IMPAIRED CLASSES TO BE PAID IN CASH IN THE ORDINARY COURSE THROUGHOUT THE CHAPTER 11 CASES AND FOR ANY SUCH CLAIMS REMAINING UNPAID ON THE EFFECTIVE DATE TO BE ASSUMED BY REORGANIZED GALAXY. SUCH CREDITORS WILL NOT, THEREFORE, BE IMPAIRED BY, AND WILL BE DEEMED TO ACCEPT, THE PLAN, AND THEIR VOTES ON THE PLAN ARE NOT BEING SOUGHT.

     THE ONLY CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE

ON THE PLAN ARE CLASS 2 (BANK CLAIMS), CLASS 3 (NOTE CLAIMS) AND CLASS 6 (PREPETITION EQUITY INTERESTS). CLASS 1 (PRIORITY CLAIMS), CLASS 4 (MISCELLANEOUS SECURED CLAIMS), AND CLASS 5 (GENERAL UNSECURED CLAIMS) ARE UNIMPAIRED, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE.

     HOLDERS OF IMPAIRED CLASS 2 (BANK CLAIMS), CLASS 3 (NOTE CLAIMS) AND CLASS 6 (PREPETITION EQUITY INTERESTS) ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS OR MASTER BALLOTS PURSUANT TO THE SOLICITATION. THE COMPANIES BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THEIR CREDITORS AND EQUITY HOLDERS.

     NEITHER THE PLAN NOR THE SECURITIES TO BE ISSUED THEREUNDER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

     CLASS 2 WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF BANK CLAIMS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS ACTUALLY VOTING IN SUCH CLASSES. SIMILARLY, CLASS 3 WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF NOTE CLAIMS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS ACTUALLY VOTING IN SUCH CLASSES. CLASS 6 (PREPETITION EQUITY INTERESTS) WILL BE DEEMED TO HAVE ACCEPTED THE PLAN IF THE HOLDERS OF PREPETITION EQUITY INTERESTS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES IN FAVOR OF THE PLAN HOLD AT LEAST TWO-THIRDS IN AMOUNT OF ALLOWED PREPETITION EQUITY INTERESTS ACTUALLY VOTING IN SUCH CLASS.

     IF LESS THAN ALL OF THE IMPAIRED CLASSES VOTE TO ACCEPT THE PLAN, THE COMPANIES MAY REQUEST THAT THE BANKRUPTCY COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(B). SECTION 1129(B) PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE BANKRUPTCY COURT FINDS THAT THE PLAN "DOES NOT DISCRIMINATE

UNFAIRLY" AND IS "FAIR AND EQUITABLE" AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN.

     IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE CHAPTER 11 CASES ARE COMMENCED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF ALLOWED NOTE CLAIMS, ALLOWED BANK CLAIMS AND ALLOWED PREPETITION EQUITY INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS OR MASTER BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE NOT RECEIVED, BUT NEVERTHELESS, THE CHAPTER 11 CASES ARE COMMENCED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT UNDER SECTION 1129(B), AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF ALLOWED NOTE CLAIMS, ALLOWED BANK CLAIMS AND ALLOWED PREPETITION EQUITY INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS OR MASTER BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY HEREUNDER PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF COMPANIES SINCE THE DATE HEREOF.

     EACH CREDITOR AND EQUITY HOLDER OF COMPANIES SHOULD CONSULT WITH SUCH CREDITOR'S OR EQUITY HOLDER'S LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     This Disclosure Statement describes certain aspects of the Plan, the Companies' operations, the Companies' projections and other related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

     The Companies anticipate that by conducting the Solicitation in advance of commencing their Chapter 11 Cases, the pendency of the Chapter 11 Cases will be significantly shortened and its administration will be simplified and less costly.

     The purpose of the Restructuring is to help ensure the long-term viability and to contribute to the success of Galaxy by deleveraging Galaxy's capital structure. Specifically, the Restructuring is designed to recapitalize Galaxy by converting approximately two-thirds of the long-term debt obligations under the Prepetition Notes (which as of the date hereof is approximately $120 million in principal) into New Stock. For a detailed description of the Prepetition Notes, see Section 3.6, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES -- DESCRIPTION OF INDEBTEDNESS OF THE COMPANIES." Interest charges should be substantially reduced and equity should be substantially increased as a result of the Restructuring. Galaxy believes that upon consummation of the Restructuring, Reorganized Galaxy's significantly lower debt-to-equity ratio should help Reorganized Galaxy achieve the objectives described in this Disclosure Statement and make the company more attractive to investors or potential buyers. The Companies further believe that by providing Reorganized Galaxy with a deleveraged capital structure, the company that results from the restructuring should be positioned favorably to withstand the normal market fluctuations in the highly volatile cable and telecommunications industry.

     The Restructuring will also permit the Companies to refinance their indebtedness to the Prepetition Bank Lenders under the Prepetition Bank Loan Agreements, which indebtedness is currently due and payable. The Prepetition Bank Loans will be replaced by the New Bank Loans in an equal principal amount but with an interest rate and other terms more favorable to Reorganized Galaxy. The New Bank Loans will be due and payable one year from the Effective Date. For a detailed description of the Prepetition Bank Loans, see Section 3.6, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES -- DESCRIPTION OF INDEBTEDNESS OF THE COMPANIES."

     The Companies negotiated the terms of the Plan with Prepetition Bank Lenders, the Bondholder Committee, and their respective agents and advisors. The Prepetition Bank Lenders and the members of the Bondholder Committee have each agreed to vote in favor of the Plan. The members of the Bondholder Committee have informed the Company that they collectively hold or control at least
66 2/3% of the outstanding principal amount of the Prepetition Subordinated Notes. The Prepetition Bank Agent has retained Palmer & Dodge LLP as its legal advisor. The Bondholder Committee has retained Wachtell, Lipton, Rosen & Katz as its legal advisor.

     The Plan provides for, among other things: (i) the transfer of all of Galaxy's assets to Reorganized Galaxy; (ii) the incurrence by Reorganized Galaxy of New Bank Loans to refinance in whole the Prepetition Bank Loans; (iii) the assumption by Reorganized Galaxy of all General Unsecured Claims and Miscellaneous Secured Claims; (iv) the issuance of the New Stock, New Subordinated Notes and Warrants to Galaxy; (vi) the distribution of the New Stock and New Subordinated Notes to Prepetition Noteholders; (vii) the distribution of New Stock and Warrants to Holders of Prepetition Equity Interests; and (viii) the liquidation of Galaxy and Galaxy Capital. In consideration of such distributions, the Prepetition Notes, the Prepetition Bank Loans, and the Prepetition Equity Interests will be deemed satisfied in full or canceled, as the case may be.

     THE COMPANIES INTEND TO SEEK A COURT ORDER AUTHORIZING THEM TO CONTINUE OPERATING THEIR BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO PAY THEIR EMPLOYEES, TRADE CREDITORS AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME DURING THE PENDENCY OF THEIR CHAPTER 11 CASES. THE CLAIMS OF THE COMPANIES' EMPLOYEES AND OTHER SECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

     The Managers of Galaxy Telecom Investments, LLC and the Board of Directors of Galaxy Telecom, Inc., each a general partner of Galaxy, and the Board of Directors of Galaxy Telecom Capital Corp., have considered the Plan and have consulted those legal and financial advisors as they have deemed necessary or appropriate. The Plan was approved by unanimous written consent of the Managers and the Directors effective on September 17, 2001.

     NO PERSON IS AUTHORIZED BY ANY OF THE COMPANIES IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANIES.

     THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY CREDITOR OR INTEREST HOLDER DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE COMPANIES AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE COMPANIES, IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE COMPANIES.

     This Disclosure Statement contains forward- looking statements within the meaning of section 27A of the Securities Act and section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of the Companies and those preceded by, followed by or that include the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential, or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this Disclosure Statement, could affect the Companies' future results and could cause those results to differ materially from those expressed in such forward- looking statements. These factors include:

          ?? material adverse changes in economic conditions in the markets we serve;

          ??   future regulatory acts and conditions in our operating areas;

          ??   competition from others in the industry;

          ?? increases in labor costs and relations with union bargaining units representing our employees;

          ?? the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits resulting from such acquisitions;

          ??   failure to obtain new customers or retain existing customers;

          ?? inability to carryout strategies to accelerate new product development programs; and

          ??   other risks and uncertainties.

     NO PROJECTIONS OR OTHER FORWARD-LOOKING ANALYSES CONTAINED HEREIN WERE PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANIES' INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

     The Companies and Reorganized Galaxy do not intend to update the Projections. Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Companies do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GAAP.

     Section 1.2. VOTING PROCEDURES

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to the Information Agent:

                         Mark V. Bossi
                         Thompson Coburn LLP
                         One Firstar Plaza
                         St. Louis, Missouri  63101
provided, however, that, pursuant to the terms of the Plan, beneficial owners of Prepetition Subordinated Notes who receive a Ballot from a bank or brokerage firm (or its agent) shall return the Ballot to such bank or brokerage firm (or its agent).

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY THE INFORMATION AGENT NO LATER THAN THE VOTING DEADLINE, WHICH IS 5:00 P.M., ST. LOUIS, MISSOURI, TIME, ON OCTOBER 19, 2001. PLEASE NOTE:
IF YOU RECEIVED A BALLOT FROM A BANK OR BROKERAGE FIRM, YOUR BALLOT MUST BE RETURNED TO SUCH BANK OR BROKERAGE FIRM IN SUFFICIENT TIME TO PERMIT THE BANK OR BROKERAGE FIRM TO TRANSMIT THE BALLOT TO THE INFORMATION AGENT BY THE VOTING DEADLINE.

     ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL NOT BE COUNTED.

     If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the Information Agent at 314-552-6015. For additional information on voting, see Section 9.1, "CONFIRMATION AND CONSUMMATION PROCEDURE - SOLICITATION OF VOTES."

     Section 1.3. CONFIRMATION HEARING

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

     When the Companies file petitions for relief under chapter 11 of the Bankruptcy Code, they will request the Bankruptcy Court to schedule a Confirmation Hearing. Notice of the Confirmation Hearing will be provided to holders of Claims and Equity Interests or their representatives as set forth in an order of the Bankruptcy Court. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the notice of confirmation and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                                   ARTICLE II
                              OVERVIEW OF THE PLAN

     The following is an overview of certain material provisions of the Plan, which is attached as Exhibit A hereto. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all provisions of the

Plan, including all Exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed thereto in the Plan. See Article VI "RISK FACTORS " for a description of certain risk factors related to the Plan.

     The Restructuring would be accomplished by obtaining a Final Order of the Bankruptcy Court confirming the Plan as to which acceptances in sufficient number and amount have been solicited and received prior to filing the Chapter 11 Cases. The Plan provides for, among other things: (i) the transfer of all of Galaxy's assets to Reorganized Galaxy; (ii) the incurrence by Reorganized Galaxy of New Bank Loans to refinance in whole the Prepetition Bank Loans; (iii) the assumption by Reorganized Galaxy of all General Unsecured Claims and Miscellaneous Secured Claims; (iv) the issuance of the New Stock, New Subordinated Notes and Warrants to Galaxy; (vi) the distribution of the New Stock and New Subordinated Notes to Prepetition Noteholders; (vii) the distribution of New Stock and Warrants to Holders of Prepetition Equity Interests; and (viii) the dissolution of Galaxy and Galaxy Capital. In consideration of such distributions, the Prepetition Notes, the Prepetition Bank Loans, and the Prepetition Equity Interests will be deemed satisfied in full or canceled, as the case may be.

     If the Plan is confirmed and the Effective Date occurs, (i) all Prepetition Bank Loans will be canceled and deemed satisfied in full by the obligations of Reorganized Galaxy under the New Bank Term Loan Agreement, (ii) all Prepetition Notes will be canceled and deemed satisfied in full by the issuance of New Subordinated Notes and New Stock to the Noteholders, and (iii) all Prepetition Equity Interests will be canceled and Equity Interest Holders will receive New Stock and the Warrants.

     Generally, for the Plan to be accepted by the three voting classes, acceptances must be received from (i) Holders of Class 2 Bank Claims constituting at least two-thirds in dollar amount and more than one-half in number of Allowed Bank Claims, counting only Holders of such claims that vote,
(ii) Holders of Class 3 Note Claims constituting at least two-thirds in dollar amount and more than one-half in number of Allowed Note Claims, counting only Holders of such claims that vote, and (iii) Holders of at least two-thirds in amount of Allowed Prepetition Equity Interests in Class 6, counting only Holders of such interests that vote. See Article V, entitled "THE PLAN OF REORGANIZATION." For a discussion of the procedures for voting on the Plan, see
Section 9.1, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - SOLICITATION OF VOTES."

     Holders are not required to tender their Prepetition Bank Loans, Prepetition Notes or Prepetition Equity Interests, as the case may be, to vote on the Plan. It is important, however, that all Holders of Prepetition Bank Loans, Prepetition Notes and Prepetition Equity Interests vote to accept or reject the Plan, because under the Bankruptcy Code, for purposes of determining whether the requisite acceptance of Holders has been received with respect to an Impaired Class of Claims or an Impaired Class of Prepetition Equity Interests, the vote will be tabulated based on the ratio of accepting Holders of each Class of Claims or Equity Interests to all voting Holders of such Class of Claims or Equity Interests. In each case, only the votes of Holders of Allowed Claims or Equity Interests, as the case may be, are counted. Abstentions, as a result of failing to submit a Ballot or Master Ballot (as applicable) or submitting a Ballot or Master Ballot (as applicable) which has not been properly executed and completed with respect to voting, will not be counted as votes for or against the Plan. See Section 9.1, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - SOLICITATION OF VOTES."

     If the Companies obtain sufficient acceptances of the Plan to seek confirmation thereof by a bankruptcy court, the Companies expect to seek relief under Chapter 11 of the Bankruptcy Code and to attempt to use such acceptances to obtain confirmation of the Plan. If the requisite number and amount of votes needed for confirmation of the Plan are not received (or if received, are subsequently revoked or withdrawn) by the Voting Deadline, the Companies will consider all alternatives available to them at such time, which may include the sale of all or part of the Companies' businesses or an equity interest in Galaxy, or the implementation of an alternative restructuring arrangement outside of bankruptcy or the filing of Chapter 11 cases without a preapproved plan of reorganization. See Article X, entitled "ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN." The Companies intend to use any votes which have been received (and not subsequently revoked or withdrawn) pursuant to the Solicitation to seek confirmation of the Plan (or any modification thereof) pursuant to Section 1129(b) of the Bankruptcy Code.

     Confirmation of the Plan is conditioned on the satisfaction of all of the confirmation requirements of Section 1129 of the Bankruptcy Code, a Confirmation Order being acceptable in form and substance to the Companies, and entry of a Confirmation Order expressly authorizing and directing the Companies to perform thereunder. In addition, the Effective Date of the Plan is conditioned on, among other things, (i) the Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably acceptable to the Companies, the Bondholder Committee and the Prepetition Bank Agent; (ii) all authorizations, consents and regulatory approvals required by the Bondholder Committee and the Prepetition Bank Agent shall have been obtained; (iii) the Plan Documents, in form and substance satisfactory to Reorganized Galaxy, the Bondholder Committee and the Prepetition Bank Agent, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied; (iv) the Reorganized Galaxy Certificate of Incorporation will have been filed with the Secretary of State of the State of Delaware; (v) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and (vi) the new board of directors of Reorganized Galaxy shall have been appointed. The Companies, with the prior written consent of the Bondholder Committee and the Prepetition Bank Agent, may waive one or more of the conditions to Confirmation without notice or an order of the Bankruptcy Court and without any formal action other than the proceeding to confirm and/or consummate the Plan. See Article V, entitled "THE PLAN OF REORGANIZATION."

     At the closing of the Restructuring, which would occur on the Effective Date, among other things, the Plan would become effective, the New Bank Term Loan Agreement, the New Subordinated Notes, New Stock, and Warrants would become issuable, the Prepetition Notes, the Prepetition Bank Loans and the Prepetition Equity Interests would be canceled, and the Companies' obligations thereunder would be discharged.

     Section 2.1. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

     The Plan categorizes into six (6) Classes the Claims against, and Equity Interests in, the Companies which will exist on the Filing Date. The Plan also
(i) provides that Allowed Administrative Expenses incurred by the Companies during the Chapter 11 Cases will be paid in full in Cash on the later of (a) the Effective Date and (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense; provided, however, that Allowed Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Companies will be paid in full or performed by the Companies or Reorganized Galaxy in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Companies or Reorganized Galaxy after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, will not be subject to application and may be paid by the Companies or Reorganized Galaxy, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; (ii) provides that Holders of Allowed Priority Tax Claims will receive (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate, or (b) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Companies or Reorganized Galaxy, as the case may be; and (iii) specifies the manner in which the Claims and Equity Interests in each Class are to be treated.

     The table below provides a summary of the classification and treatment of, and distributions in respect of Claims and Equity Interests in each Class under the Plan. For a more precise explanation, please refer to the discussion in
Article V, entitled "THE PLAN OF REORGANIZATION" and to the Plan itself.

          TYPE OF CLAIM
CLASS     OR EQUITY INTEREST        DISTRIBUTION
-----     ------------------        ------------

1         Priority Claims           On the latest of (i) the Effective Date,
          (Unimpaired)              (ii) the date on which such Priority Claim
                                    becomes an Allowed Claim, or (iii) the date on which Galaxy and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim will receive Cash in an amount sufficient to render such Allowed Priority Claim
                                    Unimpaired under Section 1124 of the
                                    Bankruptcy Code.

2         Bank Claims (Impaired)    On the Effective Date, Reorganized Galaxy
                                    shall (i) execute the New Bank Term Loan
                                    Agreement in favor of the Holders of Allowed
                                    Bank Claims, thereby acknowledging and
                                    agreeing to repay, in accordance with the terms thereof, indebtedness in an aggregate principal amount equal to the balance outstanding under the Prepetition Bank Loans as of the Effective Date (after certain adjustments described in Section 6.2 of the
                                    Plan), and (ii) shall pay to the Holders of Allowed Bank Claims cash in the amount of $450,000, plus any unpaid fees and expenses under the Prepetition Bank Loan Agreements, including fees and expenses of counsel for the Prepetition Bank Agent, subject to Bankruptcy Court approval.

3         Note Claims (Impaired)    On the Effective Date or as soon as
                                    practicable thereafter, each Holder of an Allowed Note Claim shall receive on account of such Holder's Allowed Note Claim the following: (i) such Holder's ratable share of the New Subordinated Notes based on the ratio of (a) the principal amount of Prepetition Notes held by such Holder, plus any accrued and unpaid interest thereon, to
                                    (b) the aggregate principal amount of all Prepetition Notes outstanding as of the Filing Date, plus any accrued and unpaid interest thereon; and (ii) such Holder's ratable share of 97% of the New Stock based on the ratio set forth in clause (i) above.

          TYPE OF CLAIM
CLASS     OR EQUITY INTEREST        DISTRIBUTION
-----     ------------------        ------------

4         Miscellaneous Secured     On the Effective Date or as soon as
          Claims (Unimpaired)       practicable thereafter, each Holder of an
                                    Allowed Miscellaneous Secured Claim will receive on account of such Holder's Allowed
                                    Miscellaneous Secured Claim one of the
                                    following treatments: (i) the legal,
                                    equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder shall remain unaltered,
                                    (ii) such Holder's Allowed Miscellaneous
                                    Secured Claim shall be reinstated and
                                    rendered Unimpaired in accordance with
                                    section 1124 of the Bankruptcy Code, or
                                    (iii) such other treatment as mutually
                                    agreed to by the Companies and such Holder.

5         General Unsecured         At the election of the Companies prior to
          Claims (Unimpaired)       the Effective Date, on the Effective Date or
                                    as soon as practicable thereafter, each
                                    Holder of an Allowed General Unsecured Claim that has not been fully paid or satisfied prior to the Effective Date will receive on account of such Holder's Allowed General
                                    Unsecured Claim one of the following
                                    treatments: (i) the legal, equitable and contractual rights to which such Allowed
                                    General Unsecured Claim entitles such Holder shall remain unaltered, (ii) such Holder's
                                    Allowed General Unsecured Claim will be
                                    reinstated and rendered Unimpaired under
                                    section 1124 of the Bankruptcy Code, or
                                    (iii) such other treatment as mutually
                                    agreed to by the Companies and such Holder.

6         Equity Interests          On the Effective Date or as soon as
          (Impaired)                practicable thereafter, each Holder of an
                                    Allowed Equity Interest will receive (i) such Holder's ratable share of 3% of the New
                                    Stock based on the ratio of (a) the capital contribution amount provided to Galaxy by such Holder to (b) the aggregate capital contribution amount provided to Galaxy; and
                                    (ii) such Holder's ratable share of the
                                    Warrants based on the ratio of (a) the
                                    capital contribution amount provided to
                                    Galaxy by such Holder to (b) the aggregate capital contribution amount provided to
                                    Galaxy.

         For detailed historical and projected financial information and valuation estimates, see Section 3.7, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION" and see
Section 3.10,
entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - FINANCIAL PROJECTIONS UPON RESTRUCTURING."

     For a more detailed description of the foregoing Classes of Claims and Equity Interests, see Article V, entitled "THE PLAN OF REORGANIZATION."

     Section 2.2. SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

     As of the Effective Date, Reorganized Galaxy will enter into the New Bank Term Loan Agreement and will issue the New Subordinated Notes, the New Stock, and the Warrants. The New Subordinated Notes, New Stock and Warrants will be issued in accordance with the Plan to Galaxy and will then be transferred by Galaxy to Holders of Allowed Class 3 Note Claims and Allowed Class 6 Prepetition Equity Interests.

     2.2.1 The New Bank Loans

     Reorganized Galaxy will enter into the New Bank Term Loan Agreement (a copy of which will be included in the Plan Supplement) whereby Reorganized Galaxy shall acknowledge and incur indebtedness to the Prepetition Bank Lenders in an aggregate principal amount equal to the balance outstanding under the Prepetition Bank Loans as of the Effective Date. As of the date hereof, the outstanding principal balance under the Prepetition Bank Loans is approximately $24.5 million. The New Bank Loans shall mature on the one year anniversary of the Effective Date, at which time all outstanding principal and accrued and unpaid interest thereon shall be due and payable.

     Immediately prior to the Effective Date, there will be a deemed principal repayment (thereby reducing the principal amount outstanding) in an amount equal to the excess of (i) the amount of interest that is accrued and paid at the contract rate under the Prepetition Bank Loan Agreements from and after August 1, 2001, until the Effective Date, over (ii) the interest that would otherwise have accrued at the interest rate under the New Bank Term Loan Agreement.

     In addition, principal prepayments made by Galaxy pursuant to, among other things, asset dispositions, may further reduce the principal amount outstanding under the Prepetition Bank Loans prior to the Effective Date.

     On the Effective Date, Reorganized Galaxy will also pay the Prepetition Bank Lenders cash in the amount of $450,000 (in payment of $350,000 of fees owed under the Prepetition Bank Loan Agreements and an additional restructuring fee in the amount of $100,000), plus any other unpaid fees and expenses under the Prepetition Loan Agreement, including fees and expenses of counsel for the Prepetition Bank Agent, subject to Bankruptcy Court approval.

     The interest rate on the New Bank Term Loan Agreement will be "LIBOR" as such term shall be defined in the New Bank Term Loan Agreement, plus 350 basis points per annum (3.50%) paid monthly in arrears.

     Reorganized Galaxy shall be required to pay outstanding principal as follows (a) on the last business day of each of the three, six, and nine-month anniversaries of the Effective Date, an amount equal to $1,000,000 plus (b) no later than 15 days after the last business day of each calendar quarter after the Effective Date, fifty percent (50%) of the Excess Cash Flow (defined below) for such three- month period. Excess Cash Flow is defined as EBITDA for the calendar quarter less capital expenditures, cash interest expense and principal payments on the New Bank Loans minus changes in working capital during such calendar quarter.

     The New Bank Loans will be secured by a first priority lien on substantially all of the assets of Reorganized Galaxy.

     In addition, the New Bank Term Loan Agreement will contain the following financial covenants: (1) maximum senior debt to annualized operating cash flow;
(2) maximum total debt to annualized operating cash flow; (3) minimum ratio of operating cash flow to total debt service; (4) minimum fixed charge ratio; (5) maximum capital expenditures; and (6) minimum number of subscribers. The covenant concerning the minimum number of subscribers shall be set at 75% of the projections, and other financial covenants shall be set at 80% of the projections, as agreed among the Companies, the Prepetition Bank Lenders and the Bondholder Committee. In addition, the New Bank Term Loan Agreement will contain non-financial covenants and defaults substantially similar to those contained in the Prepetition Bank Loan Agreements.

     Finally, Reorganized Galaxy shall make mandatory principal prepayments in an amount equal to ninety percent of the net proceeds of any Asset Sales (as such term shall be defined in the New Bank Term Loan Agreement).

     2.2.2 The New Subordinated Notes

     Reorganized Galaxy shall issue New Subordinated Notes pursuant to a New Indenture (a copy of which shall be included in the Plan Supplement) in the aggregate principal amount of $40 million. The New Subordinated Notes shall mature on October 1, 2004, at which time all outstanding principal and accrued and unpaid interest thereon shall be due and payable.

     Reorganized Galaxy's obligations under the New Subordinated Notes shall be secured by a second priority lien on substantially all of the assets of Reorganized Galaxy. Such obligations shall be subordinated to Reorganized Galaxy's obligations under the New Bank Term Loan Agreement, with documentation as to security and subordination acceptable to Lenders under the New Bank Term Loan Agreement.

     The New Subordinated Notes shall accrue interest at the rate of twelve percent per annum (12%), which interest shall not be paid in cash but rather shall be added to principal.

     The New Indenture shall contain covenants, events of default and other material terms substantially similar to the Prepetition Indenture.

     2.2.3 The New Stock

     In accordance with the Reorganized Galaxy Certificate of Incorporation (a copy of which shall be included in the Plan Supplement), Reorganized Galaxy will have 8,000,000 authorized shares of stock, all consisting of common stock, par value $0.01 per share. Following the Effective Date, 7,372,000 shares of New Stock will be issued and outstanding to Noteholders as of immediately after the Effective Date, and 228,000 shares of New Stock will be issued to Equity Interest Holders as of immediately after the Effective Date in connection with the Restructuring (not including Warrant Shares). All of the New Stock issued and outstanding as of the Effective Date will be fully paid and nonassessable.

          (i) Distributions

     Subject to such preferential rights as may be granted by the Board of Directors of Reorganized Galaxy in connection with future issuances of stock, holders of shares of New Stock will be entitled to receive ratably such dividends as may be declared by such Board of Directors in its discretion from funds legally available therefor. The Prepetition Bank Loan Agreement and the Prepetition Indenture contain negative covenants that restrict, among other things, the ability of Galaxy to pay dividends and the Companies believe that the New Bank Term Loan Agreement and the New Indenture will contain similar restrictions. In the event of a liquidation, dissolution or winding up of Reorganized Galaxy, the holders of New Stock will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of New Stock will have no preemptive rights nor rights to convert their New Stock into any other securities.

          (ii) Voting

     Holders of shares of New Stock will be entitled to one vote per share on all matters to be voted on by stockholders. Matters submitted for stockholder approval require a majority vote of the shares, except where the vote of a greater number is required by Delaware law.

     2.2.4 The Warrants

     The following is a summary of certain provisions of the Warrant Agreement (a copy of which shall be included in the Plan Supplement) and the Warrants to be issued thereunder. Capitalized terms used but not defined in this Section
2.2.4 shall have the meanings assigned to them in the Warrant Agreement.

     Pursuant to the Plan, Reorganized Galaxy will issue to the Prepetition Equity Interest Holders Warrants to purchase additional shares of New Stock, which shall be exercisable at a strike price to be established on the Effective Date based upon an enterprise value of $110 million. Equity Interest Holders will receive Warrants in the same proportion as shares of New Stock. Reorganized Galaxy will not be required to issue any fractional shares of Warrants. Whenever any distribution of Warrants exercisable into fractional shares of New Stock would otherwise be called for, the actual distribution will reflect a rounding up or a rounding down to the nearest share of New Stock, provided that, whenever any distribution of a Warrant that is exercisable into exactly one- half of a share of New Stock, the actual distribution will reflect a rounding up to the nearest share of New Stock. The Exercise Price and the number of Warrant Shares are both subject to adjustment as described in the Warrant Agreement.

     The Warrants will be exercisable immediately after the Effective Date and prior to 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance.

     The Warrants may be exercised by surrendering warrant certificates ("Warrant Certificates") evidencing the Warrants to be exercised to Reorganized Galaxy at the Warrant Agent's principal office, along with (i) a written notice of such holder's election to exercise such Warrant, which notice will include the number of shares of New Stock to be purchased, (ii) payment of the Warrant Price (as defined in the Warrant Agreement) for the account of Reorganized Galaxy, and (iii) such Warrant. Payment of the aggregate Warrant Price may be made by certified or official bank check or wire transfer payable to the order of the Warrant Agent on account of Reorganized Galaxy. Upon surrender of the Warrant Certificate and payment of the Warrant Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, an executed certificate or certificates representing the aggregate number of full shares of New Stock issuable upon such exercise. If any Warrant is exercised in part, the Warrant Agent will, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the holder a new Warrant evidencing the rights of such holder to purchase the unpurchased shares of New Stock called for by such Warrant.

     The holders of unexercised Warrants will have no right to vote on matters submitted to the stockholders of Reorganized Galaxy and will have no right to receive dividends. In the event of the liquidation, dissolution or winding up of the affairs of Reorganized Galaxy, the holders of the Warrants will be entitled to receive, in lieu of each share of New Stock such holders would otherwise be entitled to receive upon exercise of the Warrants, the same kind and amount of any stock, securities or assets as may be issuable, distributable or payable in such event with respect to each share of New Stock. In the event a bankruptcy or reorganization subsequent to the Restructuring is commenced by or against Reorganized Galaxy, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Reorganized Galaxy with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of New Stock that results in an adjustment to the number of shares of New Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See Article VIII, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

     The number of shares of New Stock purchasable upon exercise of Warrants and the Exercise Price of the Warrants will be subject to adjustment in certain events including, among others, if Reorganized Galaxy: (i) pays a dividend or makes a distribution on its New Stock in shares of its New Stock, (ii) subdivides its New Stock into a greater number of shares,

(iii) combines its outstanding shares of New Stock into a smaller number of shares, and
(iv) makes a distribution on New Stock in shares of its capital stock other than the New Stock; or
(v) issues by reclassification of New Stock any shares of its capital stock.

     2.2.5 Market and Trading Information

     The Prepetition Equity Interests are not publicly traded securities, and it is anticipated that the New Stock and Warrants will likewise not be publicly traded; in fact, the New Stock issued to the Noteholders will be transferable only as strip together with the corresponding New Subordinated Notes issued in conjunction therewith. See Section 7.2, entitled "APPLICATION OF SECURITIES ACT
- ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN."

     Section 2.3. BOARD OF DIRECTORS OF REORGANIZED GALAXY

     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a) of the Bankruptcy Code, on the Effective Date, the board of directors of Reorganized Galaxy shall have seven (7) members, all of which directors shall be appointed by the Bondholder Committee. Pursuant to section 1129(a)(5), the Companies will disclose, on or prior to the Confirmation Date, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Galaxy, and, to the extent such person is an insider, other than by virtue of being a director, the nature of any compensation for such person. The composition of the board of directors shall be consistent with the Certificate of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the other constituent documents of Reorganized Galaxy, and applicable law.

                                   ARTICLE III
                    BUSINESS AND PROPERTIES OF THE COMPANIES

     Section 3.1. GENERAL

     Galaxy owns, operates and develops cable television systems (the "Galaxy Systems") primarily in small communities in the Midwest and Southeast United States. As of June 30, 2001, the Galaxy Systems passed approximately 210,000 homes and served approximately 110,000 subscribers in fifteen states, with a concentration of such subscribers in Mississippi, Nebraska, Kentucky, Illinois, Missouri, Kansas and Florida.

     Galaxy Capital is a wholly-owned subsidiary of Galaxy and neither owns any assets nor conducts any operations.

     Historically, in Galaxy's markets, cable television service is necessary in order to receive a full complement of over-the-air television stations (including network-affiliated stations). In addition, these markets generally offer fewer competing entertainment alternatives than larger urban or suburban markets. Galaxy believes that systems in such markets historically have a higher percentage of subscribers to homes passed (known within the industry as the "penetration rate") and lower subscriber turnover rates than systems serving larger markets. As compared with systems in urban and suburban areas, systems in rural areas have more programming flexibility for a given channel capacity because they are generally in areas with fewer over-the-air broadcast stations that must be carried and have fewer local programming obligations. In addition, the Companies believe that Galaxy and other operators in such areas have lower capital, labor and marketing costs per subscriber than do operators in urban and suburban markets based on the generally lower costs of living in such areas.

     Galaxy has developed and refined an operating strategy to provide high quality service to customers across a wide geographic area. Galaxy maintains two customer service centers that receive customer calls through a toll- free telephone number. At the service centers, customer service representatives address customer requests or problems utilizing an on-line customer support computer system. The central computer system is integrated with the Qualcomm OmniTRACS satellite-based dispatch system, which has been installed in Galaxy's service vehicles. The OmniTRACS system provides the customer service representatives with direct, real-time, two-way interactive communication with Galaxy's field technicians and generates customer service information. Galaxy believes the integration of the OmniTRACS system with the centralized computer system allows Galaxy to control costs, manage the customer service function and provide its customers with high quality service.

     Galaxy believes its properties in Mississippi, Nebraska, Kentucky and Illinois are its "Core Areas" because of Galaxy's opportunity to be the leading operator in these areas and the ability to generate additional revenue through its fiber network.

     3.1.1 Franchises and Subscribers

     As of June 30, 2001, Galaxy held approximately 456 franchises, each of which is subject to a franchise agreement that generally provides for the payment of fees to the issuing authority. Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and provision of free service to schools and certain other public institutions; and maintenance of insurance and indemnity bonds.

     The table below illustrates the grouping of the franchises of the Galaxy Systems by date of expiration.

                                                 PERCENTAGE OF                                 PERCENTAGE OF
                              NUMBER OF             TOTAL                   NUMBER OF             TOTAL
EXPIRATION YEAR              FRANCHISES           FRANCHISES              SUBSCRIBERS           SUBSCRIBERS
---------------              ----------           ----------              -----------           -----------
2001-2002                         37                   8.11%                  11,813                10.73%
2003-2005                        165                  36.18%                  34,282                31.14%
After 2005                       254                  55.70%                  63,979                58.12%
Total Franchises                 456                 100.00%                 110,074               100.00%

     The provisions of local franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), and the Telecommunications Act of 1996 (the "1996 Cable Act"). See
Section 3.8, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - LEGISLATION AND REGULATION." The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiations and modification of franchise requirements if warranted by changed circumstances. See Section 3.8, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - LEGISLATION AND REGULATION."

     The 1984 Cable Act provides, among other things, for an orderly process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchise authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Act establishes renewal procedures that require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See Section 3.8, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - LEGISLATION AND REGULATION."

     Galaxy has a minimal amount of seasonal subscribers, the vast majority of which are located around Kentucky Lake, Kentucky, and Central Florida. As the Kentucky seasonal subscribers are disconnecting about the same time the Florida subscribers are connecting, the effect on Galaxy's monthly total subscriber count is minimal.

     3.1.2 Marketing, Rates and Collections

     Galaxy markets and promotes its cable television systems with the objective of increasing both (i) the number of subscribers as a percentage of homes passed, and (ii) average revenue per subscriber. Galaxy actively markets basic and premium programming primarily through door-to-door selling efforts and telemarketing, and, to a lesser degree, through media advertising and direct mail. Each of Galaxy's customer service centers has a Marketing Director who coordinates direct door-to-door campaigns throughout the geographic areas of the Galaxy Systems and is responsible for internal incentives for the customer service and technical staffs. Each Marketing Director also supervises and trains direct sales representatives and assesses picture and service quality within Galaxy's cable systems. Customer service representatives follow up by telephone contact after an installation to assess the quality of the installation and the overall service the customer is receiving and to assure customer satisfaction. Customer service representatives are also trained to market upgrades in service to existing customers. Each service center also has a Director of Training who works closely with the Marketing Department to train employees concerning current rates, programming packages and promotions.

     Galaxy's current monthly rates for basic service range from approximately $11.70 to $34.20 and rates for premium services generally range from approximately $5.95 to $13.40 per service. Because the Galaxy Systems have been owned and operated by various other cable television operators, inconsistent strategies with regard to channel lineups, pricing and security for premium services have been employed. It is Galaxy's continuing goal to attempt to standardize its programming and rates over all of the Galaxy Systems.

     Galaxy uses a billing system developed specifically for the cable television industry provided by Convergys. Convergys operates the billing system at its service center in Florida, and produces statements for customers on a monthly basis. Billing statements are printed and mailed directly to customers, who have 15 days from their cycle billing date to remit payment to Galaxy's central payment processing center in Sikeston, Missouri. If after the 15 days a customer has not made a payment, the customer is charged a late payment fee. Galaxy pursues collection of past due amounts by (i) sending reminder billing statements to non-paid customers at 15 days past the due date; (ii) telephoning non-paid customers at approximately 20 days past the due date; and (iii) at 30 days past the due date, producing a non-pay work order which is then sent to field personnel for attempted personal collection or, in the alternative, disconnection of service. If the customer has made no payment within 45-60 days of disconnection, the account is referred to a collection agency. Galaxy has contact with the Convergys center via phone and computer interface and has access to all billing and customer information.

     In addition to monthly billing and one-time charges, the Companies believe that additional potential sources of revenue for cable operators are the sale of local spot advertising time on locally originated and satellite-delivered programming, commissions from sales of products offered through the home shopping programming sales, and the sale of programming featuring movies and special events (such as concerts, sports programming and other entertainment features) to customers on a pay-per-view basis. Galaxy would need to invest in addressable converter equipment to provide pay-per-view services on its systems. Galaxy currently does not generate significant revenues from any of these areas.

     3.1.3 Programming

     Galaxy typically carries a wide array of programming on its basic service. To enhance value for its customers, Galaxy analyzes and selectively modernizes its cable plant to increase the number of channel offerings and to improve the quality of the signal delivered to its systems. Galaxy regularly evaluates the programming offered by its systems in order to assure customer satisfaction.

     The Galaxy Systems also offer premium programming services, both on a per-channel, or a la carte, basis and as part of a variety of premium programming packages. These programming packages are designed to be attractive to customers while, at the same time, enabling Galaxy to enjoy the benefits of programming agreements that offer Galaxy financial incentives based upon premium service unit growth. Premium channels such as HBO, Cinemax, Showtime, The Movie Channel, Starz and Encore are offered individually or in value packages designed to increase the number of subscribers for premium programming. These packages offer two or more premium services for a discounted price as compared to the a la carte pricing of individual services.

     Galaxy has various contracts to obtain basic and premium programming from program suppliers whose compensation is typically based on a fixed fee per subscriber. Galaxy has negotiated programming agreements with premium service suppliers that offer cost incentives to

Galaxy under which premium unit prices decline as certain premium service growth thresholds are met. In addition to volume pricing discounts, some program suppliers offer marketing support to Galaxy in the form of advertising funds, promotional material, rebates and other incentives. Galaxy's programming contracts are generally for a fixed period of time, typically three to five years, and are subject to negotiated renewal.

     Galaxy is also a member of the National Cable Television Cooperative ("NCTC"), a purchasing cooperative that negotiates volume discounts on behalf of its members, which serves approximately 120 million cable subscribers. As an NCTC member, Galaxy is able to obtain programming and cable system hardware discounts available to all members.

     Galaxy has various retransmission consents with many commercial broadcast stations. None of these consents requires direct payment of fees for carriage; however, in some cases, Galaxy has entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations. In some cases, Galaxy has agreed to advertise with the broadcast station over a three-year period. These agreements are in effect until December 31, 2002.

     Galaxy's cable programming costs have increased in recent years and are expected to continue to increase. A significant amount of new cable television programming has become available, and Galaxy believes this trend will continue and that it will be able to identify and take advantage of available incentives associated with the additional channels and selectively accommodate such expanding programming. However, Galaxy may not be able to recover programming cost increases through rate increases.

     3.1.4 Technology and Engineering

     Most of the Galaxy Systems have a channel capacity of 30 channels or more. Many of the Galaxy Systems presently have the capability to increase the number of channels offered to subscribers without having to increase existing bandwidth, mainly through digital technology. At June 30, 2001, Galaxy maintained approximately 5,500 miles of coaxial plant(s) that passed approximately 210,000 homes. The following table sets forth certain information with regard to the channel capacities of the Galaxy Systems as of June 30, 2001.

                                 300 &
CURRENT                          BELOW
SYSTEMS                           MHZ      330 MHZ    400 MHZ    450 MHZ    550 MHZ    750 MHZ    TOTALS
-------                        --------   --------   --------   --------   --------   --------   --------
Subscribers..................    19,348     44,344      8,919     16,677     17,710      3,076    110,074
Franchises...................       124        172         30         57         63         10        456
% of Subscribers.............     17.58      40.29       8.10      15.15      16.09       2.79     100.00
Miles of Plant...............  1,215.25   2,598.80     371.20     632.10     570.68      89.38   5,477.32

     Galaxy monitors and evaluates new technological developments to anticipate the introduction of new services and program delivery capabilities. Galaxy has implemented fiber optic technology and, to a lesser degree, microwave technology to interconnect the equipment that it uses to receive, process and transmit programming throughout its systems (generally referred to within the industry as "Headends"). By interconnecting Headends of adjacent systems with one master Headend facility, Galaxy believes it can reduce the number of Headends, lower maintenance costs and add new channels more efficiently. Galaxy generally plans to continue to reduce the number of Headends through consolidation in order to take advantage of these efficiencies. Such reduction in the number of Headends is expected to increase system reliability and allow the redeployment of the associated electronic equipment to remaining Headends, which may enable Galaxy to expand the number of channels offered on the Galaxy Systems to its customers and increase average revenue per subscriber.

     Additionally, Galaxy may explore business opportunities that may be available by using its fiber network as a source of transport of voice and high-speed data for both long distance and local exchange carriers.

     Cable modem service is offered by Galaxy on a limited basis to provide high speed Internet access to its residential and business customers, as well as potential customers not serviced by Galaxy's cable TV plant by using a local access telephone number. Galaxy's cable modem service served approximately 1,200 Galaxy subscribers at June 30, 2001.

     Galaxy has deployed the use of digital compression technology to enhance the current channel capacities of some cable systems. This technology allows approximately 12 channels to be carried in the space of one analog channel. Digital signals not only offer the potential for allowing cable television systems to carry more programming but also for improving the quality and reliability of the television signals carried. This technology also allows cable systems to offer additional products and services. Galaxy believes that the use of digital technology in the future offers the potential for Galaxy to increase channel capacity in a cost efficient manner. Galaxy implemented its first digital system in Booneville, Mississippi, in December 1997, and as of June 30, 2001, had approximately 3,059 digital subscribers.

     3.1.5 Service, Installation and Repair

     Galaxy has equipped its customer service centers with computer technology and communications systems that allow Galaxy to manage cable television systems over a large geographic area. Galaxy believes that centralizing customer service enables Galaxy to employ a smaller number of highly trained customer service representatives than in a more decentralized operational structure. Galaxy provides its customer service representatives with ongoing telephone, computer and sales training.

     Galaxy utilizes software systems to facilitate effective interaction with its customers. A potential or existing customer can call, at any time, Galaxy's toll-free telephone number for installation, repairs or other services. The call is automatically routed to one of Galaxy's customer service centers. At the service centers, customer service representatives who receive the calls can address requests or problems customers may have through access to an on-line customer support computer system utilizing software. If a customer is reporting a service problem, the customer service representative will enter a service call request into the central computer system, which prioritizes and schedules the service call. The computer system automatically prioritizes the call based upon the severity of the problem reported. If, for example, the customer is experiencing a complete disruption of service, the call is given the highest priority and is dispatched to the local field technician. If the customer requests new or additional services, the customer service representative will enter a work order into the computer system, which automatically assigns and schedules the order for the appropriate field technician.

     Galaxy's service vehicles are equipped with the Qualcomm OmniTRACS satellite-based dispatch system. Through direct, real-time access to the field technician and his work schedule via the OmniTRACS system, the customer service representative transmits service call requests or work orders directly to the field technician's service vehicle. When the technician has completed the service call or the work order, the service or work order information is entered into the OmniTRACS unit in the field technician's vehicle and transmitted back to the central computer system. The computer system completes and closes the service call or work order, updates the customer's account, posts any payments received from the customer by the field technician and starts the billing for any new services. This interactive system helps Galaxy control its costs and improve its service by avoiding the inefficiencies and costs associated with printing service calls or work orders and using pagers, facsimile machines, two-way radios and cellular phones to communicate with its field technicians.

     3.1.6 Community Relations

     A Galaxy representative is assigned to each municipality in which the Galaxy Systems operate. The same representative calls the mayor, city clerk or city manager to determine if any problems have arisen or if any customers have complained to municipal officials about their cable service. Regional managers also contact the state or local franchising authorities, and Galaxy prepares a newsletter highlighting any changes in operations or new programming offerings and introducing any new employees which it sends to each of its franchising authorities.

     Galaxy has an ongoing program of training its field technicians not only in technical areas but also in customer service and sales functions. Galaxy strives to have its local field technicians represent Galaxy in each of their respective service areas as well-trained, responsible and respected members of their communities. Through its community communications and field technician training programs, Galaxy seeks to maintain good community relations in order to position itself to address problems in a timely manner.

     3.1.7 Competition

     Cable television competes for customers in local markets with other providers of entertainment, news and information. The competitors in these markets include broadcast television and radio, newspapers, magazines and other printed sources of information and entertainment, as well as satellite and wireless video distribution systems and directly competitive cable television operations. Federal law prohibits cities from granting exclusive cable franchises and from unreasonably refusing to grant additional, competitive franchises. In addition, Galaxy believes an increasing number of cities are exploring the feasibility of owning their own cable systems in a manner similar to city-provided utility services. The 1996 Telecommunications Act may initiate more competition with cable service, because it allows local exchange carriers to provide video services in their local service areas, in direct competition with local cable companies.

     The Companies have no basis upon which to estimate the number of cable television companies and other entities with which Galaxy competes or may potentially compete. There are a large number of individual and multiple system cable television operators in the United States. The full extent to which other media or home delivery services will compete with cable television systems may not be known for some time, and there can be no assurances that existing, proposed, or as yet undeveloped technologies will not become dominant in the future.

     There are alternative multichannel video programming distributors ("MVPDs") that distribute the same or similar video programming offered by cable television systems. In addition to broadcast television stations, Galaxy competes in a variety of areas with other multichannel programming service providers on a direct over-the-air basis. Multichannel programming services are distributed by communications satellites directly to home satellite dishes ("HSDs") serving residences, private businesses and various nonprofit organizations. Cable programmers have developed marketing efforts directed to HSD owners.

     At the present time there are two different Direct Broadcast Satellite ("DBS") providers, DirecTV and Echo Star, offering comparable or expandable services. These providers are substantial competitors, and Galaxy estimates it has incurred losses in excess of 4,000 subscribers to DBS in the past 12 months.

     A recent development is the deployment of technology and changes in the copyright law allowing DBS providers to transmit local channels on their services for certain areas of the country (local-into-local).

     DBS has advantages and disadvantages as an alternative means of distributing video signals to the home. Among the advantages are (1) the capital investment (although initially high) for the satellite and up-linking segment of a DBS system is fixed and does not increase with the number of subscribers receiving satellite transmission; (2) DBS is not currently subject to local regulation of service or required to pay franchise fees; and (3) the capital costs for the ground segment of a DBS system (the reception equipment) are directly related to and limited by the number of service subscribers. Among the disadvantages are: (1) limited ability to tailor the programming package to the interests of different geographic markets, such as providing local news and other local origination services; (2) signal reception being subject to line of sight angles; and (3) intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise. The effect of competition from these services has been substantial to the Companies, and Galaxy believes that such competition will continue.

     Prior to enactment of the 1996 Telecommunications Act, local exchange carriers ("LECs") were prohibited from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas or as "video dial-tone" providers, which could deliver video services to the home over telephone-provided circuits without a local franchise). Elimination of the former restrictions on LECs means that Galaxy may face increased competition from local telephone companies, which in most cases have greater financial resources than Galaxy.

     In place of the video dial-tone model, the 1996 Telecommunications Act provides LECs with four options for providing video programming directly to customers in their local exchange areas. Telephone companies may provide video programming by radio-based systems, common carrier systems, "open video" systems, or "cable systems." LECs that elect to provide "open video" systems must allow others to use up to two-thirds of their activated channel capacity. They will be relieved of regulation as "common carriers," and are not required to obtain local franchises, but are still subject to many other regulations applicable to cable systems. LECs operating as "cable systems" are subject to all rules governing cable systems, including franchising requirements. It is unclear which model LECs will ultimately choose, but Galaxy believes the video distribution services developed by local telephone companies are likely to represent a direct competitive threat to Galaxy.

     The ability of local telephone companies to compete with Galaxy by acquiring an existing cable system is limited. The 1996 Telecommunications Act prohibits a LEC or its affiliate from acquiring more than a 10 percent financial or management interest in any cable operator providing cable service in its telephone service area. It further prohibits a cable operator or its affiliate from acquiring more than a 10 percent financial or management interest in any LEC providing telephone exchange service in its franchise area. A LEC and cable operator that have a telephone service area and cable franchise area in the same market may not enter into a joint venture to provide telecommunications services or video programming. There are exceptions to these limitations for rural facilities, very small cable systems, and small LECs in non-urban areas.

     Another alternative method of video distribution is through the use of multichannel multipoint distribution systems ("MMDS"), which deliver programming services over microwave channels received by subscribers with a special antenna. MMDS systems are less capital intensive, are not required to obtain local franchises or pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. Although there are relatively few MMDS systems in the United States that are currently in operation or under construction, many markets have been licensed or tentatively licensed. The FCC has taken a series of actions intended to facilitate the development of these "wireless cable systems" as alternative means of distributing video programming, including reallocating the use of certain frequencies to these services and expanding the permissible use of certain channels reserved for educational purposes. The FCC's actions enable a single entity to develop an MMDS system with a potential of up to 35 channels, and thus compete more effectively with cable television. Developments in compression technology have significantly increased the number of channels that can be made available from other over-the-air technologies. Subscriptions to MMDS services are projected to continue over the next several years.

     Galaxy also competes with master antenna television ("MATV") systems and satellite master antenna television ("SMATV") systems, which provide multi-channel program services directly to hotel, motel, apartment, condominium and similar multi-unit complexes within a cable television system's franchise area, generally free of any regulation by state and local governmental authorities. The 1996 Telecommunications Act changes the definition of a "cable system" to include only systems that cross public rights-of-way. Therefore, SMATV systems that serve buildings that are not commonly owned or managed, but which do not cross public rights of way, are no longer considered "cable systems" and no longer require a franchise to operate.

     3.1.8 Employees

     As of June 30, 2001, Galaxy had approximately 346 full-time employees and 54 part-time employees, none of whom are currently subject to a collective bargaining agreement (see Section 3.5, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - LEGAL PROCEEDINGS"). In addition, Galaxy Management employs 34 people who are dedicated primarily to servicing Galaxy.

     Section 3.2. ACQUISITIONS, DISPOSITIONS AND TRADES

     In 1999, Galaxy executed an agreement with Pegasus Communications Corporation ("Pegasus") to convert certain of its subscribers to Pegasus' "DirecTV" satellite service and then sell such converted subscribers to Pegasus. On February 27, 2001, Galaxy closed on the sale to Pegasus of 318 such "converted subscribers", located in Enterprise and Detroit, Kansas and Lynchburg, South Carolina, along with 164 new subscribers installed with Pegasus' satellite service, for approximately $513,850 of total compensation and reimbursements. Thereafter, on July 19. 2001, Galaxy closed on the sale to Pegasus of systems located in Admire, Allen, Potwin, Benton and Whitewater, Kansas; Fulton, Alabama; Walnut Grove, Mississippi; Wallace, Lee County, Society Hill, Dovesville, Coward and Florence County, South Carolina with 1,687 converted subscribers and 721 new home subscribers for approximately $2,881,720 of total compensation and reimbursements. Approximately 75% of the purchase prices for these sales was paid in cash and 25% in Pegasus stock. Galaxy used the cash proceeds from these sales to cover expenses of the transaction and to pay down principal under the Prepetition Bank Loans.

     On or about June 1, 2001, Galaxy sold two of its cable television systems located in South Carolina, representing approximately 580 subscribers for a gross sale price of $580,000 (or approximately $1,000 per subscriber). Galaxy used the proceeds from this sale to pay down principal under the Prepetition Bank Loans.

     On or about September 6, 2001, Galaxy sold its cable television system located in Holly Springs, Mississippi, consisting of 1,485 subscribers, to CableSouth Media, L.L.C. for a gross sales price of $1,633,500. Galaxy used the proceeds from this sale to pay down principal under the Prepetition Bank Loans.

     Section 3.3. REAL PROPERTY

     Galaxy's principal executive office is located in leased office space at 1 First National Plaza, 4th Floor in Sikeston, Missouri, 63801.

     Galaxy owns or leases parcels of real property for signal reception sites (antenna towers, receivers and other equipment used to receive, process and transmit programming), microwave facilities and business offices, and owns most of its service vehicles. Galaxy believes that its properties, both owned and leased, are in good condition and are suitable and adequate for Galaxy's business operations.

     Galaxy's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of Galaxy's systems require maintenance and periodic upgrading to keep pace with technological advances.

     Galaxy Capital does not own any interest in any real or personal property.

     Section 3.4. MANAGEMENT

     3.4.1 Current Management

     Galaxy is party to the Management Agreement with Galaxy Management with respect to the day-to-day management and operation of Galaxy's cable systems. Pursuant to the Plan, the Management Agreement will be terminated on the Effective Date.

     3.4.2 Current Officers and Directors

     The general partners of Galaxy, Galaxy GP and Galaxy Investments have designated Galaxy GP as the managing general partner of Galaxy, and, as such, Galaxy GP has responsibility for the overall management of the business and operations of Galaxy. Galaxy Investments retains the right to become the managing general partner at any time upon written notice to Galaxy GP. The directors of Galaxy GP are also the managers of Galaxy Investments. The executive officers of Galaxy Management and the directors of Galaxy GP are:

Tommy L. Gleason, Jr..... 55   President, Chief Executive Officer and Director
                               of Galaxy Management and Galaxy GP
James M. Gleason......... 37   Chief Operating Officer of Galaxy Management and
                               Galaxy GP
J. Keith Davidson........ 45   Executive Vice President, Treasurer, Secretary
                               and Director of Galaxy Management and Galaxy GP
Douglas E. Montandon..... 55   Vice President of Marketing
William P. Collatos...... 46   Director of Galaxy GP
Kenneth T. Schiciano..... 38   Director of Galaxy GP
Richard D. Tadler........ 43   Director of Galaxy GP

     TOMMY L. GLEASON, JR. has served as Chairman, Chief Executive Officer, and a director of Galaxy Management and Galaxy GP and a manager of Galaxy Investments since December 1994. Mr. Gleason began his cable television career in 1964, and from then until 1971 he was a field engineer responsible for the operation of 45 headend facilities in 11 states. From 1971 through 1976, he was a product sales manager for Essex Wire Corp. of Chicago, Illinois. From 1976 through 1982, he was President of Galaxy Communications Systems, which operated 29 cable television systems in four states. By 1979, he had engineered and built eight cable television systems in Illinois. He is currently a Director of the National Cable Television Cooperative, and was Chairman of the Cooperative during 1998-99. Mr. Gleason was inducted into the Cable TV Pioneers in 1989.

     JAMES M. GLEASON has served as President, Chief Operating Officer and a director of Galaxy Management since December, 1994. Mr. Gleason also presently serves as Chief Operating Officer of Galaxy Telecom, Inc. Mr. Gleason is responsible for overall operations of Galaxy Telecom, L.P. He has prior experience in cable television system construction, mapping, marketing and operations. In 1992, Mr. Gleason served as Chairman of the Board of the National Cable Television Cooperative. Currently, he serves as Vice Chairman of the Ame rican Cable Association. Mr. Gleason has 15 years of experience in the cable television industry and is the brother of Tommy L. Gleason, Jr.

     J. KEITH DAVIDSON has served as Executive Vice President, Chief Financial Officer, Treasurer, and Secretary of Galaxy Management and Galaxy GP, director of Galaxy Management and a manager of Galaxy Investments since December 1994. From 1988 to 1994, Mr. Davidson was the Chief Financial Officer and Assistant Secretary of Galaxy Cablevision Management, Inc. Mr. Davidson has 20 years of experience in the cable television industry.

     WILLIAM P. COLLATOS has served as a director of Galaxy GP and a manager of Galaxy Investments since December 1994 and currently is a managing general partner of Spectrum Equity Investors L.P., a private equity firm that he co-founded in May 1994. From 1990 to 1994, Mr. Collatos was a private equity investor. Mr. Collatos was an Associate and General Partner of funds managed by Media Communications Partners and TA Associates, Inc., a private equity capital firm ("TA Associates") from 1980 to 1990. From 1976 to 1980, Mr. Collatos worked in and subsequently ran the media- lending group at Fleet National Bank.

     KENNETH T. SCHICIANO has served as a director of Galaxy GP and a manager of Galaxy Investments since December 1994 and has been a Principal of TA Associates since January 1995. Mr. Schiciano was a Vice President of TA Associates from August 1989 to December 1994.

     RICHARD D. TADLER has served as director of Galaxy GP and a manager of Galaxy Investments since December 1994. Mr. Tadler has been a Managing Director of TA Associates since January 1994. From 1987 to December 1993, Mr. Tadler was a general partner of TA Associates.

     3.4.3 Reorganized Galaxy Management

     On the Effective Date, the Management Agreement with Galaxy Management will be terminated. On or before the Effective Date, the new Board of Directors of Reorganized Management shall appoint the new officers of Reorganized Galaxy, and shall make such other arrangements for the day-to-day management of Reorganized Galaxy as such Board shall deem desirable.

     Upon the Effective Date, Galaxy anticipates that Reorganized Galaxy will enter into a management services agreement with Anchor Pacific Corp. and its founder, C. Ronald Dorchester. Mr. Dorchester founded Anchor Pacific in 1994 and is an experienced cable system operator who has provided consulting services to regional bell operating companies, entertainment programming companies, independent telephone and cable companies, satellite programming distributors, wireless communications companies and venture capital firms.

     While the terms of the management agreement have not been finalized, Galaxy anticipates that Mr. Dorchester and his associates at Anchor Pacific will provide senior management services including strategic planning, as well as advice concerning acquisitions, dispositions, and overall business management. Galaxy anticipates that the management services agreement will provide a standard compensation package including a fixed monthly fee as well as incentive compensation to be based upon specific achievements and transactions.

     3.4.4 Reorganized Galaxy Officers and Directors

     On the Effective Date, the operation of Reorganized Galaxy shall become the general responsibility of the Reorganized Galaxy Board of Directors, subject to and in accordance with the Reorganized Galaxy Certificate of Incorporation and the Reorganized Galaxy By-Laws. On the Effective Date, the board of directors of Reorganized Galaxy shall have seven (7) members. The initial directors of Reorganized Galaxy shall be appointed by the Bondholder Committee on or prior to the Effective Date, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Each such director shall serve from and after the Effective Date pursuant to the terms of the Reorganized Galaxy Certificate of Incorporation, the other constituent documents of Reorganized Galaxy, and applicable law.

     Section 3.5. LEGAL PROCEEDINGS

     Galaxy and the other Companies are subject to various legal and administrative proceedings in the ordinary course of business. The Companies believe the outcome of any such proceedings will not have a material adverse effect on the Companies' consolidated financial position, implementation of the Plan, or future results of operations or cash flows.

     On February 10, 1998, certain customers of Galaxy in Mississippi filed a class action lawsuit in the United States District Court for the Northern District of Mississippi alleging that Galaxy illegally charged a late fee on monthly cable bills. On April 16, 2001, the Court ruled that a five dollar late fee charged by Galaxy is a fair, reasonable, and appropriate charge, and therefore, Galaxy did not breach it s duty of good faith and fair dealing. No appeal by the plaintiffs is anticipated by Galaxy; however, no assurances can be made that an appeal will not be filed by plaintiffs.

     On March 2, 2000, a former employee filed a lawsuit against Galaxy in the United States District Court for the Southern District of Mississippi alleging racial discrimination and/or infliction of emotional distress. Galaxy has denied any liability with respect to this claim and is defending this action. Galaxy has not recorded any liability in the consolidated financial statements that may arise from the adjudication of this lawsuit.

     On March 3, 2000, an action was filed against Galaxy and additional parties in the Circuit Court of Forrest County, Mississippi for an automobile accident claim. This claim is being defended by the insurance carrier.

     In July, 2000, an action was filed against Galaxy and additional parties in the District Court of Sarpy County, Nebraska, for wrongful death of two subcontractors. This claim is covered by insurance and is being defended by the insurance carrier.

     The Companies are currently in negotiations with the International Brotherhood of Electrical Workers in Southern Illinois for a work unit consisting of 8 workers. The work unit has voted to organize, and is presently negotiating a collective bargaining agreement. Such negotiations are not expected to adversely affect the Companies.

     Section 3.6. DESCRIPTION OF INDEBTEDNESS OF THE COMPANIES

     The following summary of the principal terms of certain of the existing indebtedness of the Companies does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness, including the definitions of certain terms therein. Whenever particular provisions of such documents are referred to herein, such provisions are incorporated by reference, and the statements are qualified in their entirety by such reference.

     3.6.1 Prepetition Bank Loan Agreements and Prepetition Bank Loans

     Galaxy, Galaxy Capital, Fleet National Bank ("Fleet"), and Internationale Nederlanden (U.S.) Capital Corporation ("ING"), entered into a Loan Agreement dated December 23, 1994, with Fleet and ING as lenders and Fleet as agent for the lenders (defined herein as the "Prepetition Bank Agent"), pursuant to which Fleet and ING made a term loan in the original principal amount of $59 million and a second term loan in the original principal amount of $8 million. Pursuant to that certain Substitution Agreement dated March 31, 1995, among Fleet, ING, Union Bank ("Union"), and State Street Bank and Trust Company ("State Street"), Union and State Street became lenders under the original Loan Agreement.

     Pursuant to that certain Amended and Restated Loan Agreement dated September 28, 1995, the original Loan Agreement was converted to a revolving capital facility in the aggregate principal amount of $58.5 million. This revolving capital facility loan agreement has been amended by Amendment No. 1 dated October 21, 1996, Amendment No. 2 dated March 28, 1997, Amendment No. 3 dated November 14, 1997, Amendment No. 4 dated March 30, 1998,

Amendment No. 5 dated August 31, 1998, Amendment No. 6 dated March 31, 1999, Amendment No. 7 dated March 31, 2000, Amendment No. 8 dated March 29, 2001, and Amendment No. 9 dated August 31, 2001 (as amended, the "Amended and Restated Loan Agreement"). Pursuant to Amendment No. 5 dated August 31, 1998, The First National Bank of Chicago ("FNB Chicago") became a substitute lender for ING. Subsequently, Bank One, N.A. has become the successor to FNB Chicago and Citizens Bank of Massachusetts ("Citizens") has become the successor to State Street.

     Galaxy, Galaxy Capital, Fleet, Citizens and Bank One also entered into that certain Loan Agreement dated March 31, 2000 (the "Term Loan Agreement"), concerning a $5 million term loan to Galaxy, which has been amended by Amendment No. 1 dated March 28, 2001 and Amendment No. 2 dated August 31, 2001 (as amended, the "Term Loan Agreement," and together with the Amended and Restated Loan Agreement, the "Prepetition Bank Loan Agreements").

     The Companies' obligations under the Prepetition Bank Loan Agreements are secured by a first priority lien on substantially all of the Companies' assets.

     The Prepetition Bank Loan Agreements contain covenants that affect Galaxy and its subsidiaries with respect to, among others things: (i) creating liens;
(ii) incurring indebtedness and contingent obligations; (iii) paying dividends and redeeming equity interests; (iv) merging and selling assets; (v) engaging in sale and lease back transactions; (vi) making investments in other persons;
(vii) engaging in certain affiliate transactions; (viii) making capital expenditures; (ix) selling accounts receivable; and (x) amending certain of its debt instruments and making payment in respect of the obligations represented thereby.

     The Prepetition Bank Loan Agreements contain a number of events of default, including the following: (i) failure to make payments of interest and principal when due; (ii) material error in any representation or warranty or certificate made under the Prepetition Bank Loan Agreements; (iii) failure of Galaxy to perform any of its respective agreements under the Prepetition Bank Loan Agreements; (iv) a default in the payment of any obligation of Galaxy or its subsidiaries on indebtedness in excess of $250,000 owing to any one person other than Fleet; (v) entry of a judgment in excess of $100,000 in the aggregate and the same remains undischarged for a period in excess of 30 days; (vi) certain events of insolvency and bankruptcy of Galaxy or its subsidiaries; (vii) certain events in respect of on-air cable television operations affecting more than 10% of subscribers; (viii) the loss or termination of certain cable franchises; (ix) certain change of control events; and (x) a material adverse change in the condition (financial or otherwise) of Galaxy.

     On January 8, 2001, Galaxy received written notice from the Prepetition Bank Agent that Galaxy was in default under the Prepetition Bank Loan Agreements based upon its failure to make principal and interest payments and fees due December 31, 2000. The notice directed that Galaxy no longer make any distributions to Prepetition Equity Interest Holders or payments on the Prepetition Subordinated Notes. Also on January 8, 2001, Galaxy received a notice from the Prepetition Bank Agent stating that the lenders under the Amended and Restated Loan

Agreement were exercising their rights to terminate their commitments under the Amended and Restated Loan Agreement to advance funds to Galaxy.

     On July 2, 2001, the Prepetition Bank Loans matured and became immediately due and payable. Thereafter on July 9, 2001, Galaxy received a written notice from the Prepetition Bank Agent that Galaxy was in default based upon, among other things, its failure to pay the Prepetition Bank Loans in full upon maturity.

     3.6.2 Prepetition Subordinated Notes

     Pursuant to the Prepetition Indenture dated September 28, 1995, between Galaxy, Galaxy Capital and the Bank of New York, as Trustee, Galaxy issued $120.0 million aggregate principal amount of senior subordinated obligations maturing in October 2005. The Prepetition Subordinated Notes bear an interest rate of 12.375% per annum payable semiannually on April 1 and October 1, commencing April 1, 1996.

     The payment of principal and interest on the Prepetition Subordinated Notes is subordinated in right of payment to the indebtedness owed under the Prepetition Bank Loan Agreements. The Prepetition Subordinated Notes rank pari passu with all other senior subordinated indebtedness of Galaxy, if any, and are senior to all subordinated debt of Galaxy.

     The Prepetition Indenture contains covenants that affect the Companies with respect to, among other things: (i) incurring indebtedness; (ii) creating liens;
(iii) merging and selling assets; (iv) engaging in certain intercompany transactions; (v) permitting changes of control to occur; and (vi) engaging in transactions with equity interest holders and affiliates.

     The Prepetition Indenture contains a number of events of default, including the following: (i) failure to make payments of interest when due, and the continuation of such failure for 30 days; (ii) failure to pay principal when due; (iii) default in the payment of any obligation of Galaxy, Galaxy Capital, or any of their Subsidiaries on indebtedness in the aggregate principal amount of $5,000,000 or more; (iv) failure of Galaxy or Galaxy Capital to comply with any of their covenants or agreements under the Prepetition Indenture; (v) entry of a judgment in excess of $5,000,000; and (vi) certain events of insolvency and bankruptcy of Galaxy, Galaxy Capital, or their Subsidiaries.

     On January 8, 2001, Galaxy received written notice from the Prepetition Bank Agent that Galaxy was in default under the Prepetition Bank Loan Agreements based upon its failure to make principal and interest payments and fees due December 31, 2000. The notice directed that Galaxy no longer make any distributions to Prepetition Equity Interest Holders or payments of interest or principal on the Prepetition Subordinated Notes.

     As a result, Galaxy and Galaxy Capital are in default with respect to the Prepetition Subordinated Notes entitling the Prepetition Subordinated Noteholders to accelerate the maturity thereof. If holders of at least 25% in the aggregate principal face amount of the Prepetition Subordinated Notes vote to accelerate all outstanding indebtedness under the Prepetition Subordinated Notes pursuant to the terms of the Prepetition Indenture, and in the event that the

Companies do not immediately seek to implement the Restructuring through the Plan, such an acceleration of outstanding indebtedness under the Prepetition Subordinated Notes could result in the Companies becoming subject to a proceeding under Federal bankruptcy laws without having solicited acceptances for the Plan prior to the commencement of such proceeding.

     3.6.3 Prepetition AT&T Notes

     Galaxy and AT&T (as successor to United Cable Television System of Sarpy County, Inc. ("United Cable")) entered into an Asset Sale Agreement dated as of August 29, 1996 (the "United Cable Transaction") pursuant to which Galaxy purchased from AT&T substantially all of the assets of United Cable. In connection therewith, Galaxy issued to AT&T a Promissory Note dated April 1, 1998, in the principal amount of $852,500 as consideration for the United Cable Transaction.

     Galaxy and AT&T (as successor to Mississippi Cablevision, Inc. ("Mississippi Cable")) entered into an Asset Sale Agreement dated as of December 30, 1998 (the "Mississippi Cable Transaction") pursuant to which Galaxy purchased from AT&T certain cable system assets of Mississippi Cable. In connection therewith, Galaxy and Galaxy II issued to AT&T a Promissory Note dated March 2, 2000, in the principal amount of $1,200,000 as consideration for the Mississippi Cable Transaction.

     Section 3.7. SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     3.7.1 Overview

     A summary of the historical financial information for the Companies is attached to this Disclosure Statement as Exhibit B.

     Total revenues have decreased since 1999, primarily as a result of system dispositions. Despite such dispositions, system operation expenses and selling, general and administrative expenses have increased since 1999. Galaxy expects to continue to experience increases in programming expenses and there can be no assurance that Galaxy will be able to increase its rates for cable services to recover increases in the costs of programming.

     In each of the past three years, the cable television systems have generated substantially all of their revenues from fees for monthly basic and premium subscriptions and from one-time charges such as installation and service charges. Minimal additional revenues were generated from the sale of advertising and from home shopping networks.

     Galaxy reported net losses, which are due in part to the high level of depreciation and amortization associated with the cable system acquisitions and capital expenditures related to continued construction and upgrading of the Galaxy Systems, together with interest costs related to Galaxy's financing activities.

     3.7.2 2001 Compared to 2000

     The Summary of Historical Financial Information shows the actual results from the first two quarters of 2001, which ended on June 30, 2001. As compared with the same six-month period of 2000, annualized revenues decreased approximately 5.3%. The decrease in revenues resulted primarily from a reduction in the number of basic subscribers during the first six months of 2001, offset somewhat by an increase in basic rates during the period.

     Systems operations expenses increased by 5.7% from 2000 to 2001. Programming expenses increased from 27.6% of revenue in 2000 to 31.5% in 2001. As a result, system operations expenses as a percentage of revenue increased from 49.43% in 2000 to 54.4% in 2001, respectively.

     Selling, general and administrative expenses increased 24.1% in the first half of 2001 over the same period in 2000. This increase is a result of an increase in marketing and service center costs.

     Management fees remained at 3.0% of revenue for the first quarter, 2000 and 2001.

     Depreciation and amortization expense increased 9.9% in the first half of 2001 over the same period in 2000. As a percentage of revenues, depreciation and amortization increased to 38.1% in 2001 compared to 32.9% during the same period in 2000.

     Interest expense decreased 9.4% from 2000 to 2001. This decrease was due to a decrease in rates charged to the Company. Interest expense, as a percentage of revenues, decreased from 38.9% in 2000 to 37.2% in 2001.

     Gain (loss) on sale of assets went from a net gain that was 7.3% of revenues in 2000 to a net gain that was 4.3% of revenues for the first half of 2001. This increase is a result of a larger number of subscribers being sold in 2001 as compared to 2000.

     Galaxy pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss flowed through to the partners of Galaxy as specified in the governing partnership agreement.

     As a combined result of the items discussed above, net loss increased 35.1% from 2000 to 2001. As a percentage of revenues, net loss increased from 27.7% in 2000 to 39.6% in 2001. Annualized EBITDA was $7.6 million for the first six months of 2001, $11.1 million, or 59.3%, less than the full-year EBITDA of $18.7 million achieved in 2000. As a percentage of revenues, EBITDA decreased from 34.2% in 2000 to 28.8% for the first six months in 2001, primarily as a result of the decrease in subscribers and an increase in programming and marketing costs.

     3.7.3 2000 Compared to 1999

     Revenues decreased 3.9%, or approximately $2.2 million, from 1999 to 2000. The decrease in revenues resulted primarily from increased competition during 2000, resulting in a reduction in the number of basic subscribers during 2000, offset somewhat by an increase in basic rates during the year.

     Systems operations expenses increased 2.9%, or approximately $27,000, from 1999 to 2000. Programming expenses increased from 25.6% of revenue in 1999 to 28.0% in 2000. As a result, system operations expenses as a percentage of revenue increased from 47.3% in 1999 to 50.7% in 2000, respectively.

     Selling, general and administrative expenses increased 4.8%, or approximately $6,000, from 1999 to 2000. This increase is a result of an increase in marketing costs to combat competition, offset by a decrease in telephone costs. Management fees decreased 32.2%, or approximately $1.0 million, from 1999 to 2000. Management fees are calculated as a percentage of revenue. The decrease was a result of a temporary reduction of such percentage, and the reduction in revenues discussed above.

     Depreciation and amortization expense decreased 5.2%, or approximately $1.1 million, from 1999 to 2000. This decrease in expenses was due primarily to the sale of certain cable systems during 2000. As a percentage of revenues, depreciation and amortization decreased from 36.8% in 1999 to 36.2% in 2000.

     Interest expense increased 5.5%, or approximately $1.0 million, from 1999 to 2000. This increase was due to an increase in interest rates charged to the Company. Interest expense, as a percentage of revenues, increased from 33.1% in 1999 to 36.4% in 2000. Other income expense was a net expense of $1.4 million in 2000, as compared to a net income of $0.1 million during 1999.

     Gain on sale of assets went from a gain of 5.6 million, or 9.8% of revenues, in 1999 to a net gain of $2.1 million, or 3.8% of revenues, in 2000. This increase is a result of more systems being sold in 1999 as compared to 2000.

     Galaxy pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss flowed through to the partners of Galaxy as specified in the governing partnership agreement.

     As a combined result of the items discussed above, net loss increased 68.4%, or approximately $8.3 million, from 1999 to 2000. As a percentage of revenues, net loss increased from 21.5% in 1999 to 34.2% in 2000.

     EBITDA decreased 14.8%, or approximately $3.3 million, from 1999 to 2000, and as a percentage of revenues, EBITDA decreased from 38.6% in 1999 to 34.2% in 2000, primarily as a result of the decrease in subscribers and an increase in programming and marketing costs.

     3.7.4 Liquidity and Capital Resources

     The cable television business requires substantial financing for construction, expansion and maintenance of plant. Since December of 1994, Galaxy received cash equity contributions of approximately $51 million. Galaxy had an aggregate of approximately $183 million of indebtedness as of June 30, 2001, representing $27.7 million under the Prepetition Bank Loan Agreements, $138.6 million under the Prepetition Subordinated Notes, $2.8 million under the Prepetition AT&T Notes and $13.9 million in other obligations. Net payments have been made under the Prepetition Bank Loan Agreements of approximately $10.8 million during 2000 and 2001 (including approximately $5.9 million towards principal and $4.8 million towards interest and fees). The Companies anticipate that Galaxy's operating cash flows, sales proceeds of assets sold outside its Core Areas, and debt and equity restructuring will provide sufficient funds necessary to meet debt service, working capital, and capital expenditure needs.

     Galaxy provided net cash from operating activities of $6.1 million in 2000 and $4.0 million for the first half of 2001 ($8.0 million on an annualized basis).

     Galaxy used net cash in investing activities of $5.0 million in 2000, and used net cash in investing activities of $2.8 million for the first half of 2001 ($5.6 million on an annualized basis).

     Galaxy used net cash in financing activities of $4.5 million in 2000, and used net cash in financing activities of $1.9 million for the first half of 2001 ($3.8 million on an annualized basis).

     3.7.5 Capital Expenditures

     During 2000, Galaxy's capital expenditures (exclusive of system acquisitions) were approximately $8.4 million. These capital expenditures were used to add channels, construct wide-area networks for distance learning and data services and purchase equipment to launch digital and Internet services in certain of Galaxy's larger systems. Galaxy anticipates capital expenditures over the next two years will total approximately $15 million. These capital expenditures will be used primarily to upgrade cable systems for expansion of channel capacities, purchase digital equipment and to allow for the reduction in the number of signal reception sites. These expenditures also include expansion and replacement of headend buildings, rewires of associated electronic equipment and the purchase of new vehicles, test equipment and computer equipment. The remaining capital items include the expenditures required to add new subscribers and to expand and upgrade the cable television facilities. The Companies expect to finance the anticipated capital expenditures described above with cash flows generated from operations, proceeds from system sales, and other debt as necessary.

     3.7.6 Inflation

     Other than the increase in gasoline expense, the Companies do not believe that inflation in the United States in recent years has had a significant effect on the results of Galaxy's operations.

     3.7.7 Indebtedness and Ability to Restructure Debt

     The Companies have current indebtedness of approximately $24.5 million under the Prepetition Bank Loans and approximately $141.4 million under the Prepetition Notes as of the date hereof. The Prepetition Bank Loans have matured and are immediately due and payable and each of the Prepetition Notes is in default. Under the circumstances, the Companies have been unable to raise additional funds in the capital markets or from investors to recapitalize Galaxy. As a result, absent the Restructuring, the Prepetition Bank Lenders would likely seek to foreclose on substantially all of the Companies' assets and the Prepetition Noteholders would likely accelerate the indebtedness under the Prepetition Notes, thereby having a material adverse effect on the Companies.

     3.7.8 Summary

     Galaxy's future revenues and profitability are difficult to predict due to a variety of risks and uncertainties, including (i) business conditions and growth in Galaxy's existing markets, (ii) the successful launch of systems and technologies in new and existing markets, (iii) Galaxy's existing indebtedness and the need for additional financing to fund subscriber growth and system and technological development, (iv) government regulation, (v) Galaxy's dependence on channel leases, (vi) the successful integration of future acquisitions and
(vii) numerous competitive factors, including alternative methods of distributing and receiving video transmissions.

     Galaxy expects decreases in its subscriber base, and moderate increases in basic rates charged to subscribers. Galaxy believes that general and administrative expenses and depreciation and amortization expense will continue to increase to support overall growth.

     Because of the foregoing uncertainties affecting Galaxy's future operating results, past performance should not be considered to be a reliable indicator of future performance, and creditors and Equity Interest Holders should not use historical results or trends as determinative of Galaxy's future performance.

     Section 3.8. LEGISLATION AND REGULATION

     SEE EXHIBIT E FOR A DESCRIPTION OF FEDERAL, STATE AND LOCAL REGULATION RELATING TO AND AFFECTING THE COMPANIES AND REORGANIZED GALAXY.

     Section 3.9. EVENTS LEADING TO CHAPTER 11 FILINGS

     Contemplating probable difficulty in meeting their obligations under the Prepetition Bank Loans and the Prepetition Notes, the Companies engaged the services of a financial advisor, Donald, Lufkin & Jenrette Securities Corporation (later merged into Credit Suisse First Boston ("CSFB")), for purposes of seeking a restructuring of the indebtedness of the Companies. Thereafter, the Companies entered into negotiations with certain of the Prepetition Subordinated Noteholders constituting the Bondholder Committee to restructure the indebtedness under the

Prepetition Subordinated Notes. These negotiations produced an agreement evidenced by a Term Sheet dated March 28, 2001, the principles of which underlie the Restructuring.

     Upon reaching an agreement with the Bondholder Committee, the Companies and representatives of the Bondholder Committee entered into negotiations with representatives of the Prepetition Bank Lenders. Each of the members of the Bondholder Committee, which in the aggregate own or control at least 66 2/3% of the total outstanding principal amount of the Prepetition Subordinated Notes and each of the Prepetition Bank Lenders have agreed to vote to accept the Plan, subject to the terms and conditions set forth in a Forbearance, Lock-up and Voting Agreement by and between the Companies, the Prepetition Bank Lenders and the Bondholder Committee dated as of September 13, 2001.

     Section 3.10. FINANCIAL PROJECTIONS UPON RESTRUCTURING

     Financial projections for Reorganized Galaxy for the remainder of fiscal year 2001, and for fiscal years 2002 and 2003, are set forth in Exhibit D hereto (the "Projections"). The Projections should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth herein, the selected historical financial information and the other information set forth in
Section 3.7 above, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION" as set forth in this Disclosure Statement.

     The Companies do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Companies (including Reorganized Galaxy) do not anticipate that they will, and disclaim any obligation to, furnish updated projections to holders of Claims or Equity Interests prior to the Effective Date or to stockholders after the Effective Date, or to include such information in documents required to be filed with the Commission, or otherwise make such information public.

     The Projections reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of Reorganized Galaxy, industry performance, general business and economic conditions and other matters, some of which are beyond the control of Reorganized Galaxy. In addition, unanticipated events and circumstances may affect the actual financial results of Reorganized Galaxy. THEREFORE, WHILE THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE YEARS 2001 - 2003 ("PROJECTED PERIOD") MAY VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE COMPANY TO ACHIEVE THE PROJECTED RESULTS. See Article VI, entitled "RISK FACTORS" for a discussion of certain factors that may affect the future financial performance of Reorganized Galaxy and of the various risks associated with the securities of Reorganized Galaxy to be issued pursuant to the Plan.

     The Projections have been prepared by the Companies' management, in consultation with the financial advisors to the Bondholder Committee and the Prepetition Bank Lenders. While the Companies believe that the assumptions underlying the projections for the Projected Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the Securities and Exchange Commission regarding projections or forecasts. The Projections have not been audited or compiled by the Companies' independent auditors.

     Neither the Companies' independent auditors, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the projected consolidated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

     HOLDERS OF CLAIMS AND EQUITY INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN REACHING THEIR DETERMINATIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN.

     PRINCIPAL ASSUMPTIONS

     The Projections are based upon forecasts of operating results during the Projected Period. The following is a listing of assumptions that were used to develop the Projections.

     1) The Projections assume that operations and business strategies of Reorganized Galaxy will not materially change post-Effective Date.

     2) The Projections assume that the current economic environment continues throughout the Projected Period.

     3) The Projections assume that no unforeseen national or international events will occur during the Projected Period that would cause the cable television and telecommunications industries to be adversely impacted.

     In addition to the aforementioned assumptions, the Projections are based on numerous detailed operating assumptions. The Projections summarize the projected operating statistics that management believes are significant and upon which the financial results of the Reorganized Galaxy will depend during the Projected Period.

                                   ARTICLE IV
                        THE ANTICIPATED CHAPTER 11 CASES

     If the Companies receive the requisite votes for acceptance of the Plan, the Companies intend to file voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. At that time, all actions and proceedings against the Companies and all acts to obtain property from the Companies will be stayed under section 362 of the Bankruptcy Code. The

Companies will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

     The Companies do not expect the Chapter 11 Cases to be protracted. To expedite the emergence of Reorganized Galaxy from Chapter 11, the Companies intend to seek the relief detailed below, among other relief, from the Bankruptcy Court on the Filing Date. Such relief, if granted, will facilitate the administration of the Chapter 11 Cases; however, there can be no assurance that the Bankruptcy Court will grant the relief sought.

     Section 4.1. MOTIONS TO BE FILED

     To facilitate the administration of the Chapter 11 Cases and to expedite their emergence therefrom, the Companies intend to seek the relief detailed below, among other relief, from the Bankruptcy Court.

     4.1.1 Applications to Retain Professionals

     Upon commencement of the Chapter 11 Cases, the Companies intend to file applications to retain the reorganization professionals who will assist and advise the Companies in connection with the administration of the Chapter 11 Cases. The Companies also may seek authority to retain certain professionals to assist with the operation of Galaxy's businesses in the ordinary course. Such so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

     4.1.2 Motion to Approve Sales

     Upon commencement of the Chapter 11 Cases, the Companies may file a motion seeking an order permitting Galaxy to continue to sell and/or trade cable systems in the ordinary course of its business with the prior written approval of the Prepetition Bank Agent and the Bondholder Committee. Bankruptcy Court approval will likely be required for specific sales or trades with a sale price or exchange value in excess of $1,000,000.

     4.1.3 Motion to Provide Limited Notice to Unimpaired Creditors

     Pursuant to the Bankruptcy Rules, the Clerk of the Bankruptcy Court, or another party that the Bankruptcy Court may direct, must provide notice of the commencement of the Chapter 11 Cases and of the meeting of creditors held pursuant to section 341 of the Bankruptcy Code (the "Section 341 Meeting") to all creditors. In addition, at least two other notices, notice of the hearing on approval of confirmation of the Plan and notice of the entry of an Order confirming the Plan, must be given to all creditors and equity security holders. Because it is anticipated that the Companies' creditors with the exception of the Prepetition Bank Lenders and the Prepetition Noteholders will be largely unaffected by the Chapter 11 Cases (since they will be paid in cash in the ordinary course throughout the Chapter 11 Cases and any claims remaining on the Effective Date will be assumed and paid by Reorganized Galaxy in full), the Companies will request that the Companies, or their noticing agent, be authorized to provide such creditors with only one combined notice of the filing of the Chapter 11 Cases and the hearing on approval of the confirmation of the Plan.

     4.1.4 Motion to Continue Using Prepetition Bank Accounts, Payroll Accounts and Business Forms

     Because the Companies expect the Chapter 11 Cases to be pending for less than two months, and because of the administrative hardship that any operating changes would impose on them, the Companies intend to seek authority to continue using their existing bank accounts, payroll accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court's authorization of the continued use of the Companies' current bank accounts, payroll accounts and business forms, the Companies' normal business activities would be disrupted, to the detriment of their estates and their creditors.

     Continued use of their existing bank accounts, payroll accounts and business forms will facilitate the Companies' smooth and orderly transition into Chapter 11, minimize the disruption to their businesses while in Chapter 11, and expedite Reorganized Galaxy's emergence from Chapter 11. Requiring the Companies to cancel their existing bank accounts, payroll accounts and establish new accounts or create new business forms would likely increase the costs of the Chapter 11 Cases and only frustrate the Companies' efforts to reorganize expeditiously.

     4.1.5 Motion for Authority to Pay Prepetition Employee Wages and Associated Benefits, Commissions and Expenses

     The Companies believe that any delay in paying prepetition compensation, benefits, commissions and expenses to their employees would destroy their relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of Galaxy's employees are most critical. Accordingly, the Companies will seek authority to pay and/or reimburse all compensation, benefits, commissions and expenses to their employees which were accrued but unpaid as of the Filing Date.

     4.1.6 Motion for Authority to Maintain Workers' Compensation Insurance Policies and to Pay Prepetition Workers' Compensation Claims

     To ensure that Galaxy's workers' compensation, automobile and general liability insurance coverages remain in effect, the Companies shall seek authority to maintain its workers' compensation, automobile and general liability insurance policies. Likewise, to the extent necessary, the Companies shall also seek authority to pay retroactive prepetition premiums on certain other workers' compensation insurance policies and to honor prepetition workers' compensation claims. The failure to maintain such insurance by the payment of the premiums could subject Galaxy or its officers to criminal penalties.

     4.1.7 Prepetition Bank Lenders' Adequate Protection and Cash Collateral Motion

     In order to ensure that the Companies' business operations can continue without interruption during the Chapter 11 Cases, the Companies intend to file a motion seeking approval of the Bankruptcy Court to utilize "cash collateral" (as that term is defined in the Bankruptcy Code) (the "Cash Collateral") upon which the Prepetition Bank Lenders retain a first priority lien and security interest and to grant the Prepetition Bank Lenders "adequate protection" for the use of such Cash Collateral. The Prepetition Bank Lenders have consented to the Companies' use of the Cash Collateral through the earlier of the date which is (i) 90 days after the Petition Date or (ii) December 31, 2001, conditioned upon the Companies obtaining an order from the Bankruptcy Court granting the Prepetition Bank Lenders replacement liens and approving certain terms and conditions, including, without limitation, the Companies' payment of interest on the Prepetition Bank Loans and all net proceeds from any asset sales during the Chapter 11 Cases.

     4.1.8 Motion to Pay Unimpaired Creditors

     The Companies believe that any delay in paying their trade creditors on prepetition claims would significantly hamper their relationships with many such creditors, thereby jeopardizing their ability to honor contractual commitments to their customers and generate future revenue. Additionally, because such creditors are unimpaired under the Plan and will eventually be paid in full, there is little reason, if any, to delay paying such creditors. Accordingly, the Companies will seek authority to pay, at the Companies' discretion, Miscellaneous Secured Claims and General Unsecured Claims.

     4.1.9 Motion Restraining and Enjoining Utilities from Discontinuing Service

     In connection with its ongoing business operations, Galaxy obtains electricity, natural gas, water, telephone services, trash removal and other utility services from various utility companies. The Companies will seek an order directing the utility companies not to refuse or discontinue service. If services are disrupted, even for a brief period, irreparable harm will be caused to the Companies efforts to restructure, therefore, the Companies will request that the utilities be enjoined from interrupting and discontinuing service.

     4.1.10 Disclosure Statement/Confirmation Hearings

     As discussed above, Galaxy anticipates that as soon as practicable after commencing its Chapter 11 Cases, it will seek an order of the Bankruptcy Court scheduling concurrent hearings to consider (i) the adequacy of this Disclosure Statement and solicitation of votes under section 1126 of the Bankruptcy Code and (ii) confirmation of the Plan. The Companies anticipate that notice of these hearings will be published in the Wall Street Journal (National Edition) and will be mailed to all known Holders of Claims and Equity Interests at least twenty-five days prior to the Confirmation Hearing. See Section 9.2, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - CONFIRMATION HEARING."

     Section 4.2. TIMETABLE FOR THE CHAPTER 11 CASES

     Following the Filing Date, the Companies expect the Chapter 11 Cases to proceed on the following estimated timetable. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on or after the Filing Date or actions that may be taken by various parties- in-interest will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

     On the Filing Date, the Companies intend to seek an order that the Disclosure Statement hearing be held immediately prior to the hearing on the Confirmation of the Plan. At the Disclosure Statement hearing, the Bankruptcy Court would consider whether the Solicitation complied with Section 1126(b) of the Bankruptcy Code so as to permit the prepetition votes on the Plan to be counted towards confirmation. The Companies anticipate that the hearing on confirmation of the Plan would occur on or about 30 days after the Filing Date. The Companies anticipate that at least 25 days' notice of the Confirmation Hearing and of the time for filing objections to confirmation of the Plan will be given to all creditors and Prepetition Equity Interest Holders.

     The Plan provides that the Effective Date will be a date which is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such earlier date after the Confirmation Date as agreed to in writing among the Companies, the Prepetition Bank Agent, and the Bondholder Committee so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of the Plan have not been satisfied, or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived.

     Under the foregoing timetable, Reorganized Galaxy would emerge from the Chapter 11 Cases within 45 to 60 days after the Filing Date. There can be no assurance, however, that this projected timetable will be achieved.

                                    ARTICLE V
                           THE PLAN OF REORGANIZATION

     Section 5.1. BRIEF EXPLANATION OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 cases.

     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the treatment of claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as provided in the plan itself or the confirmation order, confirmation discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.

     The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below.

     Section 5.2. GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND EQUITY INTERESTS

     The Plan provides that (i) Allowed Administrative Expenses, Allowed Priority Tax Claims and Allowed Priority Claims will be paid in full on the Effective Date, or as soon as practicable thereafter, or will receive such other treatment as is mutually agreed upon by Reorganized Galaxy and the individual Holders of such Claims, and (ii) Allowed Miscellaneous Secured Claims and General Unsecured Claims will remain unaltered, or will be reinstated, or will receive such other treatment as is mutually agreed upon by Reorganized Galaxy and the individual Holders of such Claims. The Plan further provides that Holders of Allowed Note Claims will receive New Subordinated Notes and New Stock in exchange for their Prepetition Notes and that Holders of Allowed Bank Claims will receive New Bank Loans in exchange for their Prepetition Bank Loans. Finally, the Plan provides that Holders of Allowed Prepetition Equity Interests, which will be canceled pursuant to the Plan, will receive New Stock and Warrants on account of their Allowed Prepetition Equity Interests. See Section 5.3, "THE PLAN OF REORGANIZATION - CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS", for a description of the treatment of each class of claim and interest holders, and Section 2.2, "SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN", for a description of the New Bank Loans, New Subordinated Notes, New Stock and Warrants.

     To allow the Companies to complete a financial restructuring in the manner which will maximize enterprise value, the Companies are soliciting prepetition acceptances of the Plan from Holders of Note Claims, Bank Claims and Prepetition Equity Interests prior to filing the Chapter 11 Cases. The Companies presently intend to seek to consummate the Plan and to cause the Effective Date to occur as soon as practicable. There can be no assurance, however, as to when or if the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims and Equity Interests in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in Section 5.8, "THE PLAN OF REORGANIZATION - PROVISIONS COVERING DISTRIBUTIONS."

     The Companies believe that the Plan provides treatment for all Classes of Claims and Equity Interests reflecting an appropriate resolution of their Claims and Equity Interests, taking into account the differing nature of such Claims and Equity Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Equity Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. See Section 9.2, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - CONFIRMATION HEARING."

     If one or more impaired classes of claims or interests does not approve the Plan, then the Companies will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section 1129(b). Section 1129(b), also known as the "cram-down" provision, permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the rejecting class or classes. For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section 9.3, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - NONCONSENSUAL CONFIRMATION."

     Section 5.3. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

     One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a Chapter 11 plan. The term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, including the amount, is in fact a valid obligation of the debtor; in other words, that the "claim" or equity interest exists. Section 502(a) of the Bankruptcy Code provides that a timely-filed claim or equity interest is automatically "allowed" unless the debtor or other party-in-interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include claims that are unenforceable under the governing agreement or applicable nonbankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, certain claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline. The Bank Claims in Class 2, the Note Claims in Class 3 and Prepetition Equity Interests in Class 6 shall be deemed Allowed as provided below.

     Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a Chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes. In accordance with
Section 1122 of the Bankruptcy Code, substantially similar claims are usually classified together, as are equity interests which give rise to the same legal rights; the "claims" and "equity interests" themselves, rather than their holders, are classified.

     Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" or "unimpaired" by the plan. If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders, in which case, the holder is deemed to reject the plan), and the right to receive under the Chapter 11 plan no less value than the holder would receive if the debtor were liquidated under Chapter 7. Under Section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter legal, equitable, and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

     As discussed above, Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Equity Interests into six Classes and sets forth the treatment for each Class. In accordance with Section 1123(a), Administrative Expenses and Priority Tax Claims have not been classified. The Companies also are required, as discussed above under Section 1122 of the Bankruptcy Code, to classify Claims against and Equity Interests in them into Classes that contain Claims and Equity Interests that are substantially similar to the other Claims and Equity Interests in such Classes. The Companies believe that the Plan has classified all Claims and Equity Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code, but once the Chapter 11 Cases have been commenced, it is possible that a Holder of a Claim or Equity Interest may challenge the classification of Claims and Equity Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Companies intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Equity Interest after solicitation of acceptances of the Plan could necessitate a resolicitation of acceptances of the Plan.

     The classification of Claims and Equity Interests and the nature of distributions to Holders of Impaired Claims or Impaired Equity Interests in each Class are summarized below.

See "THE PLAN OF REORGANIZATION - CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS" in Section 5.3 for a description of the manner in which the number of shares of New Stock and number of Warrants will be determined and
Article VI, entitled "RISK FACTORS," for a discussion of various other factors that could materially affect the value of the New Stock, Warrants and Warrant Shares distributed pursuant to the Plan.

     Except for Disputed Claims or Disputed Equity Interests, distributions will be deemed made on the Effective Date if made on the Effective Date or as soon as practicable thereafter. See "THE PLAN OF REORGANIZATION - PROVISIONS COVERING DISTRIBUTIONS" in Section 5.8 for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims or Equity Interests that become Allowed Claims or Allowed Equity Interests after the Effective Date will be made pursuant to Article Ten of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Article Eleven of the Plan (relating to distributions on account of Disputed Claims or Allowed Equity Interests once they are Allowed).

     5.3.1 Unclassified Claims

     The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Expenses and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

          (i) Administrative Expenses

     Administrative Expenses are the actual and necessary costs and expenses of the Chapter 11 Cases that are Allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include the postpetition salaries and other employee benefits, postpetition rents, amounts owed to vendors providing goods and services to the Companies during the Chapter 11 Cases, tax obligations incurred after the Filing Date, and certain statutory fees and charges assessed under section 1930 of title 28 of the United States Code. Other Administrative Expenses include the actual, reasonable fees and expenses of the Companies' advisors and the advisors to any official committees appointed in, and incurred during, the Chapter 11 Cases.

     Administrative Expenses representing liabilities incurred in the ordinary course of business, consistent with past practice, by the Companies or liabilities arising under loans or advances to the Companies after the Filing Date, whether or not incurred in the ordinary course of business, will be paid by the Companies in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Allowed Administrative Expenses will be paid, in full, in cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms to which the Companies and the Holder of such Administrative Expense agree.

     The Companies anticipate that most Administrative Expenses will be paid as they come due during the Chapter 11 Cases and that the Administrative Expenses to be paid on the Effective Date of the Plan will, for the most part, comprise the allowed fees and expenses incurred by professionals retained in the case and the costs attendant to Reorganized Galaxy's assumption of executory contracts and unexpired leases under the Plan. The Companies estimate that, assuming the Effective Date occurs forty-five days after the commencement of the Chapter 11 Cases, Allowed Administrative Expenses (exclusive of normal operating expenses) should not exceed $450,000 (of which approximately $300,000 is estimated for the fees and expenses of the Companies' professionals and $150,000 is estimated for the fees and expenses of the Bondholder Committee and its counsel). In addition, the Companies estimate that the Prepetition Bank Lenders will incur attorneys fees and expenses of not more than $150,000, which the Companies will be required to pay in accordance with Section 6.2 of the Plan.

     All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of statutory committees will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to a Chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Companies and other parties-in-interest may participate, and if appropriate, object to the allowance thereof.

     Under the Plan, each Holder of an Allowed Administrative Expense will be paid in full in Cash on the later of (i) the Effective Date and (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense; provided, however, that Allowed Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by Reorganized Galaxy shall be paid in full or performed by the Companies or Reorganized Galaxy in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Companies or Reorganized Galaxy after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Companies or Reorganized Galaxy, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

          (ii) Priority Tax Claims

     Priority Tax Claims essentially consist of unsecured claims by federal and state governmental units for taxes specified in Section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. The Companies estimate that on the Effective Date, the Allowed Priority Tax Claims will be minimal.

     At the sole option of the Companies, each Holder of an Allowed Priority Tax Claim shall receive (i) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such agreed Allowed Priority Tax Claim together with interest on the unpaid balance of such Allowed Priority Tax Claim from the

Effective Date calculated at the Market Rate; or (ii) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Companies or Reorganized Galaxy, as the case may be. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan.

     5.3.2 Classified Claims and Equity Interests

          (i) Class 1 Priority Claims

     Class 1 Claims are Unimpaired. Class 1 consists of all Allowed Priority Claims. A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Expense or Priority Tax Claim. These Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Filing Date, to the extent of $4,300 per employee; and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Filing Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,300, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

     The Plan provides that, on the latest of (i) the Effective Date, (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, or (iii) the date on which Galaxy and the Holder of such Allowed Priority Claims otherwise agree, each Holder of an Allowed Priority Claim will be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under Section 1124 of the Bankruptcy Code. Allowed Priority Claims in Class 1 are not Impaired under the Plan and the Holders of Allowed Priority Claims in Class 1 will be deemed to have accepted the Plan.

          (ii) Class 2 Bank Claims

     Class 2 Claims are Impaired. Class 2 consists of all Bank Claims. The Bank Claims are any and all Claims in respect of all or any portion of the aggregate outstanding and unpaid principal and interest due and owing under, and subject to the terms and provisions of, the Prepetition Bank Loans, and any other indebtedness of Galaxy or Galaxy Capital due and owing under the Prepetition Bank Loan Agreements as of the Filing Date. On the Effective Date or as soon as practicable thereafter, Reorganized Galaxy shall (i) execute the New Bank Term Loan Agreement in favor of the Holders of Allowed Bank Claims, thereby acknowledging and agreeing to repay, in accordance with the terms thereof, indebtedness in an aggregate principal amount equal to the principal balance outstanding under the Prepetition Bank Loans, and (ii) shall pay to the Holders of Allowed Bank Claims cash in the amount of $450,000 (in payment of $350,000 of fees owed under the Prepetition Bank Loan Agreements and an additional restructuring fee of $100,000), plus any other unpaid fees and expenses under the Prepetition Bank Loan Agreements, including fees and expenses of counsel for the Prepetition Bank Agent, subject to Bankruptcy Court approval.

     The aggregate Bank Claims in Class 2 shall be deemed Allowed in the approximate aggregate principal amount of $24.74 million, plus any accrued and unpaid interest, fees and expenses, subject to any principal prepayments made or deemed to be made prior to the Effective Date. The Bank Claims are not disputed, contingent or unliquidated, and neither any Holder of a Bank Claim nor the Prepetition Bank Agent shall be required to file a proof of claim in order for such Claims to be Allowed pursuant to the Plan. Any Claims filed with respect to a Bank Claim shall be disallowed as duplicative of the Claims deemed filed and Allowed as provided in Section 6.2 of the Plan. The reasonable fees, costs and expenses of the Prepetition Bank Agent as provided for pursuant to the Prepetition Bank Loan Agreements shall be paid in cash in accordance with
Section 14.10 of the Plan.

          (iii) Class 3 Note Claims

     Class 3 Claims are Impaired. Class 3 consists of all Note Claims. The Note Claims are any and all Claims in respect of all or any portion of the aggregate outstanding and unpaid principal and interest due and owing under, and subject to the terms and provisions of, the Prepetition Notes, and any other indebtedness of Galaxy or Galaxy Capital due and owing under the Prepetition Indenture as of the Filing Date. Under the Plan, each Holder of an Allowed Class 3 Note Claim will receive on the Effective Date, or as soon as practicable thereafter, on account of such Holder's Allowed Note Claim, such Holder's pro rata share of share of the New Subordinated Notes and 97% of the New Stock.

     The aggregate Prepetition Subordinated Note Claims in Class 3 shall be deemed Allowed in the aggregate principal amount of $120 million. The Prepetition Subordinated Note Claims are not disputed, contingent or unliquidated, and neither any Holder of a Prepetition Subordinated Note Claim nor the Prepetition Indenture Trustee shall be required to file a proof of claim in order for such Claims to be Allowed pursuant to the Plan. Any Claims filed with respect to a Prepetition Subordinated Note shall be disallowed as duplicative of the Claims deemed filed and Allowed as provided in Section 6.3(d) of the Plan. The reasonable fees, costs and expenses of the Prepetition Indenture Trustee and the Bondholder Committee and their respective financial and legal advisors as provided for pursuant to the Prepetition Indenture shall be paid in cash in accordance with Section 14.10 of the Plan.

     The Prepetition AT&T Note Claim shall be deemed allowed in the amount of $2.9 million solely for voting purposes.

          (iv) Class 4 Miscellaneous Secured Claims

     Class 4 Claims are Unimpaired. Class 4 consists of all Miscellaneous Secured Claims. Miscellaneous Secured Claims are any Claims, other than the Bank Claims and the Note Claims, that is a Secured Claim within the meaning of, and to the extent provided in, Section 506 of the Bankruptcy Code. To the extent, if any, that the value of the collateral securing a Class 4 Miscellaneous Secured Claim is less than the amount of such Allowed Miscellaneous Secured Claim, the difference will be treated as a Class 5 General Unsecured Claim.

     Under the Plan, at the election of the Companies prior to the Effective Date, on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Miscellaneous Secured Claim will be entitled to receive one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder will remain unaltered, (ii) such Holder's Allowed Class 4 Miscellaneous Secured Claim will be reinstated and rendered Unimpaired in accordance with Section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Companies and such Holder. Class 4 Miscellaneous Secured Claims are Unimpaired and, accordingly, are not entitled to vote for or against the Plan and will be deemed to have accepted the Plan.

          (v) Class 5 General Unsecured Claims

     Class 5 Claims are Unimpaired. Class 5 consists of all General Unsecured Claims. General Unsecured Claims are any Claim against the Companies other than a Bank Claim, a Miscellaneous Secured Claim, a Note Claim, a Priority Claim, a Priority Tax Claim or an Administrative Expense.

     The Plan provides that, at the election of the Companies, prior to the Effective Date, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed General Unsecured Claim that has not been fully paid or satisfied prior to the Effective Date will be entitled to receive on account of such Holder's Allowed General Unsecured Claim one of the following treatments:
(i) the legal, equitable and contractual rights to which such Allowed General Unsecured Claim entitles such Holder will remain unaltered; (ii) such Holder's Allowed General Unsecured Claim will be reinstated and rendered Unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (iii) such other treatment as mutually agreed to by the Companies and such Holder. Allowed General Unsecured Claims in Class 5 are not Impaired under the Plan and the Holders of General Unsecured Claims in Class 5 will be deemed to have accepted the Plan.

          (vi) Class 6 Prepetition Equity Interests

     Class 6 Prepetition Equity Interests are Impaired. Class 6 consists of all Prepetition Equity Interests. Under the Plan, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6 Equity Interest will receive on account of such Holder's Allowed Prepetition Equity Interest such Holder's ratable share of 3% of the issued New Stock and the Warrants based on the ratio of (a) such Holder's capital contribution provided to Galaxy to (b) the aggregate capital contributions provided to Galaxy. Each Warrant entitles the holder to purchase one share of New Stock.

     Section 5.4. SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Galaxy to make payments pursuant to the Plan will be obtained from Reorganized Galaxy's existing cash reserves and operating revenues.

     Section 5.5. COMMITTEES

     To facilitate negotiations and otherwise provide for a unified and efficient representation of unsecured creditors and equity interest holders with similar rights and interests, the United States Trustee will generally appoint one or more statutory committees as soon as practicable after the Filing Date, pursuant to section 1102 of the Bankruptcy Code. Ordinarily, one committee will be appointed to represent unsecured creditors, but the United States Trustee may appoint additional committees to represent equity interest holders and/or creditors if deemed necessary to assure adequate representation of creditors or equity interest holders. A creditors' committee will ordinarily consist of those creditors willing to serve who hold the seven largest unsecured claims against the debtor of those claims to be represented by the committee, or of the members of a prepetition committee if it was fairly chosen and is representative. The fees and expenses of such committees, including those of legal counsel and financial advisors, are paid for from the debtor's estate subject to Bankruptcy Court approval. However, given the prepackaged nature of the Plan and the unimpaired treatment of unsecured creditors, the United States Trustee may elect not to appoint an unsecured Creditors' Committee in the Chapter 11 Cases.

     Holders of equity interests are not ordinarily represented by an official committee, but such a committee may be appointed if the United States Trustee deems it appropriate or if the Bankruptcy Court determines such an official committee to be necessary to assure the adequate representation of interest holders. Committees appointed by the United States Trustee would be considered parties- in- interest and would have a right to be heard on all matters concerning the Chapter 11 cases, including the confirmation of a plan of reorganization and, additionally, would be entitled to consult with the debtor concerning the administration of the Chapter 11 Cases and perform such other functions and services that would further the interests of those creditors or interest holders they represent.

     Section 5.6. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     5.6.1 Generally

     Under Section 365 of the Bankruptcy Code, the Companies have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Filing Date is rejected by the Companies, it will be treated as if the Companies breached such contract or lease on the date immediately preceding the Filing Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code. See Article Eight of the Plan.

     5.6.2 Assumption and Rejection

     Pursuant to the Plan, each executory contract or unexpired lease that either (i) has not been expressly assumed or rejected by order of the Bankruptcy Court on or prior to the Confirmation Date, or (ii) is not the subject of a then pending motion before the Bankruptcy Court to reject such unexpired lease or executory contract, will, as of the Confirmation Date

(subject to the occurrence of the Effective Date), be deemed to have been assumed by Galaxy and assigned to Reorganized Galaxy. Entry of the Confirmation Order by the clerk of the Bankruptcy Court will constitute an order approving such assumptions and assignments or rejections, as the case may be, pursuant to
Section 365(a) of the Bankruptcy Code. The Management Agreement will be rejected; however, in consideration for the completion of the Restructuring, any claim for such rejection of the Management Agreement will be waived by Galaxy Management.

     5.6.3 Bar Date for Rejection Damages

     Pursuant to the Plan, unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, proof of any Claim against the Companies arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within the later of (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file proof of its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Companies, Reorganized Galaxy, or the property or interests in property of the Companies or Reorganized Galaxy. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as a General Unsecured Claim (Class 5) under the Plan.

     Section 5.7. IMPLEMENTATION OF THIS PLAN

     5.7.1 Reorganized Galaxy

     On the Effective Date, or as soon thereafter as is feasible, Galaxy will transfer all of its assets to Reorganized Galaxy. In return, Reorganized Galaxy will (i) enter into the New Bank Term Loan Agreement and acknowledge and incur New Bank Loans from each of the holders of Allowed Bank Claims, (ii) assume liability for all General Unsecured Claims and Miscellaneous Secured Claims, and
(iii) issue one hundred percent (100%) of the aggregate New Stock, the New Subordinated Notes and the Warrants to Galaxy. Thereafter, Galaxy Capital and Galaxy will be liquidated, and Galaxy will distribute the New Stock, the New Subordinated Notes and the Warrants to the Holders of Allowed Note Claims and Allowed Equity Interest Claims as described in Article Six of this Plan.

     5.7.2 Vesting of Property

     Except as otherwise provided in the Plan, on the Effective Date, title to all property of the Companies' estates shall pass to Reorganized Galaxy free and clear of all Claims, Equity Interests and liens. Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding and the Companies' debts, without in any way limiting the discharge and release provisions contained in Article Twelve of the Plan, will be discharged as provided in Section 1141 of the Bankruptcy Code.

     5.7.3 Transactions on Business Days

     Pursuant to the Plan, if the Effective Date or any other date on which a transaction may occur under the Plan will occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day will instead occur on the next succeeding Business Day.

     5.7.4 Reorganized Galaxy Certificate of Incorporation; Reorganized Galaxy By-Laws

     Pursuant to the Plan, on the Effective Date or as soon thereafter as is practicable, Reorganized Galaxy will file with the Secretary of State of the State of Delaware, in accordance with Delaware law, the Reorganized Galaxy Certificate of Incorporation and such certificate will be the certificate of incorporation for Reorganized Galaxy. Pursuant to the Plan, on the Effective Date, the Reorganized Galaxy By-Laws will become the by- laws of Reorganized Galaxy.

     5.7.5 Implementation

     Pursuant to the Plan, the Companies will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. Pursuant to the Plan, on or before the Effective Date, the Companies may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein. The Companies or Reorganized Galaxy, as the case may be, may, and will, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

     5.7.6 Issuance of New Securities

     Pursuant to the Plan, Reorganized Galaxy's (i) issuance and distribution of the New Stock and the Warrants to Galaxy, (ii) execution of the New Indenture, and the issuance and distribution of the New Subordinated Notes thereunder to Galaxy, and (iii) execution of the New Bank Term Loan Agreement, are each authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. Also pursuant to the Plan, the liquidation of Galaxy and the distribution of the New Stock, Warrants and New Subordinated Notes by Galaxy to the Prepetition Noteholders and Prepetition Equity Interest Holders are authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

     5.7.7 Cancellation of Prepetition Securities and Agreements

     Pursuant to the Plan, on the Effective Date, the Prepetition Notes, the Prepetition Bank Loans and the Prepetition Equity Interests, and any rights, options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Companies to issue, transfer, or sell any units of Equity Interests or any other equity interest in the Companies will be canceled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Prepetition Indenture will be canceled.

     5.7.8 Board of Directors of Reorganized Galaxy

     Pursuant to the Plan, on the Effective Date, the operation of Reorganized Galaxy will become the general responsibility of its Board, subject to, and in accordance with, the Reorganized Galaxy Certificate of Incorporation and the Reorganized Galaxy By-Laws.

     5.7.9 Employee Benefit Plans

     Pursuant to the Plan and subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of the Companies, and the Companies' obligations thereunder, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs will include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), but will exclude any provision or plan which calls for the distribution or allows for the purchase of equity interests in the Companies or Reorganized Galaxy.

     5.7.10 Survival of Indemnification Obligations

     Notwithstanding anything to the contrary contained in the Plan, the obligations of the Companies to indemnify their present or former directors, officers, agents, employees and representatives, pursuant to the Certificate of Incorporation of Galaxy Capital, By-Laws of Galaxy Capital, Certificate of Limited Partnership, Partnership Agreement, Certificate of Organization, Operating Agreement, applicable statutes, or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, partners, members, officers, agents, employees and representatives, based upon any act or omission taken or not taken in such Person's service in such capacity, shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored in full, pursuant to the Reorganized Galaxy By-Laws and Certificate of Incorporation, applicable statutes or contractual obligations, by Reorganized Galaxy regardless of such confirmation, consummation and reorganization.

     5.7.11 Listing of New Common Stock; Registration of Securities

     Pursuant to the Plan, the New Stock, Warrants and New Subordinated Notes of Reorganized Galaxy will not be publicly traded or listed on any applicable exchange.

     5.7.12 Retention and Enforcement of Causes of Action

     Pursuant to the Plan and pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized Galaxy will retain and will have the exclusive right, in its discretion, to enforce against any Entity any and all Causes of Action of the Companies, including all Causes of Action of a trustee and debtor- in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, the Plan.

     5.7.13 Exemption from Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Companies to Reorganized Galaxy or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

     Section 5.8. PROVISIONS COVERING DISTRIBUTIONS

     5.8.1 Timing of Distributions Under the Plan

     Pursuant to the Plan, except as otherwise provided therein, payments and distributions in respect of Allowed Claims and Allowed Prepetition Equity Interests which are required by the Plan to be made on the Effective Date will be made by the Companies, Reorganized Galaxy, or their designee or, in the case of the distributions to the Prepetition Noteholders, by Reorganized Galaxy or its designee (with the assistance of the Prepetition Indenture Trustee, if necessary), on, or as soon as practicable following, the Effective Date. Distributions of New Stock and New Subordinated Notes to the Prepetition Noteholders will be made at the addresses of the registered Holders of the Prepetition Subordinated Notes last provided in writing to the Prepetition Indenture Trustee and to AT&T. Distributions of New Stock and Warrants to the Prepetition Equity Interest Holders will be made at the addresses of the holders of record of the Prepetition Equity Interests as of the Distribution Record Date.

     5.8.2 Allocation of Consideration

     Pursuant to the Plan, the aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

     5.8.3 Cash Payments

     Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments to foreign creditors may be made, at the option of the Companies or Reorganized Galaxy, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by Reorganized Galaxy shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized Galaxy or its designee as set forth in Section 10.12 of the Plan.

     5.8.4 Payment of Statutory Fees

     Pursuant to the Plan, all fees payable to the United States Trustee pursuant to 28 U.S.C. ss. 1930 as determined by the Bankruptcy Court at the Confirmation Hearing will be paid by the Companies on or before the Effective Date.

     5.8.5 No Interest

     Pursuant to the Plan, except with respect to holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as expressly provided herein, no Holder of an Allowed Claim or Equity Interest will receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

     5.8.6 Fractional Securities

     Pursuant to the Plan, and notwithstanding any other provision of the Plan, only whole numbers of shares of New Stock and Warrants will be issued or transferred, as the case may be, pursuant to the Plan. Reorganized Galaxy will not distribute any fractional shares of New Stock or fractional interests in Warrants. For purposes of distribution, fractional shares of New Stock and fractional Warrants will be rounded up or down to the nearest share of New Stock or Warrant, as the case may be; provided, that, whenever any distribution would result in a distribution of exactly one- half of a share of New Stock or one-half of a Warrant, the actual distribution shall reflect a rounding up to the nearest share of New Stock or Warrant, as the case may be.

     5.8.7 Withholding of Taxes

     Pursuant to the Plan, Reorganized Galaxy will withhold from any property distributed under the Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under the Plan, Reorganized Galaxy or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

     5.8.8 Distribution Record Date

     Pursuant to the Plan, as of the close of business on the Distribution Record Date, the transfer registers for the Prepetition Subordinated Notes and Prepetition Equity Interests maintained by the Companies, or its respective agents, will be closed. Reorganized Galaxy, and its designees and the Prepetition Indenture Trustee will have no obligation to recognize the transfer of any Prepetition Subordinated Notes or Prepetition Equity Interests occurring after the Distribution Record Date and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

     5.8.9 Persons Deemed Holders of Registered Securities

     Pursuant to the Plan, except as otherwise provided therein, the Companies, Reorganized Galaxy or their designee or, in the case of the Prepetition Subordinated Noteholders, the Prepetition Indenture Trustee, shall be entitled to treat the record holder of a registered security as the Holder of the Claim or Prepetition Equity Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan unless the Companies, Reorganized Galaxy, their designee or the Prepetition Indenture Trustee, as the case may be, has received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim or Prepetition Equity Interest under the Plan, no payments or distributions will be made in respect of such Claim or Prepetition Equity Interest until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

     5.8.10 Surrender of Prepetition Securities

     Pursuant to the Plan, as a condition to receiving any distribution under the Plan, each Holder of a Prepetition Subordinated Note, Prepetition AT&T Note, a Prepetition Equity Interest, or other instrument evidencing a Claim or Prepetition Equity Interest must surrender such instrument to Reorganized Galaxy or its designee. Reorganized Galaxy appoints the Information Agent as its designee to receive the instruments. Any Holder of a Claim or Equity Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Galaxy and furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized Galaxy before the later to occur of (i) the second anniversary of the Effective Date or (ii) six months following the date such Holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims, and/or Equity Interests and may not participate in any distribution under the Plan.

     5.8.11 Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

     Pursuant to the Plan, in addition to any requirements under the Companies' Certificate of Incorporation, By-laws, Certificate of Limited Partnership, Partnership Agreement, Certificate of Organization, or Operating Agreement, any Holder of a Claim or a Equity Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will be required to, in lieu of surrendering such Instrument, deliver to Reorganized Galaxy or its designee: (a) evidence satisfactory to Reorganized Galaxy or its designee, as the case may be, of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by Reorganized Galaxy or it s designee, as the case may be, to hold Reorganized Galaxy and/or its designee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the foregoing provision of the Plan, the

Holder of a Claim or Equity Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

     5.8.12 Undeliverable or Unclaimed Distributions

     Pursuant to the Plan, any Entity that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 120 days of its issuance will be entitled to receive a reissued check from Reorganized Galaxy for the amount of the original check, without any interest, if such Entity requests Reorganized Galaxy or its designee to reissue such check and provides Reorganized Galaxy or its designee, as the case may be, with such documentation as Reorganized Galaxy or its designee requests to verify that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date or (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity will not be entitled to receive any distribution under the Plan. If the distribution to any Holder of an Allowed Claim or Allowed Equity Interest is returned to Reorganized Galaxy or its designee as undeliverable, no further distributions will be made to such Holder unless and until Reorganized Galaxy or its designee is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of Reorganized Galaxy or its designee pursuant to the Plan until such time as a distribution becomes deliverable. All claims for undeliverable distributions will have to be made on or before the later to occur of (i) the second anniversary of the Effective Date or (ii) six months following the date such Holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest. After such date, all unclaimed property will revert to Reorganized Galaxy and the claim of any Holder or successor to such Holder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

     Section 5.9. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

     5.9.1 Objections to Claims or Equity Interests

     Pursuant to the Plan, only the Companies and Reorganized Galaxy will have the authority to file objections to Claims or Equity Interests after the Effective Date. Subject to an order of the Bankruptcy Court providing otherwise, Reorganized Galaxy may object to a Claim or Equity Interest by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim or Equity Interest not later than the Effective Date or sixty (60) days after the filing of the proof of such Claim or Equity Interest, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court without further notice or hearing. Notwithstanding the foregoing, neither the Companies nor Reorganized Galaxy shall object to the allowance of the Bank Claims as described in Section 6.2 of the Plan or the Prepetition Subordinated Note Claims as described in Section 6.3 of the Plan.



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


     5.9.2 Procedure

     Pursuant to the Plan, unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Companies or Reorganized Galaxy, or until an objection thereto by the Companies or by Reorganized Galaxy is withdrawn, the Companies or Reorganized Galaxy will litigate the merits of each Disputed Claim or Disputed Equity Interest until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Companies, subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, Reorganized Galaxy, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim or Equity Interest.

     5.9.3 Payments and Distributions With Respect to Disputed Claims or Equity Interests

     Pursuant to the Plan, no payments or distributions will be made in respect of a Disputed Claim or Disputed Equity Interest until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

     5.9.4 Timing of Payments and Distributions With Respect to Disputed Claims or Equity Interests

     Pursuant to the Plan, and subject to the provisions of the Plan, payments and distributions with respect to each Disputed Claim or Disputed Equity Interest that becomes an Allowed Claim or Allowed Equity Interest that would have otherwise been made had the Disputed Claim or Disputed Equity Interest been an Allowed Claim or Allowed Equity Interest on the Effective Date will be made within thirty (30) days after the date that such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest. Holders of Disputed Claims or Disputed Equity Interests that become Allowed Claims or Allowed Equity Interests will be bound, obligated and governed in all respects by the provisions of the Plan.

     5.9.5 Individual Holder Proofs of Equity Interest

     Pursuant to the Plan, individual Holders of Allowed Prepetition Equity Interests are not required to file proofs of such Prepetition Equity Interests unless they disagree with the amount of such Prepetition Equity Interests set forth in the Partnership Agreement, Operating Agreement, or applicable writing evidencing such Equity Interest as maintained in the Companies' records.

     Section 5.10. DISCHARGE, RELEASES, INJUNCTIONS AND SETTLEMENTS OF CLAIMS

     5.10.1 Discharge of All Claims and Equity Interests

     Pursuant to the Plan and except as otherwise specifically provided by the Plan, the confirmation of the Plan (subject to the occurrence of the Effective
Date) will discharge and release the Companies, their successors and assigns and their respective assets and properties from any debt, charge, Cause of Action, liability, encumbrances, security interest, Claim, Equity

Interest, or other cause of action of any kind, nature or description (including, but not limited to, any claim of successor liability) that arose before the Confirmation Date, and any debt of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim or Equity Interest is filed or is deemed filed, whether or not such Claim or Equity Interest is Allowed, and whether or not the Holder of such Claim or Equity Interest has accepted the Plan.

     5.10.2 Releases

          (i) Releases by the Companies.

     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Companies and Reorganized Galaxy in their individual capacities and as debtors-in-possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Companies or Reorganized Galaxy to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Companies, Reorganized Galaxy, the parties released pursuant to Section 12.2 of the Plan, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Companies or their Estates or Reorganized Galaxy against (i) the current and former directors, officers and employees of the Companies (other than for money borrowed from or owed to the Companies by any such directors, officers or employees as set forth in the Companies' books and records) and the Companies' agents and professionals, (ii) the Prepetition Bank Lenders and the Prepetition Bank Agent, (iii) the Bondholder Committee, (iv) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in (i) - (iii) above, and (v) the respective affiliates, current and former officers, directors, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in (i) - (iii) above acting in such capacity.

          (ii) Releases by Holders of Claims and Interests.

     On the Effective Date, (i) each Holder of a Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of the Companies and Reorganized Galaxy under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Companies' or Reorganized Galaxy's obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Companies, the Chapter 11 Cases, the Plan or the Disclosure Statement and that could have been asserted by or on behalf of such Holders against (i) the current and former directors, officers, partners, agents, members, shareholders and employees of the Companies (other than for money borrowed from or owed to the Companies by any such directors, officers or employees as set forth in the Companies' books and records) and the Companies' agents and professionals, (ii) the Prepetition Bank Lenders and the Prepetition Bank Agent, (iii) the Bondholder Committee, (iv) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in (i) -
(iii) above, and (v) the respective affiliates, current and former officers, directors, partners, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in (i) - (iii) above acting in such capacity. For avoidance of doubt and notwithstanding anything to the contrary contained in Section 12.2 of the Plan, no release of Galaxy Telecom, L.P. II, or of Galaxy Telecom, Inc., or of any other person in respect of obligations of Galaxy Telecom L.P. II or Galaxy Telecom, Inc., as a general partner thereof or otherwise, under the certain Loan Agreement dated April 30, 1999, by and between Galaxy Telecom, L.P. II and Fleet National Bank, as Agent and Lender or of any guarantee thereof or lien or security interest pledged in respect thereof, is intended or effected by the Plan.

          (iii) Injunction related to Releases.

     The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sectio n 12.1 and 12.2 of the Plan.

     5.10.3 Exculpation

     Neither the Companies, the Bondholder Committee, the Prepetition Bank Lenders, the Prepetition Bank Agent, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.


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\

     5.10.4 Injunction

     Pursuant to the Plan, the satisfaction, release and discharge provisions of the Plan will act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim, Equity Interest, or Cause of Action satisfied, released or discharged under the Plan. The injunction, discharge and release provisions of the Plan will apply regardless of whether or not a proof of Claim or Equity Interest based on any Claim, debt, liability or Equity Interest is filed or whether or not a Claim or Equity Interest based on such Claim, debt, liability or Equity Interest is Allowed, or whether or not such Entity voted to accept or reject the Plan.

     5.10.5 Guaranties and Claims of Subordination

          (i) Guaranties

     The classification and the manner of satisfying all Claims or Equity Interests under the Plan takes into consideration the possible existence of any alleged guaranties by the Companies of obligations of any Entity or Entities, and that the Companies may be joint obligors with another Entity or Entities with respect to the same obligation. All Claims against the Companies based upon any such guaranties shall be satisfied, discharged and released in the manner provided in the Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Companies.

          (ii) Claims of Subordination

     Pursuant to the Plan, except as expressly provided for in the Plan, to the fullest extent permitted by applicable law, all Claims against and Equity Interests in the Companies, and all rights and Claims between or among Holders of Claims and Equity Interests relating in any manner whatsoever to Claims against or Equity Interests in the Companies, based on any contractual, legal or equitable subordination rights, will be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, Equity Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled will be irrevocably waived by the acceptance by such Entity (or, unless the Confirmation Order provides otherwise, the Class of which such Entity is a member) of the Plan or of any distribution pursuant to the Plan. Except as otherwise provided in the Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests hereunder will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Equity Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Holder of a Claim or Equity Interest will have and receive the benefit of the rights and distributions set forth in the Plan.

     Pursuant to the Plan, and pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions regarding Claims of subordination in the Plan will constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in such provisions of the


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


Plan which could be brought by any Holder of a Claim or Equity Interest against or involving another Holder of a Claim or Equity Interest, which compromise and settlement is in the best interests of Holders of Claims and Equity Interests and is fair, equitable and reasonable. This settlement will be approved by the Bankruptcy Court as a settlement of all such Causes of Action. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the States of Missouri, New York, and Delaware, given and made after due notice and opportunity for hearing, and will bar any such Cause of Action by any Holder of a Claim or Equity Interest against or involving another Holder of a Claim or Equity Interest.

     Section 5.11. CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE

     5.11.1 Confirmation

     The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Companies, the Bondholder Committee and the Prepetition Bank Agent.

     5.11.2 Effective Date

     Pursuant to the Plan, the following conditions must occur and be satisfied or waived in accordance with Section 5.11.3 on or before the Effective Date for the Plan to become effective on the Effective Date.

          1. The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably acceptable to the Companies, the Prepetition Bank Agent and the Bondholder Committee and shall provide that:

          (A) The Companies and Reorganized Galaxy are authorized and directed to take all steps necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

          (B) The provisions of the Confirmation Order are nonseverable and mutually dependent;

          (C) Reorganized Galaxy is authorized to issue the New Stock, New Subordinated Notes and Warrants and to enter into any agreement related thereto;

          (D) Reorganized Galaxy is authorized to enter into the New Bank Term Loan Agreement and any other agreement related thereto; and



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
     (E) The New Stock, New Subordinated Notes, New Bank Loans and Warrants issued under the Plan in exchange for Claims against and Interests in the Companies are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Stock, New Subordinated Notes, New Bank Loans and Warrants are "underwriters" as that term is defined in section 1145 of the Bankruptcy Code;

     2. All authorizations, consents and regulatory approvals required by the Bondholder Committee and the Prepetition Bank Agent in connection with the Plan's effectiveness will have been obtained, including but not limited to the approval of the Federal Communication Commission for the assignment of Galaxy's FCC licenses to Reorganized Galaxy;

     3. The following agreements, in form and substance satisfactory to Reorganized Galaxy, the Bondholder Committee and the Prepetition Bank Agent shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

     (A)  Certificate of Incorporation and By-laws of Reorganized Galaxy;

     (B) New Bank Term Loan Agreement and all related documents provided for therein in or contemplated thereby;

     (C) Warrant Agreement and all related documents provided for therein in or contemplated thereby; and

     (D) New Indenture and all related documents provided for therein or contemplated thereby;

     4. The Reorganized Galaxy Certificate of Incorporation will have been filed with the Secretary of State of the State of Delaware in accordance with Delaware law;

     5. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and

     6. The new board of directors of Reorganized Galaxy shall have been appointed.

     5.11.3 Waiver of Conditions

     Pursuant to the Plan, the Companies, with the prior written consent of the Prepetition Bank Agent and the Bondholder Committee, may waive one or more of the conditions precedent to the confirmation or effectiveness of the Plan set forth in the Plan without any other notice to parties in interest or the Bankruptcy Court and without a hearing.


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

     5.11.4 Effect of Failure of Conditions

     Pursuant to the Plan, if each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 90 days after the date the Bankruptcy Court enters an order confirming the Plan, or by such later date as is proposed and approved, after notice and a hearing by the Bankruptcy Court, then upon motion by the Companies or any party in interest made before the time that each of the conditions has been satisfied or duly waived, the order confirming the Plan may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to the foregoing provision of the Plan, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims against or equity interests in the Companies, or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Companies.

     Section 5.12. MISCELLANEOUS PROVISIONS

     5.12.1 Bankruptcy Court to Retain Jurisdiction

     Pursuant to the Plan, the businesses and assets of the Companies will remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court will retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or the Plan pursuant to, and for purposes of, Subsection 105(a) and Section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Equity Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims or Equity Interests;
(c) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (d) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or this Plan; (e) to remedy any defect or omission or to reconcile any inconsistency in the Confirmation Order;
(f) to enforce the provisions of this Plan relating to the distributions to be made hereunder; (g) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan; (h) to enforce and interpret any provisions of this Plan; (i) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan; (j) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Related Documents; (l) to hear and determine any issue for which this Plan or any Related Document requires a Final Order of the Bankruptcy Court; (m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (n) to hear and determine any issue related to the issuance of New Stock pursuant to the Reorganized Galaxy Certificate of Incorporation or the


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

Reorganized Galaxy By-Laws; (o) to hear and determine any issue related to the issuance of the New Subordinated Notes pursuant to the New Indenture; (p) to hear any other matter not inconsistent with the Bankruptcy Code; and (q) to enter a Final Decree closing the Chapter 11 Cases.

     5.12.2 Binding Effect of this Plan

     Pursuant to the Plan, the provisions of the Plan will be binding upon and inure to the benefit of the Companies, Reorganized Galaxy, and any Holder of a Claim or Equity Interest, their respective predecessors, successors, assigns, agents, officers, members, partners, managers, and directors and any other Entity affected by the Plan.

     5.12.3 Nonvoting Stock

     Pursuant to the Plan, and in accordance with Section 1123(a)(6) of the Bankruptcy Code, the Reorganized Galaxy Certificate of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by Reorganized Galaxy for a period of one year following the Effective Date.

     5.12.4 Authorization of Corporate Action

     Pursuant to the Plan, the entry of the Confirmation Order will constitute a direction and authorization to and of the Companies to take or cause to be taken any action necessary or appropriate to consummate the provisions of the Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized Galaxy Certificate of Incorporation), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Bankruptcy Code. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Companies or Reorganized Galaxy shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to Delaware corporate law without any requirement of further action by the stockholders or directors of the Companies or Reorganized Galaxy.

     5.12.5 Bar Date for Administrative Claims

     The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims. Holders of asserted Administrative Claims not paid prior to the Confirmation Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. Bankr. P. 3020(c) and 2000(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Companies and Reorganized Galaxy shall have thirty (30) days (or such longer period as may be allowed by order of the bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.


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

     5.12.6 Plan Supplement

     The Plan Supplement shall be filed with the Bankruptcy Court not later than five (5) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Companies. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

     5.12.7 Retiree Benefits

     Pursuant to the Plan, on and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized Galaxy will continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Companies prior to the Confirmation Date.

     5.12.8 Withdrawal of the Plan

     Pursuant to the Plan, the Companies reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Companies revoke or withdraw the Plan, then (i) the Plan will be deemed null and void and (ii) the Plan will be of no effect and will be deemed vacated, and the Chapter 11 Cases will continue as if the Plan and the Disclosure Statement had never been filed and, in such event, the rights of any Holder of a Claim or Equity Interest will not be affected nor will such Holder be bound by, for purposes of illustration only, and not limitation, (a) the Plan, (b) any statement, admission, commitment, valuation or representation contained in the Plan, this Disclosure Statement or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in the Plan.

     5.12.9 Dissolution of Statutory Committees

     Pursuant to the Plan, on the Effective Date, any statutory committees appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code will cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases.

     5.12.10 Fees, Costs and Expenses of Prepetition Indenture Trustee, Bondholder Committee and Prepetition Bank Agent

     Pursuant to the Plan, and subject to applicable provisions of the Bankruptcy Code and Bankruptcy Court authorization and approval to the extent necessary, the Prepetition Indenture Trustee, the Bondholder Committee and the Prepetition Bank Agent and their respective financial and legal advisors will be entitled to payment for their reasonable fees, costs and expenses that have not previously been paid during the Chapter 11 Cases; provided, however, that if the Companies or Reorganized Galaxy decide, in their sole discretion, that such fees, costs


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

and expenses are reasonable, the Companies or Reorganized Galaxy may pay the same without application to or further order of the Bankruptcy Court unless the Confirmation Order provides otherwise.

     5.12.11 Amendments and Modifications to the Plan

     Pursuant to the Plan, the Plan may be altered, amended or modified by the Companies, with the consent of the Bondholder Committee and the Prepetition Bank Agent, before or after the Confirmation Date but prior to substantial consummation of the Plan, as provided in Section 1127 of the Bankruptcy Code. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

     5.12.12 Section 1125(e) of the Bankruptcy Code

     The Plan provides that upon confirmation of the Plan, (i) the Companies will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and (ii) the Companies, the Prepetition Indenture Trustee, each of the members of the Bondholder Committee, the Prepetition Bank Agent, the Prepetition Bank Lenders, and each of the members of the Creditors' Committee, if any (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.


                                   ARTICLE VI
                                  RISK FACTORS

     THE HOLDER OF AN IMPAIRED CLAIM AGAINST OR IMPAIRED EQUITY INTEREST IN THE COMPANIES SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

     Section 6.1. DISRUPTION OF OPERATIONS RELATING TO BANKRUPTCY FILING

     The Companies' solicitation of acceptances of the Plan, or any subsequent commencement of the Chapter 11 Cases, even in connection with the Plan, could adversely affect the Companies' relationships with their customers, suppliers, or employees. If the Companies' relationships with customers, suppliers, or employees are adversely affected, Galaxy's operations could be materially affected. Weakened operating results could adversely affect the Companies' ability to obtain confirmation of the Plan or to avoid financial difficulties after consummation of the Plan. The Companies anticipate, however, that they will have


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

sufficient cash to service the obligations that they intend to pay during the period prior to and through the consummation of the Plan.

     Section 6.2. CERTAIN RISKS OF NON-CONFIRMATION

     Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A creditor or an Equity Interest Holder might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and Equity Interest Holders will not be less than the value of distributions such creditors and Equity Interest Holders would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. See Section 9.2.3, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - BEST INTERESTS TEST." There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, but the Companies believe that the Bankruptcy Court should be able to find that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Equity Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See Article IX, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE."

     Additionally, even if the required acceptances of each of Class 2, Class 3 and Class 6 are received, the Bankruptcy Court might find that the Solicitation did not comply with the solicitation requirements made applicable by subsection 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In such an event, the Companies may seek to resolicit acceptances, but confirmation of the Plan could be substantially delayed and possibly jeopardized. The Companies believe that their Solicitation of acceptances of the Plan complies with the requirements of subsection 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), that duly executed Ballots and Master Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court. The Companies, however, expressly reserve the right not to file the Plan and to pursue other alternatives.

     Should the Bankruptcy Court fail to confirm the Plan after the Chapter 11 Cases has been filed, the Companies would then consider all financial alternatives available to them at the time, which may include an effort to sell in the Chapter 11 Cases all or a part of the Companies' businesses or an equity interest in the Companies and the negotiation and filing of an alternative reorganization plan. Pursuit of any such alternative could result in a protracted and non-orderly reorganization with all the attendant risk of adverse consequences to the Companies and their businesses, operations, employees, customers, and supplier relations and the Companies' ultimate ability to function effectively and competitively. Even if the Plan is confirmed by the


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Bankruptcy Court, there can be no assurance that the Companies would not thereafter suffer a disruption in their business operations as a result of filing the Chapter 11 Cases.

     The confirmation and consummation of the Plan are also subject to certain conditions. See Section 5.11 above, entitled "THE PLAN OF REORGANIZATION - CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE."

     If the Plan, or a plan determined by the Bankruptcy Court not to require resolicitation of acceptances by Classes, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Companies would have to liquidate their assets, in which case Holders of Claims and Equity Interests could receive less than they would have received pursuant to the Plan.

     Section 6.3. CERTAIN BANKRUPTCY CONSIDERATIONS

     6.3.1 Treatment of the Warrants

     In the event of a subsequent bankruptcy case involving Reorganized Galaxy, the Warrants, which will be received by Holders of Equity Interests in partial consideration for dilution of their ownership interest in Galaxy, would be treated as equity securities. Moreover, the Warrants may receive less favorable treatment than the New Stock in a subsequent bankruptcy case because the equity interests in Reorganized Galaxy represented by the Warrants would not be so direct as the equity interests in Reorganized Galaxy represented by the New Stock.

     6.3.2 Failure to File Plan

     Absent the Restructuring, the Companies do not believe they will be able to satisfy their debt obligations under the Prepetition Bank Loans or the Prepetition Notes without a refinancing of such obligations or an additional capital infusion, and it is unlikely that the Companies will be able to obtain such refinancing or capital infusion. If the Companies determine that they are or will be unable to complete the Restructuring, the Companies will consider all other available financial alternatives, including the sale of all or a part of their businesses, the implementation of an alternative restructuring arrangement outside of bankruptcy, or the commencement of the Chapter 11 Cases without a preapproved plan of reorganization. There can be no assurance, however, that any alternative would be on terms as favorable to the Holders of the Prepetition Bank Loans, the Prepetition Notes, Prepetition Equity Interests, or General Unsecured Claims, as the Restructuring. The Companies believe that obtaining sufficient acceptances before commencing a bankruptcy case would be preferable from the point of view of their creditors, Prepetition Equity Interest Holders, and other constituents because such acceptances can reduce disputes during such a case concerning the reorganization of the Companies and should, therefore, substantially reduce the time and costs of such a case, result in a larger distribution to the Companies' creditors and Prepetition Equity Interest Holders than would be available under a non-prepackaged reorganization under Chapter 11 of the Bankruptcy Code or a liquidation under


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

Chapter 7 of the Bankruptcy Code (in the absence of other alternatives), and afford the Companies the best opportunity to accomplish the Restructuring in a bankruptcy case.

     If the Companies do not have the necessary acceptances from creditors and Holders of Prepetition Equity Interests to confirm the Plan, the Companies might nevertheless file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the Plan notwithstanding the dissent of certain creditors or Holders of Prepetition Equity Interests. See Section 9.3, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - NONCONSENSUAL CONFIRMATION." In such event, the Companies would seek to satisfy the Bankruptcy Code standards for confirmation by means of a "cramdown" against such creditors or Holders of Equity Interests. Alternatively, the Companies may seek to accomplish an alternative restructuring of their capitalization and their obligations to their creditors and Equity Interest Holders and obtain their consent to any such restructuring plan with or without a pre-approved plan of reorganization or otherwise. See Article X, entitled "ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN." However, there can be no assurance that any alternative restructuring arrangement or plan would result in a reorganization of the Companies other than a liquidation, or that any such reorganization would be on terms as favorable to the Holders of Claims and Holders of Prepetition Equity Interests as the terms of the Plan. There is a risk that distributions to Holders of Claims and Prepetition Equity Interests under a liquidation or under a protracted and non-orderly reorganization would be substantially delayed and diminished.

     For purposes of comparison with the anticipated distributions under the Plan, the Companies have prepared an analysis of estimated recoveries in a liquidation under Chapter 7 of the Bankruptcy Code. See Section 9.2.3, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - BEST INTERESTS TEST."

     6.3.3 Effect on Operations

     The Companies believe that the Solicitation and any subsequent commencement of the Chapter 11 Cases in connection with the Plan should not materially adversely affect Galaxy's relationships with customers, employees, and suppliers, provided that the Companies can demonstrate sufficient liquidity to continue to operate the businesses and a likelihood of success for the Restructuring in a reasonably short time frame. The Companies believe that the Solicitation offers the most expeditious means to achieve the Restructuring.

     It is possible that despite the belief and intent of the Companies, the Solicitation or any subsequent commencement of the Chapter 11 Cases could adversely affect the relationships between the Companies and their employees, customers, and suppliers. There is a risk that, due to uncertainty about the Companies' future, (i) employees may be distracted from performance of their duties or more easily attracted to other career opportunities, (ii) customers may seek alternative sources of supply or require financial assurances of future performance and (iii) suppliers may restrict ordinary credit terms or require financial assurances of performance. If such relationships were adversely affected, the Companies' financial performance could materially deteriorate. This deterioration could adversely affect the ability to complete the Solicitation or, if such Solicitation is successfully completed, to obtain confirmation of the Plan.


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     6.3.4 Nonconsensual Confirmation

     The Companies may request that the Bankruptcy Court confirm the Plan under Bankruptcy Code Section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the non-accepting class or classes. If one or more classes does not accept the Plan, Galaxy will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to any class that fails to accept the Plan. For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see Section 9.3, entitled "CONFIRMATION AND CONSUMMATION - NONCONSENSUAL CONFIRMATION."

     Section 6.4. ADDITIONAL RISK FACTORS

     6.4.1 Results of Operations Subject to Variable Influences; Intense Competition

     The Companies' businesses are sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. The cable and telecommunications industries in the United States are highly competitive and characterized by technological change and innovative business challenges. The Companies face substantial competition in certain markets. Many of the Companies' competitors have significantly greater financial resources than the Companies. The Companies' future performance will be subject to such factors, most of which are beyond their control, and there can be no assurance that such factors would not have a material adverse effect on the Companies' results of operations and financial condition.

     6.4.2 Dilution

     Pursuant to the Plan, on or after the Effective Date, Reorganized Galaxy will issue 7,372,000 shares of New Stock indirectly to Noteholders, and 228,000 shares of New Stock indirectly to Equity Interest Holders, and will reserve 400,000 shares of New Stock for issuance upon exercise of the Warrants. The issuance of the 7,372,000 shares to Prepetition Noteholders will result in a significant dilution of the existing equity interests of the Prepetition Equity Interest Holders (as a percentage of outstanding ownership interests). Immediately following the consummation of the Restructuring, the 7,372,000 shares issued indirectly to Prepetition Noteholders will, after the Effective Date, represent 97.0% of the total outstanding shares of New Stock, excluding the Warrant Shares. Upon consummation of the Restructuring, Prepetition Equity Interest Holders will receive 400,000 Warrants with an exercise price established as of the Effective Date based upon an enterprise value of $110,000,000 (subject to adjustment). If all Warrants are exercised, the percentage of New Stock held by Prepetition Noteholders would be reduced from 97.0% to 92.0%, and the percentage of New Stock held by Prepetition Equity Interest Holders would be increased from 3.0% to 7.85%. In addition, there can be no assurance that Reorganized Galaxy will not need to issue additional equity interests in the future in order to achieve its business plan or if it does not achieve its projected results, which could lead to further dilution to holders of the New Stock.


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     6.4.3 Trading Markets for New Subordinated Notes, New Stock and Warrants

     Because the New Stock and Warrants initially will not be publicly-traded securities, it is unlikely that an active market for the New Stock or Warrants will develop or, if any such market does develop, that it will continue to exist. Further, the degree of price volatility in any such market that does develop may be significant. Accordingly, no assurance can be given as to the liquidity of the market for any of the shares of New Stock or the Warrants or the price at which any sales may occur.

     As with the Prepetition Subordinated Notes, the New Subordinated Notes may be traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in such securities. Trading of the New Subordinated Notes, however, will be extremely limited. Prices and trading volume of the New Subordinated Notes in the over-the-counter market will not be reported and will be difficult to monitor. To the extent that the New Subordinated Notes are traded, prices may fluctuate widely depending on, among other things, the trading volume and the balance between buy and sell orders.

     6.4.4 Concentrated Ownership of New Stock

     Following consummation of the Restructuring, the ownership of the New Stock will likely be significantly more concentrated than was the ownership of the Equity Interests. Assuming that the holders of Prepetition Notes do not significantly change prior to the Effective Date, Reorganized Galaxy will be controlled by a few stockholders who are currently holders of the Prepetition Notes. In addition, the new Board of Directors will be appointed by the Bondholder Committee. The new Board of Directors or the holders of New Stock may seek to change the business direction of Reorganized Galaxy. The Companies do not have complete information regarding the beneficial ownership of the Prepetition Notes and are not aware of any stated intention or any agreement among Prepetition Noteholders generally to seek to change the direction of Reorganized Galaxy or to otherwise act in concert following the Restructuring. There can be no assurance, however, that no such agreements exist.

     6.4.5 Absence of and/or Restriction on Dividends

     Reorganized Galaxy does not anticipate paying dividends on the New Stock at any time in the foreseeable future; in fact, the New Indenture will contain a negative covenant forbidding payments of dividends. Moreover, consistent with the Prepetition Bank Loan Agreement, the New Bank Term Loan Agreement will likely place restrictions on Galaxy's ability to declare or pay cash dividends on the New Stock For a description of the limitations contained in the Prepetition Bank Loan Agreement, see Section 3.6, entitled "BUSINESS AND PROPERTIES OF THE COMPANIES - DESCRIPTION OF INDEBTEDNESS OF THE COMPANIES."

     6.4.6 Dependence on Certain Customers and Licensees; Effect of Restructuring on Licenses

     As more fully discussed elsewhere in this Disclosure Statement, the Companies, particularly Galaxy, are subject to numerous federal, state, and local regulations and regulatory


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bodies, and hold licenses or franchises from numerous public entities. It is unknown how these regulatory agencies or public entities will view the Restructuring. It is possible that the ability of Reorganized Galaxy to operate its businesses could be impaired by reason of the Restructuring and actions taken in consequence by applicable regulatory agencies and public entities.

     6.4.7 Leverage and Debt Service

     The Companies will continue to have annual fixed debt service requirements under the New Bank Term Loan Agreement. The ability of the Companies to make principal and interest payments under the New Bank Loans will be dependent upon Reorganized Galaxy's future performance, which is subject to financial, economic and other factors affecting Reorganized Galaxy, some of which are beyond its control. There can be no assurance that Reorganized Galaxy will be able to meet its fixed charges as such charges become due.

     In addition, the maturity date for the New Bank Loans is on the one year anniversary of the Effective Date. The Companies believe that this will allow them a sufficient opportunity to refinance the New Bank Loans. However, no assurance can be made that such a refinancing will occur.

     6.4.8 Restrictive Covenants

     The New Bank Term Loan Agreement will contain certain covenants with respect to, among other things, (i) the incurrence of indebtedness, (ii) capital expenditures, (iii) the creation or incurrence of liens, (iv) the declaration or payment of dividends or other distributions on, or the acquisition, redemption or retirement of, any Equity Interests in Galaxy, and (v) mergers, consolidations and sales or purchases of substantial assets. Failure to comply with such covenants could result in a default under the New Bank Term Loan Agreement which could have a material adverse effect on the financial condition and results of operations of Reorganized Galaxy.

     The New Indenture will also contain covenants including but not limited to
(1) limitation on indebtedness; (2) limitation on restricted payments; (3) limitation on transactions with affiliates; (4) principal prepayment in the event of asset sales; (5) principal prepayment in the event of a change of control; (6) limitations on liens; (7) limitation on dividends and other payment restrictions affecting restricted subsidiaries; and (8) limitation on transfers of assets to subsidiaries.


                                   ARTICLE VII
                          APPLICATION OF SECURITIES ACT

     Section 7.1. THE SOLICITATION

     The Companies have not registered under the Securities Act the offer to exchange the New Bank Loans, New Subordinated Notes, New Stock, and Warrants for the Prepetition Bank Loans, Prepetition Notes and Prepetition Equity Interests.


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     Section 7.2. ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN

     Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act (and any equivalent state securities or "blue sky" laws) the offer of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the New Subordinated Notes, New Stock and Warrants to be issued on the Effective Date as provided in the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

     Section 1145(b) of the Bankruptcy Code provides that an entity is an "underwriter" under section 2(11) of the Securities Act if such entity (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the holders of such securities; (C) offers to buy securities offered or sold under a plan from the holders of such securities if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of a plan, or with the offer or sale of securities under a plan; or (D) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitation, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

     There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded. Also please note than the New Stock issued to the Noteholders in conjunction with


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the New Subordinated Notes shall be transferable only as strip together with the
New Subordinated Notes.

     BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE COMPANIES MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

     THE COMPANIES RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.


                                  ARTICLE VIII
               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a summary of certain Federal income tax consequences expected to result from the consummation of the Plan to Prepetition Noteholders, Prepetition Equity Interest Holders, and the Companies, and is for general information purposes only. This summary is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular Prepetition Noteholders or Prepetition Equity Interest Holders in light of their individual investment, tax circumstances and methods of accounting, particularly to Prepetition Noteholders or Prepetition Equity Interest Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and foreign taxpayers) and in light of prior actions taken by, or prior tax consequences to, particular Prepetition Noteholders and Prepetition Equity Interest Holders. In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that Holders of Prepetition Notes or Prepetition Equity Interests will hold their New Subordinated Notes, New Stock and/or Warrants as "capital assets" (generally, property held for investment) under the Tax Code. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and no opinion of counsel has been sought or obtained by the Companies with respect thereto. The following discussion assumes that Galaxy has been properly treated as a partnership for federal income tax purposes.

     PREPETITION NOTEHOLDERS AND PREPETITION EQUITY INTEREST HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES RESULTING FROM THE CONSUMMATION OF THE PLAN.


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     Section 8.1. FEDERAL INCOME TAX CONSEQUENCES TO GALAXY

     The commencement of the Chapter 11 Cases by a partnership, such as Galaxy, will not result in the creation of a separate estate or entity for federal income tax purposes, and such filing will not, in and of itself, result in any recognition of any income, gain or loss to Galaxy. Pending the liquidation of Galaxy, as described herein, income, gain, loss, deductions and credits realized by Galaxy will continue to pass through to the Prepetition Equity Interest Holders, e.g., the partners of Galaxy, for purposes of their individual federal income tax returns.

     Although, under Section 108 of the Tax Code, certain exceptions apply to the recognition of cancellation of indebtedness ("COI") income for federal income tax purposes on account of the reduction of a debtor's outstanding indebtedness, including on account of bankruptcy or insolvency of the debtor, none of those exceptions apply at the partnership level. Rather, to the extent any of those exceptions apply, they will apply at the partner level. As described below, although the Prepetition Equity Interest Holders will recognize income or gain, and may recognize some COI income, it is not anticipated that any material amount of such income will be treated as COI income. For purposes of the remainder of this discussion, it is assumed that none of the Prepetition Equity Interest Holders would qualify for any exceptions to the recognition of COI income, if any, by reason of any reduction or modification in Galaxy's outstanding indebtedness pursuant to the Plan.

     Section 8.2. CONSEQUENCES TO GALAXY, THE PREPETITION EQUITY INTEREST HOLDERS AND REORGANIZED GALAXY FROM TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES BY REORGANIZED GALAXY

     The transfer by Galaxy of its assets and certain of its liabilities (i.e., the Bank Claims and the General Unsecured Claims) to Reorganized Galaxy in return for New Stock, Warrants and New Subordinated Notes of Reorganized Galaxy will constitute a transfer to a corporation controlled by the transferor in exchange for stock and other property within the meaning of Section 351 of the Tax Code. Section 351 of the Tax Code provides generally that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such persons control the corporation. A transferor is deemed to be in control of the transferee corporation if it owns stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock. If the transferor receives, in addition to stock of the transferee corporation, other property or money, including debt instruments of the transferee corporation (generally referred to as "boot"), gain will be recognized by the transferor equal to the lesser of (i) the amount of gain realized or (ii) the sum of the fair market value of the other property and any money received. The amount realized will equal the excess of (i) the sum of the fair market value of the stock received, the face amount of any debt instruments issued by the transferee corporation, the fair market value of any other property issued, the amount of any liabilities assumed by or taken subject to by the transferee corporation and any money received over (ii) the adjusted basis of the assets transferred.

     Liabilities assumed or taken subject to by the transferee in a Section 351 transaction


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

generally are not treated as other property, e.g., as "boot". However, Section 357(c) of the Tax Code provides that if the liabilities assumed or taken subject to by the transferee corporation in a Section 351 transaction exceed the aggregate adjusted basis of the assets transferred to the corporation in the transaction, the transferor will recognize gain equal to such excess.

     The character of any gain recognized in a Section 351 transaction by reason of the receipt of property other than stock of the transferee and by reason of the application of Section 357(c) of the Tax Code, i.e., as capital gain or ordinary income, will generally depend on the nature of the assets transferred and the amount of built-in gain in such assets. In general, however, to the extent that Galaxy and Reorganized Galaxy are treated as related parties, within the meaning of Section 1239 of the Tax Code, all gain recognized on depreciable property transferred by Galaxy to Reorganized Galaxy will be treated as ordinary income to Galaxy and the Prepetition Equity Interest Holders.

     Based on the terms of the Plan, it is anticipated that the transfer of assets to, and assumption of the Bank Claims and the General Unsecured Claims by, Reorganized Galaxy will qualify as a Section 351 transaction. In accordance with Sections 351 and 357 of the Tax Code, Galaxy, and, therefore, the Prepetition Equity Interest Holders, will recognize gain, ordinary and/or capital, equal to the sum of (i) the excess, if any, of the amount of the Bank Claims and the General Unsecured Claims that are transferred to Reorganized Galaxy, to the extent such Claims constitute liabilities for federal income tax purposes and are not otherwise excluded as a liability under Section 357(c)(3) of the Tax Code (such as a liability that would have given rise to a deduction for federal income tax purposes), over the adjusted basis of Galaxy's assets transferred to Reorganized Galaxy and (ii) the lesser of (a) the fair market value of the Warrants issued by Reorganized Galaxy to Galaxy for distribution to the Prepetition Equity Interest Holders of Galaxy and the face amount of the New Subordinated Notes issued to Reorganized Galaxy for distribution to the Noteholders, or (b) the gain realized in the transaction by Galaxy. For this purpose, the gain realized by Galaxy will be equal to the excess of (i) the sum of the Bank Claims, the General Unsecured Claims, the New Subordinated Notes, and the fair market value of the New Stock and the Warrants over (ii) the adjusted basis of the Companies' assets transferred.

     Gain recognized as described in the preceding paragraph will be allocated among the Prepetition Equity Interest Holders of Galaxy in accordance with the terms of the Galaxy Partnership Agreement, as such Agreement is amended in connection with consummation of the Plan, assuming such allocation is respected for federal income tax purposes. Such gain will generally increase the adjusted basis of the Prepetition Equity Interest Holders for their Prepetition Equity Interests pursuant to Section 705 of the Tax Code. However, pursuant to Section 752 of the Tax Code, any reduction in partnership liabilities, i.e., all or a portion of the Claims, including, as described below, the cancellation of the Prepetition Notes, that were allocated to a partner for purposes of determining such partner's adjusted basis in such partner's partnership interest prior to such reduction will be treated as a deemed distribution of cash to such partner. Such deemed distribution will reduce the adjusted basis of the partner for such partner's interest in the partnership, and any excess will be treated as gain recognized by the partner as if such partner had engaged in a sale or exchange of such partnership interest. Therefore, the reduction in the amount of the Bank Claims and the General Unsecured Claims


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against Galaxy will reduce the adjusted basis of the Prepetition Equity Interest
Holders for their Prepetition Equity Interests by the amount of such Claims transferred to Reorganized Galaxy and may result in gain recognition to such Holders. The precise tax consequence to each Prepetition Equity Interest Holder will depend on the extent to which such Holder was previously entitled to include the amount of such Claims in determining such basis for such Holder's Prepetition Equity Interest in accordance with the provisions of Section 752 of the Tax Code.

     In that regard, it should be noted that depending on how such Claims, including, as described below, the amount of the Prepetition Notes, were allocated among the Prepetition Equity Interest Holders, for purposes of their adjusted basis in their Prepetition Equity Interests pursuant to Section 752 of the Tax Code and how gain from the Section 351 transaction is allocated among the Prepetition Equity Interest Holders, it is possible that any individual Prepetition Equity Interest Holder's increase in basis by reason of gain recognition in the Section 351 transaction (and any COI income, as described below) may not be offset exactly by the reduction in basis attributable to the decrease in the amount of Claims payable by Galaxy (including the reduction in the amount of the Prepetition Notes by reason of their cancellation, as described below) and allocated to such Prepetition Equity Interest Holder. It is also, therefore, possible that any such reduction in basis, pursuant to the
Section 351 transaction or the reduction in the amount of the Prepetition Notes by reason of their cancellation, as described below, will result in a Prepetition Equity Interest Holder recognizing gain to the extent such reduction exceeds the Prepetition Equity Interest Holder's adjusted basis for such Prepetition Equity Interest.

     Reorganized Galaxy will not recognize any income or gain by reason of the transfer of Galaxy assets and assumption of Galaxy Claims, as described above.

     The adjusted basis of the Galaxy assets transferred to Reorganized Galaxy in the hands of Reorganized Galaxy will generally equal the amount of such basis in the hands of Galaxy immediately before the transfer, increased by any gain recognized by Galaxy under Sections 351 and 357 of the Tax Code, as described above.

     Section 8.3. OTHER FEDERAL INCOME TAX CONSEQUENCES TO PREPETITION EQUITY INTEREST HOLDERS

     8.3.1 General

     Assuming, as described above under Section 8.2 entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - CONSEQUENCES TO GALAXY, THE PREPETITION EQUITY INTEREST HOLDERS AND REORGANIZED GALAXY FROM TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES BY REORGANIZED GALAXY," that the adjusted basis for the Prepetition Equity Interests held by Prepetition Equity Interest Holders will be increased by the gain recognized under Sections 351 and 357 of the Tax Code and reduced by the full amount of the Bank Claims and the General Unsecured Claims, to the extent included in such basis, such Prepetition Equity Interest Holders may incur an additional taxable event by reason of the cancellation of the Prepetition Notes pursuant to the Plan. Thus, Galaxy and the Prepetition Equity Interest Holders will be treated as realizing COI


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income, if any, to the extent that the adjusted issue price of the Prepetition
Notes canceled exceeds the sum of the issue price of the New Subordinated Notes and the fair market value of the New Stock received by such Noteholders. In general, pursuant to the terms of the Galaxy Partnership Agreement, as amended, and as required under Section 704(b) of the Tax Code, the Tax Regulations thereunder and certain Internal Revenue Service rulings, such COI income, if any, generally must be allocated to the Prepetition Equity Interest Holders to the extent they previously included the amount of the Prepetition Notes in determining the adjusted basis of their Prepetition Equity Interests pursuant to the provisions of Section 752 of the Tax Code. Any such COI income allocated to a Prepetition Equity Interest Holder will increase the adjusted basis of such Prepetition Equity Interest Holder in such Holder's Prepetition Equity Interest. Irrespective of whether any COI income is realized, simultaneously, such adjusted basis will be reduced by the full amount of the Prepetition Notes previously included in such basis pursuant to Section 752 of the Tax Code. To the extent such reduction, by reason of cancellation of the Prepetition Notes, exceeds a Prepetition Equity Interest Holder's basis for such Prepetition Equity Interest, after taking into account any increase and/or decrease attributable to the Section 351 transaction and any COI income realized, as described above, the Prepetition Equity Interest Holder will recognize capital gain.

     The receipt of the New Stock and Warrants by Prepetition Equity Interest Holders will not be a taxable event to the Prepetition Equity Interest Holders, except that Prepetition Equity Interest Holders will recognize gain or loss, if any, to the extent that the amount of any cash received in lieu of a fractional share or a fractional Warrant exceeds a Prepetition Equity Interest Holder's adjusted basis for such Prepetition Equity Interest Holder's Prepetition Equity Interest in Galaxy immediately prior to the liquidation of Galaxy (and after taking into account all adjustments to such adjusted basis described above).

     A Prepetition Equity Interest Holder's basis in any New Stock and Warrants distributed by Galaxy will equal such Prepetition Equity Interest Holder's adjusted basis in such Prepetition Equity Interest, if any, immediately prior to such distribution (after taking into account all adjustments to such adjusted basis described above). Prepetition Equity Interest Holders will be required to allocate such adjusted basis in their Prepetition Equity Interests between the New Stock and the Warrants, first based on the adjusted basis of such New Stock and Warrants in the hands of Galaxy which, in the case of the Warrants will equal their fair market value, and, in the case of the New Stock, will generally equal the adjusted basis of the assets transferred to Reorganized Galaxy. Thereafter, the adjusted basis of the New Stock will be increased by any unrealized appreciation in the New Stock, but not in excess of the remaining adjusted basis of the Prepetition Equity Interest Holder in such Holder's Interest in Galaxy on the date of distribution. If, however, the pre-distribution adjusted basis of the Prepetition Equity Interest Holder in such Prepetition Equity Interest Holder's Prepetition Equity Interest in Galaxy, on the date of such distribution, exceeds the adjusted basis of the New Stock and the Warrants in the hands of Galaxy, such adjusted basis in the New Stock and Warrants will be reduced in proportion to the pre-distribution adjusted basis of such New Stock and Warrants in the hands of Galaxy, but not below such adjusted basis.

     The holding period of the New Stock in the hands of the Prepetition Equity Interest Holders will include all or a portion of the holding period of such New Stock in the


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hands of Galaxy. Specifically, such holding period will be bifurcated to the extent capital gain assets, or so-called Section 1231(b) assets, on the one hand, or other assets, on the other hand, were transferred by Galaxy to Reorganized Galaxy. To the extent attributable to capital gain assets or Section 1231(b) assets, the Prepetition Equity Interest Holders' holding period for the New Stock will include Galaxy's holding period for such assets but, to the extent attributable to other assets, the Prepetition Equity Interest Holder's holding period for the New Stock will begin on the day after the date of the distribution of such New Stock. The holding period for the Warrants will begin on the day after the date of the distribution of such Warrants.

     8.3.2 Disposition

     Upon a sale, exchange, or other disposition of the New Stock or the Warrants, a Prepetition Equity Interest Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the Prepetition Equity Interest Holder's adjusted tax basis in such New Stock or Warrants. Such gain or loss will be long-term (and subject to taxation at reduced rates in the case of non-corporate Prepetition Equity Interest Holders) if the New Stock or Warrants have been held for more than one year.

     8.3.3 Exercise or Lapse of Warrants

     Upon the exercise of a Warrant, a Prepetition Equity Interest Holder will not recognize gain or loss and will have a tax basis in the New Stock received equal to the tax basis in such holder's Warrant plus the exercise price thereof. The holding period for the Warrant Shares received pursuant to the exercise of the Warrant will begin on the day following the date of exercise and will not include the period that the holder held such Warrant.

     In the event that a Warrant lapses unexercised, a Prepetition Equity Interest Holder will recognize a long-term capital loss in an amount equal to such Holder's tax basis in such Warrant.

     8.3.4 Adjustment to Exercise Price

     If at any time Reorganized Galaxy makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions of the Warrants, the Exercise Price is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of the Warrants. For example, a decrease in the Exercise Price in the event of distributions of cash or indebtedness of Reorganized Galaxy will generally result in deemed dividend treatment to holders, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for shares of New Stock will not.


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     Section 8.4. FEDERAL INCOME TAX CONSEQUENCES TO NOTEHOLDERS

     8.4.1 General

     A New Noteholder who receives New Stock and New Subordinated Notes in exchange for the Prepetition Notes (other than Claims for accrued interest) will be treated as having engaged in a sale or exchange and will recognize capital gain or loss (other than Claims for accrued interest and "market discount") equal to the difference between (i) the amount realized in respect of such Prepetition Notes and (ii) the New Noteholder's adjusted basis in such Prepetition Notes (other than Claims for accrued interest). The amount realized will equal the sum of the fair market value of the New Stock and the "issue price" of the New Subordinated Notes. Such issue price of the New Subordinated Notes is described below.

     The aggregate tax basis in any New Stock and New Subordinated Notes received by a New Noteholder will equal the amount realized in respect thereof (other than amounts allocable to any accrued interest). The adjusted basis of the New Stock in the hands of a New Noteholder will equal its fair market value on the date of receipt by the New Noteholder, and the adjusted basis of the New Subordinated Notes will equal their issue price (described in Section 8.5 below entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -TAXATION OF THE NEW SUBORDINATED NOTES ") reduced, in either case, by the amount attributable to income from accrued but unpaid interest on the Prepetition Notes.

     The holding period for the New Stock and New Subordinated Notes will begin on the day following the date of the exchange.

     8.4.2 Accrued but Unpaid Interest

     Income attributable to accrued but unpaid interest on the Prepetition Notes will be treated as ordinary income to a New Noteholder. Any New Noteholder whose accounting method did not previously require inclusion in income of accrued but unpaid interest attributable to the Prepetition Notes will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether the New Noteholder realizes an overall gain or loss. A New Noteholder who had previously included in income accrued but unpaid interest attributable to existing Claims will recognize a loss (generally deductible in full against ordinary income) to the extent such accrued but unpaid interest is not satisfied in full.

     8.4.3 Market Discount

     A New Noteholder who acquired a Prepetition Subordinated Note at a "market discount" subsequent to the initial offering of the Prepetition Subordinated Note will be required to recognize any previously unrecognized market discount as ordinary income upon the receipt of New Stock and a New Note.

     Section 8.5. TAXATION OF THE NEW SUBORDINATED NOTES


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     8.5.1 General

     The following discussion is based on applicable Tax Regulations dealing with original issue discount ("OID"):

     Under the Tax Regulations, generally, a debt instrument issued in return for the sale or exchange of property, such as the exchange of the Prepetition Notes for New Subordinated Notes and New Stock, will not have OID if the debt instrument provides for "adequate stated interest." In that case, the New Noteholder would include in income interest payments on the New Subordinated Notes in accordance with the New Noteholder's method of accounting when such interest was paid or accrued. However, for the reasons stated below, it is believed that the New Subordinated Notes will be treated as issued with OID and each New Noteholder will have to include such OID in its income in accordance with the method described below.

     Under the Tax Regulations, a debt instrument generally provides for "adequate stated interest" if its stated principal amount is less than or equal to its "imputed principal amount." "Imputed principal amount" means the sum of the present values, as of the issue date, of all payments, including payments of stated interest, due under the debt instrument, determined by using a discount rate equal to the "test rate." Such "test rate" will be the Applicable Federal Rate determined under Section 1274 of the Tax Code (a measure of rates on Treasury obligations of comparable maturity as of the date the instrument is issued). If a debt instrument has a single fixed rate of interest that is paid or compounded at least annually, and that rate is equal to or greater than the "test rate," the debt instrument has adequate stated interest (meaning that the instrument will not have OID). Inasmuch as the New Subordinated Notes provide for Reorganized Galaxy to pay interest using by increasing the principal amount of the New Subordinated Notes (referred to herein as "PIK Interest"), the New Subordinated Notes will not be treated as having adequate stated interest, i.e., the use of PIK Interest would not be considered as the payment or compounding at least annually of interest at a single fixed rate and the imputed principal amount of the New Subordinated Notes would be considered to be less than their stated principal amount.

     Accordingly, the New Subordinated Notes will be considered issued with OID for U.S. federal income tax purposes. In general, OID on the New Subordinated Notes, defined as the excess of their "stated redemption price at maturity" over their "issue price," must be included in a New Noteholder's gross income in advance of the receipt of cash representing that income (regardless of whether the New Noteholder is a cash or accrual method taxpayer).

     The "issue price" of a New Subordinated Note will equal its "imputed principal amount," as described above. The "stated redemption price at maturity" of a New Subordinated Note will equal its principal amount at maturity, plus the aggregate amount of the PIK Interest payable on such New Subordinated Note. For purposes of determining the yield to maturity of a New Subordinated Note, as discussed below, the PIK Interest will be taken into account.

     Thus, PIK Interest with respect to a New Note will not be considered as a payment of interest and instead will be aggregated with the New Note for purposes of computing


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and accruing OID on, and determining a New Noteholder's tax basis in, the New
Note.

     Reorganized Galaxy will report annually to the IRS and to record holders of the New Subordinated Notes information with respect to OID accruing during the calendar year.

     A holder of a New Note will be required to include in gross income for U.S. federal income tax purposes the sum of the "daily portions" of OID with respect to the New Note for each day of the taxable year during which such holder holds the New Note. The daily portions of OID with respect to a New Note are determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to such accrual period. Accrual periods with respect to a New Note may be any set of periods (which may be of varying lengths) selected by a New Noteholder, provided that (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the New Note occurs on either the first or final day of an accrual period.

     The amount of OID allocable to each accrual period equals the amount determined by multiplying the "adjusted issue price" of the New Note at the beginning of the accrual period by the yield to maturity of the New Note (i.e., the discount rate that, when applied to all payments under the New Note, including payments of stated interest or principal, if any, and the amount of the PIK Interest results in a present value equal to the issue price). The "adjusted issue price" at the beginning of any accrual period is the issue price of the New Note, plus the amount of OID taken into account for all prior accrual periods, minus the amount of all cash payments previously made on the New Note. This constant yield method of determining the amount of OID included in income for any period will require a holder of a New Note to include increasing amounts of OID in income in successive accrual periods.

     8.5.2 Bond Premium

     If the New Noteholder's tax basis in a New Note exceeds the remaining stated redemption price at maturity, such excess will be deductible by the holder of the New Note as amortizable bond premium over the term of the New Note under a yield-to-maturity formula if the New Noteholder makes or has already made an election under Section 171 of the Tax Code. An election under Section 171 of the Tax Code (i) is available only if the New Note is held as a capital asset, (ii) is revocable only with the consent of the IRS and (iii) applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year in which such election applies. To the extent that the excess is deducted as amortizable bond premium, the New Noteholder's adjusted tax basis in the New Note will be reduced. Current Treasury Regulations under Section 171 of the Tax Code provide that any such deduction will offset interest income on the New Note and will not be treated as a separate deduction item. Moreover, such regulations generally conform the treatment of amortizable bond premium to the treatment of OID as discussed above.

     8.5.3 Sale or Redemption

     A New Noteholder generally will recognize taxable gain or loss upon the sale, exchange, retirement or other taxable disposition of a New Note equal to the difference between


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the amount realized upon such disposition and its adjusted tax basis in the New
Note. For this purpose, a New Noteholder's adjusted tax basis in a New Note will equal the issue price of such New Note, increased by accrued OID previously included in the holder's gross income with respect to the New Note, and decreased by any cash payments made with respect thereto.

     8.5.4 Applicable High-Yield Discount Obligations

     The OID on any obligation that constitutes an "applicable high-yield discount obligation" is not deductible until paid. An "applicable high-yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the Applicable Federal Rate for the calendar month in which the obligation is issued plus five percentage points and (iii) has "significant OID." A debt instrument generally has "significant OID" if the aggregate amount (including OID) that would be includible in gross income with respect to the debt instrument for periods before the close of any accrual period that ends more than five years after the date of issue exceeds the sum of
(i) the aggregate amount of interest to be paid on the instrument before the close of such accrual period and (ii) the product of the issue price of the instrument and its yield to maturity. Moreover, if the debt instrument's yield to maturity exceeds the Applicable Federal Rate plus six percentage points, a ratable portion of the issuing corporation's deduction for OID (the "Disqualified OID"), based on the portion of the yield to maturity that exceeds the Applicable Federal Rate plus six percentage points will be permanently disallowed. In the case of corporate holders, the Disqualified OID will be treated as a dividend, eligible for the dividends received deduction, to the extent it would have been so treated had such amount been distributed by Reorganized Galaxy with respect to its stock. Whether the New Subordinated
Notes will constitute applicable high-yield debt obligations will depend on the facts and circumstances existing at the time of their issuance.

     8.5.5 Information Reporting and Backup Withholding

     Under Section 3406 of the Tax Code and applicable Tax Regulations, a noncorporate holder of New Subordinated Notes who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to interest paid thereon, or the proceeds of a sale, exchange or redemption of the New Subordinated Notes. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Noteholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining any applicable exemption. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such New Noteholder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.


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                                   ARTICLE IX
                     CONFIRMATION AND CONSUMMATION PROCEDURE

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified Claims and Interests,
(b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Companies have complied with applicable provisions of the Bankruptcy Code, (d) the Companies have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by
Section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under Section 1129(b) of the Bankruptcy
Code), (g) the Plan is in the "best interests" of all holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date.

     Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

     Section 9.1. SOLICITATION OF VOTES

     9.1.1 Voting Procedures for Plan and Requirements

     Pursuant to the Bankruptcy Code, only Classes of Claims and Equity Interests that are "impaired," as defined in Section 1124 of the Bankruptcy Code, under the Plan are entitled to vote to accept or reject the Plan. A Class is Impaired unless the Plan (i) leaves unaltered the legal, equitable or contractual rights to which the Claims or Equity Interests of that Class entitle the Holders of such Claims or Equity Interests or (ii) cures any defaults that occurred before or after the filing of the Chapter 11 Cases (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), reinstates the maturity of the debt as it existed before such default, compensates the Holders for any damages incurred as a result of any reasonable reliance upon any contractual provision or applicable law entitling the Holder to accelerate the debt, and does not otherwise alter the legal, equitable and contractual rights of such Holders. Classes of Claims and Equity Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. Classes of Claims and Equity Interests whose Holders receive or retain no property under the Plan are deemed not to have accepted the Plan and are not entitled to vote on the Plan. The classification of Claims and Equity Interests is summarized, together with notations as to whether each Class of Claims or Equity Interests is impaired or unimpaired, in
Section 5.3 above, entitled "THE PLAN OF REORGANIZATION - CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS."

     Under Section 1126(b) of the Bankruptcy Code, a holder of a claim or interest that has accepted a plan of reorganization before the commencement of a Chapter 11 Cases will be deemed to have accepted the plan for purposes of confirmation under Chapter 11 of the Bankruptcy Code if the bankruptcy court determines that the solicitation of such acceptances was in compliance with any applicable non-bankruptcy law governing the adequacy of disclosure in


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connection with such a solicitation, or there is no such applicable non-bankruptcy law, such acceptance or rejection was solicited after disclosure to such holder of adequate information as defined in Section 1125(a) of the Bankruptcy Code. Under Bankruptcy Rule 3018(b), solicitations of acceptances of a plan of reorganization before the commencement of a Chapter 11 Cases shall be rejected by a bankruptcy court if the bankruptcy court finds that (i) the plan was not transmitted to substantially all creditors and equity interest holders of the same class, (ii) an unreasonably short time was prescribed for such creditors or equity interest holders to vote on the plan or (iii) the solicitation was not in compliance with Section 1126(b) of the Bankruptcy Code. The Companies believe that their Solicitation of acceptances of the Plan complies with the requirements of Section 1126(b), Bankruptcy Rule 3018(b) and all applicable federal and state securities laws for purposes of Solicitation of acceptances or rejections of the Plan. If the Bankruptcy Court finds such compliance, then Holders casting Ballots to accept or reject the Plan will be deemed by the Bankruptcy Court to have accepted or rejected the Plan. Unless the Bankruptcy Court later determines that any acceptances of the Plan may be revoked, all such acceptances will remain in full force and effect until the Bankruptcy Court determines whether such acceptances constitute acceptances or rejections for purposes of confirmation under the Bankruptcy Code. The Companies also reserve the right to use acceptances of the Plan received in this Solicitation to seek confirmation of the Plan under any other circumstances, including the filing of an involuntary bankruptcy petition against one or more of the Companies. For a discussion of other significant conditions to confirmation under the Bankruptcy Code, see Section 9.2, "CONFIRMATION AND CONSUMMATION PROCEDURE - CONFIRMATION HEARING."

     9.1.2 Who May Vote

     The appropriate Ballots, together with the Disclosure Statement, are being distributed to all Holders of Class 2 Bank Claims, Class 3 Note Claims, and Class 6 Prepetition Equity Interests, the only Holders who are entitled to vote on the Plan. There is a separate Ballot designated for each Class of Claims and Equity Interests in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims or Equity Interests.

     Section 1126(b) of the Bankruptcy Code has been interpreted to require that a solicitation for acceptances prior to filing a plan of reorganization must include the beneficial owners of securities, regardless of whether such beneficial owners are the holders of record. Accordingly, a beneficial owner of Prepetition Securities on the Record Date is eligible to vote on the Plan, whether the Prepetition Securities were held on the Record Date in such beneficial owner's name or in the name of a brokerage firm, commercial bank, trust company or other nominee.

     9.1.3 Procedures for Holders of Existing Securities to Vote on Plan

     Registered Holders of Prepetition Securities (i.e., Prepetition Notes and Prepetition Equity Interests) will receive a Ballot. Registered Holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Prepetition Securities for their own account, they should provide copies of this Disclosure Statement and an appropriate Ballot to the beneficial owners. Any beneficial owner who has not received a


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Disclosure Statement or Ballot should contact their brokerage firm, nominee or the Information Agent.

     Because of the complexity and difficulty associated with reaching beneficial owners of publicly traded securities, many of which hold their securities in brokerage accounts and through several layers of ownership, the Companies are distributing a Ballot (i) to each holder of record of the Prepetition Notes as of the Record Date and (ii) to each bank or brokerage firm (or the agent therefor) identified by the Prepetition Indenture Trustee as an entity through which beneficial owners hold the Prepetition Notes. The banks, brokerage firms or agents shall forward a beneficial owner ballot to each beneficial owner of the Prepetition Notes for voting, along with a return envelope provided by and addressed to the bank, brokerage firm or agent, so that the beneficial owner may return the completed beneficial owner ballot to that entity. The bank, brokerage firm or agent shall summarize the individual votes of its respective beneficial owners from their individual beneficial owner Ballot on a Master Ballot and shall return such Master Ballot to the Information Agent. This procedure enables the Companies to transmit materials to the holders of their publicly traded securities and affords beneficial owners of the Prepetition Notes a fair and reasonable opportunity to vote. All Ballots and Master Ballots received from the Companies shall be returned to the Information Agent by the Voting Deadline as indicated on the Ballots. It is the responsibility of beneficial owners of Prepetition Notes who receive Ballots from a bank or brokerage firm to transmit such Ballots to the bank or brokerage firm in sufficient time to allow the bank or brokerage firm to meet this deadline.

     The Companies will request that the Court order that, solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Companies or other parties in interest in any other context, each Claim within a Class of Claims to be entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth on the Ballot or Master Ballot; provided, however, that the Companies reserve the right to object to the amount of any Claim set forth for voting purposes on a Ballot.

     The Companies intend to seek an order of the Bankruptcy Court ordering that any creditor who seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures is directed to serve on the Companies and Filed on or before the tenth (10th) day after the Petition Date, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan.

     All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm or other nominee holding Prepetition Securities in its own name on behalf of a beneficial owner, the Master Ballot, enclosed with this Disclosure Statement. Brokerage firms or other nominees holding Prepetition Securities for the account of only one beneficial owner may use a Ballot. Purported votes which are cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Information Agent at its address set forth on the applicable Ballot no later than the Voting Deadline, which is 5:00 p.m., St. Louis, Missouri, time, on October 19, 2001, which may be extended.


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     You may receive a Ballot relating to Prepetition Securities that you did not beneficially own on the applicable Record Date. You should complete only the Ballot corresponding to each class of Prepetition Securities which you beneficially owned on the Record Date. Holders who purchase or whose purchase is registered after the Record Date, and who wish to vote on the Plan must arrange with their seller to receive a proxy from the Holder of record on such Record Date, a form of which is provided with each Ballot and Master Ballot.

     Holders of Prepetition Securities who elect to vote on the Plan should complete and sign the Ballot in accordance with the instructions thereon being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Holders may not split their vote on the Plan with respect to a particular class of Prepetition Securities. A Holder must vote all securities beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Prepetition Securities are owned through more than one broker or bank, and thus a Ballot that partially accepts and partially rejects the Plan will not be counted.

     Delivery of all documents must be made to the Information Agent at its address set forth on the applicable Ballot. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

     YOU MAY RECEIVE MULTIPLE MAILINGS OF THIS DISCLOSURE STATEMENT, ESPECIALLY IF YOU OWN YOUR EXISTING SECURITIES THROUGH MORE THAN ONE BROKER OR BANK. IF YOU SUBMIT MORE THAN ONE BALLOT FOR A CLASS OR ISSUE OF EXISTING SECURITIES BECAUSE YOU BENEFICIALLY OWN SUCH EXISTING SECURITIES THROUGH MORE THAN ONE BROKER OR BANK, BE SURE TO INDICATE IN ITEM 4 OF THE BALLOT(S), THE NAME OF ALL BROKER DEALERS OR OTHER INTERMEDIATES WHO HOLD EXISTING SECURITIES FOR YOU.

     By submitting a vote for or against the Plan, you are representing to the Companies that you are the beneficial owner of the Prepetition Securities being voted or an authorized signatory for such a beneficial owner.

     9.1.4 Importance of Proper and Timely Submission of Completed Ballots

     It is important that all Holders of Class 2 Bank Claims, Class 3 Note Claims and Class 6 Equity Interest's vote to accept or to reject the Plan, because under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received from an Impaired Class of Claims or Equity Interests, the vote will be tabulated based on the ratio of (i) Allowed Claims or Equity Interests with respect to which a vote to accept was received to (ii) all Allowed Claims or Equity Interests of such Impaired Class with respect to which any valid vote was received. Therefore, it is possible that the Plan could be approved with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the entire Class of Bank Claims or the entire Class of Note Claims, or by Class 6 Prepetition Equity Interests with the affirmative vote of significantly less than two-thirds in amount of the entire Class of Equity


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Interests. Failure by a Holder of an Impaired Class 2 Bank Claim, an Impaired
Class 3 Note Claim or an Impaired Class 6 Equity Interest to submit a properly executed Ballot or Master Ballot (as appropriate) or to indicate acceptance or rejection of the Plan in accordance with the instructions set forth in the Ballot Instructions and the procedures set forth herein shall be deemed to not constitute a vote either to accept or reject the Plan. The failure to submit a properly executed Ballot or Master Ballot (when appropriate) or failing to indicate a vote either for acceptance or rejection of the Plan will not be counted as votes for or against the Plan. The Companies, with the prior written consent of the Bondholder Committee and the Prepetition Bank Agent, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice.

     EXCEPT AS OTHERWISE ORDERED BY THE BANKRUPTCY COURT, A BALLOT OR, WHERE APPROPRIATE, MASTER BALLOT, WHICH IS EITHER (i) NOT TIMELY SUBMITTED TO THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE APPLICABLE BALLOT INSTRUCTIONS, (ii) SUBMITTED TO SUCH INFORMATION AGENT WITHOUT PROPER EXECUTION OR (iii) EXECUTED AND SUBMITTED TO SUCH INFORMATION AGENT WITHOUT PROPERLY INDICATING ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT CONSTITUTE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN UNDER SECTION 1126 OF THE BANKRUPTCY CODE.

     9.1.5 Voting Deadline and Extensions

     In order to be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided by the Voting Deadline. THE VOTING DEADLINE IS OCTOBER 19, 2001, AT 5:00 P.M., ST. LOUIS, MISSOURI, TIME. Ballots must be received by the Information Agent at its address set forth on the applicable Ballot. The Companies reserve the right, with the prior written consent of the Bondholder Committee, to extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted. To extend the Voting Deadline, the Companies will make an announcement thereof (by issuance of a press release), prior to 9:00 p.m., St. Louis, Missouri, time, not later than the next business day immediately following the previously scheduled Voting Deadline. Such announcement may state that the Companies are extending the Voting Deadline for a specified period of time or on a daily basis until 5:00 p.m., St. Louis, Missouri, time, on the date on which sufficient acceptances required to seek confirmation of the Plan have been received.

     9.1.6 Withdrawal of Votes on the Plan

     The Solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted Ballot may be withdrawn only with the approval of the Bankruptcy Court.

     9.1.7 Information Agent

     Questions regarding the Plan and requests for additional copies of this Disclosure Statement, the Ballots or the Master Ballots may be directed to


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                                 Mark V. Bossi
                              Thompson Coburn LLP
                               One Firstar Plaza
                           St. Louis, Missouri 63101
                           (314) 552-6015 (telephone)
                           (314) 552-7105 (facsimile)
                       mbossi@thompsoncoburn.com (e-mail)

     Section 9.2. CONFIRMATION HEARING

     9.2.1 General Requirements

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. As promptly as practicable after the commencement by the Companies of the Chapter 11 Cases, the Companies will request the Bankruptcy Court to schedule a Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party- in-interest may object to confirmation of the Plan. Pursuant to the Bankruptcy Rules, any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector and, the nature and amount of claims or interests held or asserted by the objector and against the Companies' estates or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon
(i) Thompson Coburn LLP, Attorneys for the Companies, One Firstar Plaza, St. Louis, Missouri 63101, Attention: David A. Lander, Esq. and Mark V. Bossi, Esq.,
(ii) The United States Trustee for the Eastern District of Missouri, Thomas F. Eagleton Courthouse, 111 South Tenth Street, St. Louis, Missouri 63102; (ii) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019,
Attention: Chaim J. Fortgang, Attorneys for the Bondholder Committee, (iii) Palmer & Dodge, LLP, One Beacon Street, Boston, Massachusetts 02108, Attention:
Richard Hiersteiner, Attorneys for the Prepetition Bank Agent, (iv) the attorneys for any official committee of unsecured creditors that may be appointed in the Companies' Chapter 11 Cases, and (v) any other party upon which service is required by the Bankruptcy Court, so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

     Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the following requirements of Section 1129(a) of the Bankruptcy Code are met:


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     1.   The Plan complies with the applicable provisions of the Bankruptcy
          Code.

     2. The Companies comply with the applicable provisions of the Bankruptcy Code.

     3. The Plan has been proposed in good faith and not by any means forbidden by law.

     4. Any payment made or to be made by the Companies, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or be subject to the approval of, the Bankruptcy Court as reasonable.

     5. The Companies have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized Galaxy, or a successor to the Companies under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and interest holders and with public policy. The Companies have disclosed the identity of any "insider" who will be employed or retained by Reorganized Galaxy and the nature of any compensation for such "insider."

     6. With respect to each Impaired Class of Claims or Equity Interests, each holder of a Claim or Equity Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Companies were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

     7. With respect to each Class of Claims or Equity Interests, such Class has either accepted the Plan or is not Impaired by the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to
          Section 1129(b) of the Bankruptcy Code. See Section 9.3, entitled "CONFIRMATION AND CONSUMMATION PROCEDURE - NONCONSENSUAL CONFIRMATION."

     8. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of its Claim, the Plan provides that (i) Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Allowed Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of such Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value as of the Effective Date, equal to the Allowed Amount of such Claims, and (iii) the holder of an Allowed Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.


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     9.   If a Class of Claims or Equity Interests is Impaired under the Plan, at least one Class of Claims or Equity Interests that is Impaired by the Plan has accepted the Plan, determined without including any acceptance of the Plan by any "insider."

     10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Companies or any successor of the Companies under the Plan.

     11. All fees payable under Section 1930 of title 28 as determined by the Bankruptcy Court at the Confirmation Hearing have been paid or the Plan provides for the payment of all such fees on the Effective Date.

     12. The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in Section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period Galaxy has obligated itself to provide such benefits.

     The Companies believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below.

     9.2.2 Feasibility of the Plan

     In connection with confirmation of the Plan, Section 1129(a)(11) requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Companies. This is the so-called "feasibility" test.

     To support its belief in the feasibility of the Plan, the Companies have prepared the Projections for the years 2001 through 2003. No independent investigation of the accuracy or completeness of the Projections has been performed. See Section 3.10 above, entitled "BUSINESS AND PROPERTIES OF THE COMPANY - FINANCIAL PROJECTIONS UPON RESTRUCTURING."

     The Projections indicate that Reorganized Galaxy should have sufficient cash flow to make the payments required under the Plan on the Effective Date and to repay and service its debt obligations and to maintain its operations. Accordingly, the Companies believe that the Plan complies with the standard of
Section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Companies caution that no representations can be made as to the accuracy of the Projections or as to Reorganized Galaxy's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Companies. Some assumptions may not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Companies financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances


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that may cause actual results to vary from the projected results, and the variations may be material and adverse. See Article VI above, entitled "RISK FACTORS" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE COMPANIES' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANIES, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

     9.2.3 Best Interests Test

     As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Companies were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

     The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Companies' assets and properties in the context of a Chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Companies' assets and the cash held by the Companies at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Companies' businesses and the use of Chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

     The Companies' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the


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Companies during the Chapter 11 Cases and allowed in the Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Companies both prior to, and during the pendency of, the Chapter 11 Cases.

     The foregoing types of claims, costs, expenses, and fees and such other claims which may arise in a liquidation case or result from a pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and unsecured claims.

     In applying the "best interests test," it is possible that claims and equity interests in the Chapter 7 case may not be classified according to the seniority of such claims and equity interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-Chapter 11 unsecured claims which have the same rights upon liquidation and would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Companies' Chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor. Therefore, creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a Chapter 7 liquidation case.

     The Companies believe that the most likely outcome of liquidation proceedings under Chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full with interest. Consequently, the Companies believe that in a Chapter 7 case, Holders of Note Claims would likely receive less than they would receive under the Plan and Holders of Equity Interests would receive no distributions of property.

     After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects of the departure of key employees and the loss of major customers and suppliers, and (iv) substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case, the Companies have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Companies under Chapter 7 of the Bankruptcy Code.


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

     Moreover, the Companies believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be further prolonged.

     As illustrated by the liquidation analysis set forth in Exhibit C hereto, the Companies believe that under the Plan, each Holder of an Impaired Claim in Class 2 and Class 3, and each Holder of an Impaired Equity Interest in Class 6, will receive on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Companies were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, the Companies believe the Plan satisfies the requirements of the best interests test set forth in Section 1129(a)(7) of the Bankruptcy Code.

     Section 9.3. NONCONSENSUAL CONFIRMATION

     In the event that any Impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under Section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such Class. Confirmation under Section 1129(b) of the Bankruptcy Code requires that at least one Impaired Class of Claims accepts the Plan, excluding any acceptance of the Plan by an "insider" (as that term is defined in section 101 of the Bankruptcy Code). In the event that Class 2 or Class 3 accepts the Plan, the Companies intend to seek confirmation of the Plan notwithstanding the nonacceptance of one or more other Impaired Classes.

     9.3.1 No Unfair Discrimination

     A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting Class if the value of the cash and/or securities to be distributed to the nonaccepting Class is equal or otherwise fair when compared to the value of distributions to other Classes whose legal rights are the same as those of the nonaccepting Class. The Companies believe that the Plan would not discriminate unfairly against any nonaccepting Class of Claims or Equity Interests.

     9.3.2 Fair and Equitable Test

     The "fair and equitable" test of Section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and interests with respect to any nonaccepting Class or Classes. The "fair and equitable" test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests, and includes the following treatment:


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     Secured Claims. A plan is fair and equitable with respect to a nonaccepting class of secured claims if (1) the holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder's interest in the collateral, (2) the holder of each claim in such class will receive the proceeds from any sale of such collateral or (3) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.

     In the event that either Class 2 or Class 3 does not accept the Plan, the Companies believe and will be prepared to demonstrate at the Confirmation hearing that the Plan is "fair and equitable" with respect to such classes, because, in each case, the holder of each claim in such class will both (1) retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder's interest in the collateral, and (2) realize the indubitable equivalent of its allowed secured claim.

     Unsecured Claims. A plan is fair and equitable with respect to a nonaccepting class of unsecured claims if (1) the holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (2) holders of claims or interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest.

     Equity Interests. A plan is fair and equitable with respect to a nonaccepting class of interests if the plan provides that (1) each member of such class receives or retains on account of its interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (2) holders of interests that are junior to the interests of such class will not receive or retain any property under the plan on account of such junior interests.

     In the event that Class 6 does not accept the Plan, the Companies believe and will be prepared to demonstrate at the Confirmation Hearing that the Plan is "fair and equitable" with respect to such Impaired Class of Equity Interests, because, no class that is junior to such dissenting class will receive or retain any property on account of the claims or equity interests in such class.


                                    ARTICLE X
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Companies under Chapter 7 or Chapter 11 of the Bankruptcy Code.


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     Section 10.1. CONTINUATION OF THE CHAPTER 11 CASE

     If the Companies were to commence the Chapter 11 Cases and remain in Chapter 11, the Companies could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Companies could survive as going-concerns in a protracted Chapter 11 case. The Companies could have difficulty sustaining the high costs, operating financing, and the confidence of customers and trade vendors by remaining in Chapter 11. Ultimately, the Companies (or other parties in interest) could propose another plan or attempt to liquidate the Companies under Chapter 7 or Chapter 11. Such plans might involve either a reorganization and continuation of the Companies' businesses, or an orderly liquidation of their assets, or a combination of both.

     Section 10.2. LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If the Plan is not confirmed, the Chapter 11 Cases could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee would be appointed to liquidate promptly the assets of the Companies.

     The Companies believe that in liquidation under Chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustees, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of Galaxy's operations and the failure to realize the greater going-concern value of the assets.

     The Companies could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under Chapter 7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     The Companies' liquidation analysis, prepared with their financial advisors and included above in this Disclosure Statement, is by law premised upon a liquidation in a Chapter 7 case. In that analysis, the Companies have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.


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                                   ARTICLE XI
                                   CONCLUSION

     BASED ON ALL OF THE FACTS AND CIRCUMSTANCES, THE COMPANIES CURRENTLY BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE COMPANIES, THEIR CREDITORS, EQUITY INTEREST HOLDERS, AND THEIR ESTATES. The Plan provides for an equitable and early distribution to creditors and stockholders, and preserves the going concern value of Galaxy. The Companies believe that alternatives to confirmation of the Plan could result in significant delays, litigation, and costs, as well as a reduction in the going concern value of Galaxy and a loss of jobs by many Galaxy employees. FOR THESE REASONS, THE COMPANIES URGE YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

Dated: September 17, 2001

                                        GALAXY TELECOM, L.P.

                                        BY: GALAXY TELECOM INVESTMENTS, L.L.C.


                                        By:        /s/ J. Keith Davidson
                                            ------------------------------------
                                            Name:  J. Keith Davidson
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

                                        - and -

                                        BY: GALAXY TELECOM, INC.


                                        By:        /s/ J. Keith Davidson
                                            ------------------------------------
                                            Name:  J. Keith Davidson
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

                                        GALAXY TELECOM CAPITAL CORP.


                                        By:        /s/ J. Keith Davidson
                                            ------------------------------------
                                            Name:  J. Keith Davidson
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


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                                        COUNSEL:


                                        By:        /s/ Mark V. Bossi
                                            ------------------------------------
                                            David A. Lander
                                            Mark V. Bossi
                                            Thompson Coburn LLP
                                            One Firstar Plaza, Suite 3500
                                            St. Louis, Missouri 63101
                                            (314) 552-6015 (Phone)
                                            (314) 552-7015 (Fax)









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